Filed Pursuant to Rule 424(b)3
File No. 333-148169

PROSPECTUS

(Proposed holding company for Malvern Federal Savings Bank)
 Up to 3,115,350 Shares of Common Stock
 (Anticipated Maximum)

          Malvern Federal Bancorp, Inc. is offering shares of common stock in an initial public offering. Malvern Federal Bancorp is being organized by Malvern Federal Savings Bank in connection with its reorganization into the mutual holding company form of organization. The shares we are offering will represent 43.0% of our outstanding common stock. Malvern Federal Mutual Holding Company, a mutual holding company being formed by Malvern Federal Savings Bank in connection with its reorganization, will own 55% of our outstanding common stock. The remaining 2.0% of our common stock will be contributed to the Malvern Federal Charitable Foundation, a charitable foundation to be formed by Malvern Federal Savings Bank as part of the reorganization. We expect that the common stock of Malvern Federal Bancorp, Inc. will be quoted on the Nasdaq Global Market under the symbol “MLVF.”

          Stifel, Nicolaus & Company, Incorporated will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. All shares offered for sale are being offered at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering.

          We are offering up to 3,115,350 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,302,650 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market or financial conditions, the independent appraiser determines our pro forma market value has increased, we may sell up to 3,582,653 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to expire at 12:00 noon, Eastern time, on March 18, 2008. We may extend this expiration date without notice to you until May 2, 2008.

          Certain current and former depositors and certain borrowers of Malvern Federal Savings Bank have priority rights to purchase shares. Orders placed by them will take priority over any orders placed by the public. The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond May 2, 2008. If the offering is extended beyond May 2, 2008, subscribers will be notified and will be given the right to confirm, change or cancel their orders, and funds will be returned promptly, with interest, to subscribers who do not respond to this notice. Funds received before completion of the offering, up to the minimum of the offering range, will be maintained in a segregated account at Malvern Federal Savings Bank. Funds received in excess of the minimum of the offering range may be held in a segregated account at Malvern Federal Savings Bank, or at our discretion, in an escrow account at an independent insured depository institution. In either case, we will pay interest on all funds received, at a rate equal to Malvern Federal Savings Bank’s passbook rate, which is currently 0.7% per annum. If we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds, with interest calculated at Malvern Federal Savings Bank’s passbook rate.

          The Office of Thrift Supervision has conditionally approved our plans of reorganization and stock issuance. However, such approval does not constitute a recommendation or endorsement of this offering.

          This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY
Price per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted

Number of shares	2,302,650	3,115,350	3,582,653
Gross offering proceeds	$23,026,500	$31,153,500	$35,826,530
Estimated offering expenses(1)	$1,045,000	$1,045,000	$1,045,000
Estimated selling agent fees	$205,000	$279,000	$321,000
Estimated net proceeds	$21,776,500	$29,829,500	$34,460,530
Estimated net proceeds per share	$9.46	$9.58	$9.62

(1)	Excludes selling agent fees and expenses payable to Stifel, Nicolaus & Company, Incorporated in connection with the offering.

          These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          For assistance, please contact our Stock Information Center toll-free at (866) 790-MFSB(6372).

Stifel Nicolaus

The date of this prospectus is February 11, 2008

MALVERN FEDERAL SAVINGS BANK
★ Headquarters
42 East Lancaster Avenue
Paoli
● Banking Offices
Paoli Financial Center
34 East Lancaster Avenue
Paoli
Exton Financial Center
109 North Pottstown Pike
Exton
Berwyn Financial Center
650 Lancaster Avenue
Berwyn
Lionville Financial Center
537 West Uwchlan Avenue
Downingtown
Coventry Financial Center
1000 Ridge Road
Pottstown
Malvern Financial Center
100 West King Street
Malvern
Westtown Financial Center
100 Skiles Boulevard
West Chester
PENNSYLVANIA
PHILADELPHIA
Coventry
Lionville
Exton
Malvern
Paoli
Berwyn
Westtown
Chester County

[This Page Intentionally Left Blank]

SUMMARY

          This summary highlights selected information from this document and may not contain all the information that is important to you. To fully understand the reorganization and offering, you should read this entire document carefully, including the consolidated financial statements and the notes to consolidated financial statements of Malvern Federal Savings Bank.

Malvern Federal Mutual Holding Company

          Upon completion of the reorganization, Malvern Federal Mutual Holding Company, a to-be-formed federally chartered mutual holding company, will become the mutual holding company parent of Malvern Federal Bancorp, Inc. Malvern Federal Mutual Holding Company is not currently an operating company and has not engaged in any business to date. Initially, Malvern Federal Mutual Holding Company will own 55.0% of Malvern Federal Bancorp’s outstanding common stock after the reorganization and offering. So long as Malvern Federal Mutual Holding Company is our mutual holding company, it must always own at least a majority of the voting stock of Malvern Federal Bancorp. Presently, it is expected that the only business activity of Malvern Federal Mutual Holding Company will be to own a majority of Malvern Federal Bancorp’s common stock. The directors and officers who manage Malvern Federal Savings Bank also will manage Malvern Federal Bancorp and Malvern Federal Mutual Holding Company.

Malvern Federal Bancorp, Inc.

          Malvern Federal Bancorp, Inc. will be formed as a federal corporation and will be the mid-tier holding company for Malvern Federal Savings Bank following the reorganization. A federal corporation is generally not subject to state business organization laws. We are not currently an operating company and have not engaged in any business to date. Immediately upon completion of the reorganization and offering, it is expected that the business activities of Malvern Federal Bancorp will be to hold all of the issued and outstanding shares of common stock of Malvern Federal Savings Bank. Our executive offices will be located at the current headquarters of Malvern Federal Savings Bank at 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, and our telephone number will be (610) 644-9400.

Malvern Federal Savings Bank

          Malvern Federal Savings Bank is a federally chartered mutual savings bank which was originally organized in 1887. As of September 30, 2007, the bank had $551.9 million in total assets, $433.5 million in total deposits and $44.0 million in equity. We operate out of our headquarters in Paoli, Pennsylvania, approximately 25 miles from downtown Philadelphia, and seven additional financial centers located throughout Chester County, Pennsylvania. Malvern Federal Savings Bank is a community oriented savings bank offering a variety of deposit products and services as well as providing single-family residential loans, commercial real estate and construction loans and, to a lesser degree, consumer loans, primarily to individuals, families and small to mid-sized businesses located in the Chester County market area as well as contiguous counties in southeastern Pennsylvania. As of September 30, 2007, $193.5 million or 40.4% of the bank’s total loans (including loans held for sale) consisted of one-to four-family residential mortgage loans and $108.5 million or 22.7% consisted of commercial real estate loans.

Our Business Strategy

          Malvern Federal Savings Bank’s mission is to operate and grow a profitable community focused financial institution while protecting its franchise through prudent operating standards. We plan to achieve this by executing our strategy of:

•	growing and diversifying our loan portfolio by, among other things, increasing our origination of commercial real estate loans;

•	growing our franchise by expanding our financial center network in our market area and contiguous communities;

•	increasing our market share in our current markets;

•	increasing our core deposits;

•	maintaining high asset quality; and

•	continuing to provide exceptional service to attract and retain customers.

          We believe our mutual holding company reorganization and offering will assist us in implementing our business strategy by increasing our capital base which will support continuing growth in our lending operations and facilitate the expansion of our franchise through the opening of additional de novo branch offices or possible acquisitions of other financial institutions. After our reorganization and offering, we will also be able to use stock-related incentive programs to attract and retain executives and other personnel, which we expect will permit us to expand our lending capabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” on page 39.

Our Market Area

          We conduct business from our headquarters in Paoli, Pennsylvania, approximately 25 miles west of Philadelphia, and seven financial centers located throughout Chester County, Pennsylvania. Our primary lending efforts are focused in Chester County and Delaware and Montgomery Counties, which are contiguous to Chester County and also are within the greater Philadelphia market area. The economy within our market area is relatively diverse, with a variety of operating sectors. Chester County, Pennsylvania is relatively affluent, and its population has grown at a faster rate than national and Pennsylvania growth rates. See “Business of Malvern Federal Savings Bank – Our Market Area.”

Reorganization to the Mutual Holding Company Structure and Stock Issuance

          The reorganization involves a series of transactions by which Malvern Federal Savings Bank will reorganize from its current structure as a mutual savings bank to the mutual holding company structure. Following the reorganization, Malvern Federal Savings Bank will become a wholly owned subsidiary of Malvern Federal Bancorp. Malvern Federal Mutual Holding Company will own more than a majority of the to-be outstanding shares of Malvern Federal Bancorp common stock, and will be entitled to vote on matters required to be put to a vote of stockholders of Malvern Federal Bancorp. As a stock savings bank, Malvern Federal Savings Bank intends to continue to follow its existing business strategies and will remain subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

          As part of the reorganization, we are offering between 2,302,650 and 3,115,350 shares of our common stock for sale at $10.00 per share, which corresponds to the offering range based on our independent appraisal. Subject to regulatory approval, we may increase the amount of stock to be sold to 3,582,653 shares or $35.8 million without any further notice to you if market or financial conditions change before we complete the reorganization and offering. In addition, we propose to contribute an amount equal to 2.0% of the to-be outstanding shares of our common stock to the Malvern Federal Charitable Foundation. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and offerings. RP Financial, LC.’s appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded mutual holding company subsidiaries that RP Financial, considered comparable to us. The offering range is based on the appraisal report of RP Financial, LC., which was originally issued on December 7, 2007 and which was subsequently updated as of January 25, 2008.

          In the mutual holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase the amount of funds available to us for lending and investment purposes. This will provide greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to provide stock-based incentives to our directors, officers and employees.

          Unlike a standard mutual to stock conversion where all of the common stock of the holding company is sold to the public, a mutual holding company reorganization requires that a majority of the stock holding company’s

(i.e., Malvern Federal Bancorp) common stock be held by a mutual holding company (i.e., Malvern Federal Mutual Holding Company). The common stock we are offering represents a minority interest in Malvern Federal Bancorp.

          This chart shows our proposed new structure after the reorganization and offering:

The Offering

          We are offering between 2,302,650 shares and 3,115,350 shares of our common stock for sale at a purchase price of $10.00 per share on a priority basis to depositors and certain borrowers of Malvern Federal Savings Bank, our employee stock ownership plan and the public. No commission will be charged to investors during the offering period. All purchasers of our common stock in the offering will pay the same cash price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to 3,582,653 shares without any further notice to you if, as a result of regulatory conditions, demand for the shares or changes in market or financial conditions, the independent appraiser determines that the market value has increased. We also intend to make a charitable contribution of 2.0% of our to-be outstanding shares of common stock to the Malvern Federal Charitable Foundation. Shares may also be offered to the general public in a community offering, which may commence during or subsequent to the subscription offering to our depositors and certain borrowers, or in a syndicated community offering.

The Downturn In Market Prices For Financial Institution Stocks Has Affected Our Appraised Value

          During the fourth quarter of 2007 and continuing into January 2008, market prices for stocks of thrifts and mutual holding company institutions trended downward. Market conditions for financial institution stocks resulted in a downward adjustment in the pro forma appraised value of the common stock we are offering. In its original appraisal report, dated as of December 7, 2007, our independent appraiser, RP Financial LC., made a moderate downward adjustment in the pro forma market value of our common stock due to market conditions for financial institution stocks. The amount of the downward adjustment was not quantified by RP Financial, consistent with the guidelines of the Office of Thrift Supervision. In its December 2007 appraisal report, RP Financial noted that the SNL Index for all publicly traded thrifts had decreased 34.1% over the preceding 12 months and 35.3% year-to-date. At December 7, 2007, the SNL MHC Index had decreased 9.8% over the preceding 12 months and 10.3% year-to-date. RP Financial updated its appraisal report as of January 25, 2008. As a result of the January 2008 appraisal update, our fully converted valuation range was reduced by 10% from $70.0 million at the mid-point of the valuation range to $63.0 million. As a result, we revised the offering range and the net proceeds of the offering will be approximately $2.9 million, or 10.2%, less at the mid-point of the offering range from what we originally anticipated based on the December 2007 appraisal report. In updating its appraisal report, RP Financial noted that thrift stocks generally had experienced further deterioration since the date of its original appraisal report. RP Financial noted that the SNL Index for all publicly traded thrifts at January 25, 2008 had declined 12.1% since its original December 7, 2007 report, and the SNL MHC Index had decreased 7.7% since the original appraisal report. As a result, RP Financial concluded that a more significant downward adjustment was appropriate due to market conditions and, accordingly, reduced the appraised pro forma value of our common stock. While the market conditions for financial institution stocks has not had any material impact on Malvern Federal Savings Bank or Malvern Federal Bancorp, if the market prices for financial institution stocks had not declined in recent periods so that there was no downward market adjustment made in our appraisal valuation, all other things being equal, the pro forma appraised value of the Malvern Federal Bancorp common stock being offered would be higher. If we had a higher appraised value and were offering the same number of shares at the $10.00 per share offering price, we would have higher net proceeds. However, a higher appraised value would result in higher price to pro forma net earnings multiples and higher price to pro forma book value ratios to subscribers.

Reasons for the Reorganization and Offering

          We are pursuing the reorganization and offering for the following reasons:

•	The additional funds resulting from the reorganization and offering will support future growth and geographic expansion of our banking operations, as well as provide increased lending capability.

•	To enhance our future earnings and profitability through reinvesting and leveraging the net proceeds, primarily through traditional lending and investing activities.

•	To enhance our current compensation programs through the addition of stock-based benefit plans, which we expect will help us to attract and retain qualified directors, officers and employees.

•

The reorganization and offering will facilitate our ability to make acquisitions of other institutions in the future (although we do not currently have any plans, agreements or understandings regarding any acquisition transactions).

•	To form a charitable foundation to benefit the communities we serve.

•	To structure our organization in a form that will enable us to access the capital markets.

          We believe that this is the right time for Malvern Federal Savings Bank to reorganize into the mutual holding company form and issue stock in the offering. We believe that we can continue to grow our loan portfolio, particularly in the commercial real estate and construction and development areas. The increased capital from the offering proceeds will enable us to have the flexibility to make larger loans than we have been able to in the past. In addition, we believe that there may be opportunities to make acquisitions of other financial institutions in the future as consolidation continues in the financial sector. The proceeds from the offering as well as the stock form of ownership will facilitate our ability to consider acquisitions in the future.

Conditions to Complete the Offering

          We cannot complete the offering unless:

•	Our members approve the plan of reorganization at the special meeting to be held on March 28, 2008;

•	We sell at least the minimum number of shares offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the reorganization and the offering.

How We Determined the Price Per Share and the Offering Range

          The offering range is based on an independent appraisal of Malvern Federal Bancorp’s pro forma market value following the reorganization and offering by RP Financial, LC., an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Malvern Federal Bancorp assuming the sale of shares in this offering. RP Financial has estimated that in its updated opinion as of January 25, 2008, our estimated pro forma market value on a fully converted basis (meaning an assumed issuance of 100% of our shares to the public, rather than 45%) was between $53.6 million and $72.5 million, with a midpoint of $63.0 million (this is sometimes referred to as the valuation range). The appraisal was based in part upon Malvern Federal

Savings Bank’s financial condition and operations and the effect of the additional capital which will be raised in this offering.

          The following shows the number of shares that will be issued to our mutual holding company, sold in the reorganization and offering and contributed to the Malvern Federal Charitable Foundation based on the valuation range and $10.00 per share offering price.

	Shares At the Minimum of the Offering Range	Percentage of To-Be Outstanding Shares	Shares At the Maximum of the Offering Range	Percentage of To-Be Outstanding Shares

Shares issued to Malvern Federal Mutual Holding Company	2,945,250	55%	3,984,750	55%

Shares sold in offering	2,302,650	43%	3,115,350	43%

Shares contributed to charitable foundation	107,100	2%	144,900	2%

Total	5,355,000	100.0%	7,245,000	100.0%

          RP Financial’s appraisal incorporates an analysis of a peer group of publicly traded mutual holding company institutions that RP Financial considers to be comparable to Malvern Federal Bancorp, including an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. The peer group is comprised of ten publicly-traded mutual holding company subsidiaries (that is, the companies which are in the peer group are not fully converted companies, and have the same corporate structure that Malvern Federal Bancorp will have upon completion of the reorganization) located in the Mid-Atlantic region of the United States with assets between $350.0 million and $1.0 billion and which were profitable on a reported and core earnings basis. RP Financial applied the peer group’s fully converted pricing ratios, as adjusted for certain qualitative valuation adjustments to account for differences between us and the peer group, to our pro forma earnings and book value to derive our estimated pro forma market value. As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial’s primary methodology was to value our common stock assuming we were issuing 100% of our stock to the public rather than 45.0% to the public (including 2.0% to be contributed to the Malvern Federal Charitable Foundation) and 55.0% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial’s appraisal included limited information comparing certain publicly reported pricing ratios of the peer group (without adjusting them based on the assumption that they had completed a second-step conversion) with the pro forma value of the proposed 45.0% minority stock issuance by Malvern Federal Bancorp (including 2.0% of the to-be outstanding shares to be contributed to the Malvern Federal Charitable Foundation).

          The following table reflects the pricing ratios on a reported basis for the peer group (based upon publicly reported earnings and book value per share) and on a pro forma basis for the proposed 45.0% minority stock issuance by Malvern Federal Bancorp in the offering and the contribution to the Malvern Federal Charitable Foundation.

	Selected Mutual Holding Company (not fully converted) Pricing Ratios

	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value

Malvern Federal Bancorp (pro forma)(1)
Maximum, as adjusted	42.82	x	111.36%	111.36%
Maximum	37.26		102.46	102.46
Midpoint	32.42		93.81	93.81
Minimum	27.57		84.18	84.18
Valuation of peer group companies as of January 25, 2008(2)
Averages	30.63	x	149.18%	158.49%
Medians	32.27		130.58	145.71

(1)	Based on earnings for the twelve months ended December 31, 2007 and book value as of December 31, 2007.

(2)	Reflects earnings for the then-most recent trailing twelve-month period for the ten mutual holding company (not fully converted) subsidiaries in the peer group for which data was publicly available.

          Compared to the average pricing of the peer group on a reported basis, Malvern Federal Bancorp’s pro forma pricing ratios for the 45.0% minority stock issuance at the maximum of the offering range indicated a premium of 21.6% on a price-to-earnings basis and a discount of 31.3% on a price-to-book basis and 35.4% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 5.8% premium on a price-to-earnings basis and discounts of 37.1% on a price-to-book basis and 40.8% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the offering.

          The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Malvern Federal Bancorp adjusted to their fully converted equivalent values.

	Fully Converted Equivalent Pro Forma

	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value

Malvern Federal Bancorp (pro forma)(1)
Maximum, as adjusted	39.20	x	72.46%	72.46%
Maximum	34.44		68.49	68.49
Midpoint	30.21		64.39	64.39
Minimum	25.92		59.59	59.59
Valuation of peer group companies as of January 25, 2008(2)
Averages	27.73	x	84.26%	87.20%
Medians	29.26		81.52	86.73

(1)	Based on earnings for the twelve months ended December 31, 2007 and book value as of December 31, 2007.

(2)	Reflects earnings for the then-most recent trailing twelve-month period for which data was publicly available.

          Compared to the average pricing of the peer group, Malvern Federal Bancorp’s pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a premium of 24.2% on a price-to-earnings basis and discounts of 18.7% on a price-to-book basis and 21.5% on a price-to-tangible book basis. The term “fully-converted” means that RP Financial assumed that all of our common stock had been sold to the public, rather than the 45% minority position to be issued in this offering. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a premium of 8.9% on a price-to-earnings basis and discounts of 23.6% on a price-to-book basis and 26.2% on a price-to-tangible book basis compared to the averages for our peer group.

          It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity. In addition, as the offering price approaches 100% of the pro forma book value per share, it is more likely to substantially exceed the price-to-earnings ratios of comparable peer group institutions.

          RP Financial’s calculation of the fully converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the January 25, 2008 valuation date.

          In accordance with the regulations and policies of the Office of Thrift Supervision, the reorganization and offering range is based upon the estimated pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our board of directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book and price-to-tangible book information summarized in the tables above, and approved the appraisal of RP Financial and the 45.0% minority stock issuance (including the shares to be contributed to the Malvern Federal Charitable Foundation). The appraisal report of RP Financial indicated that, in comparing Malvern Federal Bancorp to the peer group, certain adjustments to their pricing multiples should be made including an upward adjustment for market area. RP Financial made a downward adjustment due to stock market conditions for thrift stocks. The board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial’s report.

          The $10.00 per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving mutual holding company reorganizations of banking institutions. Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. We are offering 43% of our shares of common stock for sale to the public in the offering and we are contributing 2% of the to-be outstanding shares to the Malvern Federal Charitable Foundation. Accordingly, at the minimum of the reorganization and offering range, we are offering 2,302,650 shares, and at the maximum, as adjusted, of the offering range we are offering 3,582,653 shares in the subscription offering. The appraisal will be updated before the offering is completed. If the pro forma market value of the 43% minority interest in the common stock to be sold in the offering at that time is either below $23.0 million or above $35.8 million, we will notify subscribers, cancel their orders and return their subscription funds and provide subscribers with the opportunity to place new orders for stock. See “The Reorganization and Offering - How We Determined the Price Per Share and the Offering Range” for a description of the factors and assumptions used in determining the stock price and offering range.

          The independent appraisal does not indicate market value. Do not assume or expect that our valuation discussed above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

After-Market Stock Price Performance of Mutual Holding Company Offerings

          The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from January 1, 2007 through January 25, 2008. “First-step” mutual holding company offerings are initial public offerings by companies in the mutual holding company form of organization.

	Date of IPO	Gross Proceeds (In millions)	Appreciation (Depreciation) From Initial Offering Price

Issuer (Market/Symbol)			One Day	After 1 Week	After 1 Month	Through 01/25/08

Meridian Interstate Bancorp, Inc. (Nasdaq: EBSB)	01/23/2008	$100.5	(4.0)%	n/a	n/a	(4.4)%
Sound Financial, Inc. (OTCBB: SNFL)	01/09/2008	13.0	(10.0)	(9.4)	n/a	(8.5)
Northfield Bancorp, Inc. (Nasdaq: NFBK)	11/08/2007	192.7	4.5	16.7	4.9	2.5
LaPorte Bancorp, Inc. (Nasdaq: LPSB)	10/15/2007	13.0	(8.1)	(17.2)	(18.7)	(28.6)
FSB Community Bancshares, Inc. (Nasdaq: FSBC)	08/15/2007	8.4	0.0	0.0	(5.0)	(14.3)
Beneficial Mutual Bancorp, Inc. (Nasdaq: BNCL)	07/16/2007	236.1	(7.9)	(6.2)	(13.0)	(2.1)
Hometown Bancorp, Inc (OTCBB: HTWC)	06/29/2007	10.7	0.0	0.0	(5.0)	(28.0)
TFS Financial Corporation (Nasdaq: TFSL)	04/23/2007	1,002.0	17.9	17.2	23.3	13.2
Sugar Creek Financial Corp. (OTCBB: SUGR)	04/04/2007	4.1	0.0	5.0	6.0	(9.0)
Delanco Bancorp, Inc. (OTCBB: DLNO)	04/02/2007	7.4	0.0	0.0	(5.0)	(27.5)
Oritani Financial Corp. (Nasdaq: ORIT)	01/24/2007	121.7	59.7	53.5	55.0	20.0
Polonia Bancorp (OTCBB: PBCP)	01/16/2007	14.9	1.0	0.1	0.6	2.7
MSB Financial Corp. (Nasdaq: MSBF)	01/05/2007	25.3	23.0	21.2	19.3	(4.5)
Average—all transactions		134.6	5.9	6.7	5.7	(6.8)
Median		14.9	0.0	0.1	0.6	(4.5)

          This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Malvern Federal Bancorp, the pricing ratios for their offerings were in some cases different from the pricing ratios for Malvern Federal Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section.

          You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. For example, as the above table illustrates, the stock of several companies traded at or below their initial offering price at various times through January 25, 2008. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual holding company reorganizations.

          You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some recent mutual holding company offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

We Will Form the Malvern Federal Charitable Foundation

          We intend to establish a charitable foundation, to be named the Malvern Federal Charitable Foundation, as part of the reorganization. Subject to approval by at least a majority of the votes eligible to be cast by members of Malvern Federal Savings Bank, we intend to make a contribution of shares of Malvern Federal Bancorp equal to 2.0% of the to-be outstanding shares. The number of shares to be contributed to the charitable foundation will range from 107,100 shares to 144,900 shares, based upon the minimum and maximum of offering range, respectively, or 166,635 shares in the event we sell shares at the maximum, as adjusted, of the offering range. The charitable foundation will continue the commitment of Malvern Federal Savings Bank to the communities we serve and will provide funding to support charitable causes and community development activities. Our contribution to the charitable foundation at the maximum of the offering range will reduce our net income by $891,135, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2008. The amount of common stock that we are offering for sale would be greater if the reorganization did not include the formation of, and contribution to, the Malvern Federal Charitable Foundation. If the members approve the plan of reorganization but not the establishment of, and contribution to, the Malvern Federal Charitable Foundation, Malvern Federal Savings Bank intends to complete the reorganization without establishing the foundation. For a further discussion of the financial impact of the foundation, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without The Foundation.”

Benefits to Management from the Reorganization and Offering

          Our employees, officers and directors will benefit from the reorganization and offering due to the implementation of various stock-based benefit plans either adopted in connection with the reorganization and offering or subsequent to its completion.

•	Full-time employees, including officers, will be participants in our employee stock ownership plan which will purchase shares of common stock in the offering;

•	Subsequent to completion of the reorganization, we intend to implement a:

•• stock recognition and retention plan; and

•• stock option plan

which will benefit our employees and directors.

          Our employee stock ownership plan will buy 3.92% of the total shares of common stock to-be outstanding with a loan from Malvern Federal Bancorp using a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the employee stock ownership plan over a period of time at no cost to the employees.

          Applicable regulations of the Office of Thrift Supervision require that the stock recognition and retention and stock option plans adopted after completion of the reorganization be approved by a majority of the total votes cast by stockholders other than Malvern Federal Mutual Holding Company. Such shareholder approval cannot be obtained earlier than six months after the reorganization. If the stock recognition and retention and stock option plans are approved by our shareholders, we intend to grant stock awards and options to our employees and directors. The stock awards will consist of shares of Malvern Federal Bancorp common stock which will be issued at no cost to the recipients. The options will likewise be issued to directors and employees without cost to them but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options. Malvern Federal Bancorp intends that such plans will comply with all then applicable regulations of the Office of Thrift Supervision.

          You will find more information about our employee stock ownership plan and the stock recognition and retention and stock option plans by reading the section of this document entitled “Our Management - New Stock Benefit Plans” on page 93.

          The following table summarizes the stock benefits that our directors, officers and employees may receive at the midpoint of the offering range.

Plan	Individuals Eligible To Receive Awards	Percentage of Shares Issued(1)	Number of Shares Based on Midpoint of Offering Range	Value of Shares Based on Midpoint of Offering Range

Employee stock ownership plan	All full-time employees	3.92%	246,960	$2,469,600	(2)
Stock recognition and retention plan	Directors, officers and selected employees	1.96	123,480	1,234,800	(2)
Stock option plan	Directors, officers and selected employees	4.90	308,700	1,191,582	(3)

(1)	Based on the total shares to-be outstanding, including shares issued to Malvern Federal Mutual Holding Company and to the Malvern Federal Charitable Foundation.

(2)

Based on the $10.00 per share offering price. Number of shares in the stock recognition and retention plan assumes that Malvern Federal Savings Bank has tangible capital of at least 10% at the time of the plan’s implementation.

(3)

Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value reflected for stock options is assumed to be $3.86 per share, which was determined using the Black-Scholes option-pricing formula. See “Unaudited Pro Forma Data.”

          The following table presents the total value of all shares available for award and issuance under the stock recognition and retention plan assuming the shares for the plan are issued in a range of market prices from $8.00 per share to $14.00 per share, and assuming Malvern Federal Savings Bank’s tangible capital is at least 10% at the time of the plan’s implementation.

Share Price	104,958 Shares Awarded at Minimum of Range	123,480 Shares Awarded at Midpoint of Range	142,002 Shares Awarded at Maximum of Range	163,302 Shares Awarded at Maximum of Range, as Adjusted

$8.00	$839,664	$987,840	$1,136,016	$1,306,416
10.00	1,049,580	1,234,800	1,420,020	1,633,020
12.00	1,259,496	1,481,760	1,704,024	1,959,624
14.00	1,469,412	1,728,720	1,988,028	2,286,228

          The following table presents the total value of all stock options expected to be made available for grant under the proposed stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Unaudited Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

Exercise Price	Option Value	262,395 Options Awarded at Minimum of Range	308,700 Options Awarded at Midpoint of Range	355,005 Options Awarded at Maximum of Range	408,256 Options Awarded at Maximum of Range, as Adjusted

$8.00	$3.09	$810,801	$953,883	$1,096,965	$1,261,511
10.00	3.86	1,012,845	1,191,582	1,370,319	1,575,868
12.00	4.63	1,214,889	1,429,281	1,643,673	1,890,225
14.00	5.40	1,416,933	1,666,980	1,917,027	2,204,582

          The board of directors of Malvern Federal Savings Bank may enter into an employment agreement with our President and Chief Executive Officer and the other named executive officers. It is anticipated that such agreements, if they are entered into, would provide certain severance and other benefits in the event that the officer’s employment is terminated. Such severance payment and benefits would in no event exceed 2.99 times the terminated officer’s prior five year average taxable compensation. The terms of the potential agreements have not yet been determined.

The Amount of Stock You May Purchase

          The minimum purchase is 25 shares. Generally, subscribers may purchase no more than $200,000 (20,000 shares) of common stock. The maximum amount of shares that a subscriber, together with any “associate” or person that he or she is acting in concert with, may purchase is $400,000 of common stock (40,000 shares) in all categories of the offering, combined. For this purpose, an “associate” of a person includes:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a substantial financial interest or hold a senior management position; or

•	other persons who may be acting in concert with you.

          Unless we determine otherwise, persons having the same address and persons exercising subscription rights through bank accounts registered to the same address will be aggregated and subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchases are associates or acting in concert.

          Subject to approval by the Office of Thrift Supervision, we may decrease or increase the maximum purchase limitations without notifying you. See “The Reorganization and Offering – Limitations on Common Stock Purchases” on page 110.

Persons Who May Order Stock in the Offering

          We are offering shares of our common stock in what is called a “subscription offering” in the following order of priority:

(1)	Depositors with a minimum of $50 on deposit at Malvern Federal Savings Bank as of September 30, 2006;

(2)	Our tax-qualified employee stock ownership plan;

(3)	Depositors with a minimum of $50 on deposit at Malvern Federal Savings Bank as of December 31, 2007; and

(4)

Depositors with accounts at Malvern Federal Savings Bank on January 31, 2008 and borrowers with a loan from Malvern Federal Savings Bank at December 31, 1990 that remained outstanding at January 31, 2008.

          If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance. If we increase the number of shares to be sold above 3,115,350 shares, Malvern Federal Bancorp’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. See “The Reorganization and Offering – Subscription Offering and Subscription Rights” for a description of the allocation procedure.

          In the event that the persons indicated above with priority purchase rights do not subscribe for all of our shares of common stock, we may sell shares not sold in the subscription offering to the general public in a community offering, with preference given to natural persons residing in Chester County, Pennsylvania. The community offering, if any, may begin concurrently with, during or immediately after the subscription offering. We may also offer shares of common stock not purchased in the subscription offering or community offering through a syndicate of broker-dealers in a syndicated community offering. The syndicated community offering, if any, would be managed by Stifel, Nicolaus & Company, Incorporated. We will have the right to accept or reject, in our sole discretion, any order received in the community offering or syndicated community offering.

How You May Purchase Shares of Common Stock

          If you want to place an order for shares of common stock in the subscription or community offering, you must complete and sign a stock order form and submit it to us, together with full payment. Once we receive your order, you cannot cancel or change it. You may pay for shares in the subscription offering or the community offering in the following ways:

•	by personal check, bank check or money order made payable to Malvern Federal Bancorp, Inc. Funds submitted by personal check must be available in your account when the stock order is received; or

•

by authorizing us to withdraw funds from your deposit account(s) maintained at Malvern Federal Savings Bank. On the stock order form, you may not authorize direct withdrawal from Malvern Federal Savings Bank individual retirement accounts or accounts with check-writing privileges. You may, however, authorize withdrawal from all types of savings accounts and certificate of deposit accounts. To use funds in accounts with check-writing privileges, you must submit a check with your stock order form. To use funds in individual retirement accounts, see the section entitled “Using Retirement Account Funds.”

          Checks and money orders received by Malvern Federal Bancorp will be cashed immediately and placed in a segregated account at Malvern Federal Savings Bank, or, at our discretion, in an escrow account at another insured depository institution. We will pay interest on your funds submitted by check or money order at the rate we pay on our passbook accounts, from the date your order is processed until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts must be available in the account when the stock order form is received. Funds will remain in the account and continue to earn interest at the applicable contract rate, and subscription funds will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you during the offering period. If, upon a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificate of deposit accounts used to pay for stock.

          Federal law prohibits us from knowingly loaning funds to anyone for the purpose of purchasing shares in the offering. You may not use a Malvern Federal Savings Bank line of credit check to purchase stock in the offering. Cash, wire transfers and third party checks may not be remitted.

          For a further discussion regarding the stock ordering procedures, see “The Reorganization and Offering– Procedure for Purchasing Shares in the Subscription and Community Offerings.”

Using Retirement Account Funds

          On your stock order form, you may not authorize direct withdrawal of funds from a Malvern Federal Savings Bank individual retirement account or Keogh account. Please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with an independent trustee such as a brokerage account. The transfer of such funds to a new trustee takes time. If you would like to use your retirement account funds held at Malvern Federal Savings Bank or elsewhere, we recommend that you promptly contact our Stock Information Center, preferably at least two weeks before the offering expiration date of March 18, 2008, for assistance. We cannot guarantee that you will be able to use your retirement account funds held at Malvern Federal Savings Bank or elsewhere to purchase shares of common stock in the offering. Your ability to use your retirement account funds will depend on timing constraints and, possibly, limitations imposed by the retirement account trustee.

Your Subscription Rights Are Not Transferable

          You may not assign or sell your subscription rights to subscribe for stock in the subscription offering. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify on the stock order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. Any attempt to transfer subscription rights or to enter into an agreement to transfer your subscription rights to another investor may violate federal law and may be subject to civil enforcement actions or criminal penalties. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we believe to involve the transfer of subscription rights.

Deadline for Placing Orders of Common Stock

          If you wish to purchase shares of our common stock, a properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) no later than 12:00 noon, Eastern time, on March 18, 2008. You may submit your order form in one of three ways: by mail using the order reply envelope provided, by overnight courier to the address indicated on the stock order form or by bringing the stock order form and payment to our Stock Information Center, located at Malvern Federal Savings Bank’s headquarters, 42 East Lancaster Avenue, Paoli, Pennsylvania. The Stock Information Center is open weekdays, except bank holidays, from 10:00 a.m. until 4:00 p.m., Eastern time. Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 3,582,653 shares or decreases to less than 2,302,650 shares. We may extend the March 18, 2008 expiration date, without notice to you, until May 2, 2008. If the offering is extended beyond May 2, 2008, we will be required to resolicit subscriptions before proceeding with the offering. In such case, subscribers will have the right to confirm, modify or rescind their stock orders. If we do not receive a response from a subscriber to any resolicitation, the stock order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled. All extensions, in the aggregate, may not last beyond March 28, 2010.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

          If we do not receive orders for at least 2,302,650 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	hold a community offering and/or syndicated community offering; and/or

•

seek regulatory approval to extend the offering beyond May 2, 2008, provided that any such extension will require us to resolicit subscriptions as described above. See “The Reorganization and Offering — Limitations on Common Stock Purchases.”

If we fail to sell the minimum number of shares, we will return your funds to you with interest, or cancel your deposit account withdrawal authorization.

Delivery of Stock Certificates

          Certificates representing shares of common stock sold in the subscription and community offering will be mailed to the certificate registration address noted by investors on the stock order form as soon as practicable following completion of the offering and receipt of all regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Market for Common Stock

          We expect that our common stock will be quoted on the Nasdaq Global Market. Stifel, Nicolaus & Company, Incorporated currently intends to make a market in our common stock, but is under no obligation to do so. After shares of the common stock begin trading, you may contact a firm offering investment services in order to buy or sell shares.

Use of Net Proceeds from the Sale of Our Common Stock

          The net proceeds from the offering will be between $21.8 million at the minimum of the offering range, $29.8 million at the maximum of the offering range and $34.5 million at the maximum of the offering range as adjusted by 15%. Sixty percent of the net proceeds will be contributed to Malvern Federal Savings Bank.

          The following table shows how we intend to use the net proceeds of the offering.

	Minimum of Offering Range 2,302,650 Shares at $10.00 Per Share	Midpoint of Offering Range 2,709,000 Shares at $10.00 Per Share	Maximum of Offering Range 3,115,350 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 3,582,653 Shares at $10.00 Per Share

	(Dollars in thousands)
Proceeds contributed to Malvern Federal Savings Bank	$13,066	$15,482	$17,898	$20,677
Proceeds contributed to Malvern Federal Mutual Holding Company	100	100	100	100
Proceeds used for loan to employee stock ownership plan	2,099	2,470	2,840	3,266
Proceeds used to repurchase shares for stock recognition and retention plan	1,050	1,235	1,420	1,633
Proceeds remaining for Malvern Federal Bancorp	5,462	6,516	7,572	8,785

Total	$21,777	$25,803	$29,830	$34,461

          Malvern Federal Bancorp intends to invest 100% of the proceeds it retains from the offering initially in short-term, liquid investments. Although there can be no assurance that Malvern Federal Bancorp will invest the net proceeds in anything other than short-term, liquid investments, over time, Malvern Federal Bancorp may use the proceeds it retains from the offering:

•	to invest in investment securities;

•	to fund the payment of cash dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses related to banking, although we have no specific plans regarding any acquisitions at this time; and

•	for general corporate purposes.

          We believe it is the right time for us to reorganize and issue stock in the offering as we believe that there continues to be opportunities for us to grow our loan portfolio, particularly commercial real estate and construction and development loans, and the net proceeds from the offering will further strengthen our capital position and enhance our ability to originate additional new loans. The increased capital from the offering proceeds also will enable us to make larger loans than we have been able to in the past, and we believe that this will help us in our efforts to be more competitive and to solicit new loans in our market area. In recent periods we have added personnel in our lending, accounting and administrative functions in anticipation of growth. We believe the net proceeds will facilitate our growth in accordance with our plans. Finally, as a result of the consolidation in the banking industry and the potential effect of the continuing market competition, we believe that we may have opportunities to acquire other financial institutions in the future, and the net proceeds from the offering as well as our reorganization to the mutual holding company form will facilitate our ability to consider acquisitions in the future (although we have no current arrangements, understandings or agreements regarding any acquisition).

          The proceeds to be invested in Malvern Federal Savings Bank will be available to fund new loan originations, to finance the possible expansion of its network of financial center offices, and for its general corporate purposes. For additional information, see “How Our Net Proceeds Will be Used” on page 27.

Our Dividend Policy

          We currently intend to adopt a policy of paying a regular cash dividend starting the first full quarter after we complete the reorganization. We do not guarantee that we will pay any dividends, nor do we guarantee the amount of any such dividends. If we do pay dividends, we do not guarantee that the amounts of any such dividends will not be reduced or eliminated in future periods.

Federal and State Income Tax Consequences of the Reorganization

          We have received an opinion from our federal income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the reorganization will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. We also have received an opinion from Beard Miller Company LLP that the reorganization will not be a taxable event under Pennsylvania income tax law, see “The Reorganization and Offering - Material Federal Income Tax Aspects of the Reorganization and Offering.” The full texts of the opinions are filed as exhibits to the registration statement of which this document is a part, and copies may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 127.

          In its opinion, Elias, Matz, Tiernan & Herrick L.L.P. notes that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in another reorganization but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of such factors that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. In addition, neither we nor Elias, Matz, Tiernan & Herrick L.L.P. is aware of any instance where the IRS has determined that subscription rights of the type provided in our reorganization have any ascertainable value.

Restrictions on the Acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank

          Federal regulation, as well as provisions contained in the charter and bylaws of Malvern Federal Bancorp, restrict the ability of any person, firm or entity to acquire Malvern Federal Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Malvern Federal Bancorp.

          The mutual holding company structure also could impede the acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank. Malvern Federal Mutual Holding Company, as the majority stockholder of Malvern Federal Bancorp, will be able to control the outcome of most matters presented to stockholders for their approval. Consequently, Malvern Federal Mutual Holding Company will generally be able to prevent any challenge to the ownership or control of Malvern Federal Bancorp.

          In addition, the charter and bylaws of Malvern Federal Bancorp include a provision that would, for a period of five years from the completion of the reorganization, restrict the ability of any person other than Malvern Federal Mutual Holding Company from acquiring or offering to acquire the beneficial ownership of more than 10% of any class of equity security of Malvern Federal Bancorp. Because a majority of the shares of outstanding common stock of Malvern Federal Bancorp must be owned by Malvern Federal Mutual Holding Company, any acquisition of Malvern Federal Bancorp must be approved by Malvern Federal Mutual Holding Company. Further, certain benefit plans adopted by us in connection with the reorganization may discourage hostile takeover attempts of us and Malvern Federal Savings Bank. For further information, see “Restrictions on Acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank and Related Anti-Takeover Provisions.”

Possible Conversion of Malvern Federal Mutual Holding Company to Stock Form

          In the future, Malvern Federal Mutual Holding Company will have the ability to convert from the mutual to capital stock form, in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Malvern Federal Mutual Holding Company would have subscription rights to purchase common stock of Malvern Federal Bancorp or its successor, and the public stockholders of Malvern Federal Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Malvern Federal Mutual Holding Company. The percentage may be adjusted to reflect any assets owned by Malvern Federal Mutual Holding Company. Our public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a “second-step conversion” transaction.

Stock Information Center

          If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (866) 790-MFSB (6372) (toll-free). You may also visit our Stock Information Center, which is located at our headquarters office, 42 East Lancaster Avenue, Paoli, Pennsylvania. Only this location will accept stock order forms and proxy cards, and will have supplies of offering materials. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

          To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to the offering deadline or hand-deliver any prospectus later than two days prior to the offering deadline. Stock order forms may only be distributed with or preceded by a prospectus. We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights are expected to expire at 12:00 noon, Eastern time, on March 18, 2008, regardless of whether we have been able to locate each person entitled to subscription rights.

RISK FACTORS

          In addition to all other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Risks Related to Our Business

Our Portfolio of Loans with a Higher Risk of Loss is Increasing

          Our business strategy in recent years has included the increased originations of commercial real estate and construction and development loans. These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate amount of our commercial real estate and construction and development loans has increased from $57.1 million, or 19.2% of our total loans, at September 30, 2003 to $167.4 million, or 35.0% of our total loans, at September 30, 2007. Commercial real estate and construction and development loans generally are considered to involve a higher degree of risk due to a variety of factors, including generally larger loan balances and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at the stated maturity date. Repayment of commercial real estate loans generally is dependent on income being generated by the rental property or underlying business in amounts sufficient to cover operating expenses and debt service. Repayment of construction and development loans generally is dependent on the successful completion of the project and the ability of the borrower to repay the loan from the sale of the property or obtaining permanent financing.

Higher Interest Rates Would Hurt Our Profitability

          Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

          A sustained increase in market interest rates could adversely affect our earnings. A significant portion of our loans have fixed interest rates and longer terms than our deposits and borrowings and our net interest income could be adversely affected if the rates we pay on deposits and borrowings increase more rapidly than the rates we earn on loans. In addition, the market value of our fixed-rate assets would decline if interest rates increase. For example, we estimate that as of September 30, 2007, a 200 basis point increase in interest rates would have resulted in our net portfolio value declining by approximately $15.4 million or 30.0%. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – How We Manage Market Risk.”

Changes in Market Rates of Interest Could Adversely Affect Our Equity

          At September 30, 2007, we held approximately $29.1 million in available-for-sale securities, representing 5.3% of our total assets. Generally accepted accounting principles require that these securities be carried at fair value on our balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in our equity. Movements in interest rates, either increasing or decreasing, can impact the value of our available-for-sale securities portfolio.

          As of September 30, 2007, our available-for-sale securities portfolio had a net unrealized loss of approximately $460,000. The decrease in the fair value of our available-for-sale securities affects our equity because it causes an increase in accumulated other comprehensive loss, which is a component of total equity.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease

          Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may be necessary. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. At September 30, 2007, our allowance for loan losses was equal to 0.97% of our loans held in portfolio.

The Loss of Senior Management Could Hurt Our Operations

          We rely heavily on our executive officers, Messrs. Anderson, Boyle, Hughes and McTear. The loss of one or more members of senior management could have an adverse effect on us because, as a relatively small community bank, our senior executive officers have more responsibility than would be typical at a larger financial institution with more employees. In addition, we have fewer management-level personnel who are in a position to assume the responsibilities of our senior executive officers. We intend to enter into employment agreements with Messrs. Anderson, Boyle, Hughes and McTear, although we currently do not have employment agreements with any of our executive officers. For further discussion, see “Our Management – Benefit Plans - Proposed Employment Agreements.”

Strong Competition Within Our Market Area Could Hurt Our Profits and Slow Growth

          We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2007, which is the most recent date for which data is available from the FDIC, we held 4.7% of the deposits in Chester County, Pennsylvania. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

Our Loans are Concentrated to Borrowers in Our Market Area

          The preponderance of our total loans are to individuals and/or secured by properties located in our market area in Chester County, Pennsylvania and neighboring areas in southeastern Pennsylvania. We have relatively few loans outside of our market. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Additionally, a decline in local property values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

Risks Related to an Investment in Our Common Stock

Malvern Federal Mutual Holding Company Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders

          Purchasers of our common stock in the offering will be minority stockholders of Malvern Federal Bancorp. Malvern Federal Mutual Holding Company will own a majority of our common stock after the reorganization, and, through its board of directors, will be able to exercise voting control over most matters put to a vote of our stockholders. The same directors and officers who manage Malvern Federal Bancorp and Malvern Federal Savings Bank also will manage Malvern Federal Mutual Holding Company. No assurances can be given that we or Malvern Federal Mutual Holding Company will not take action which the minority stockholders believe to be contrary to their interests. For example, we or Malvern Federal Mutual Holding Company could revise Malvern Federal Savings Bank’s dividend policy, prevent a sale or merger transaction or defeat a candidate for Malvern Federal Bancorp’s board of directors or other proposals put forth by the minority stockholders. Moreover, Malvern Federal Mutual Holding Company’s ownership of a majority of the outstanding shares of our common stock is likely to perpetuate existing management and directors.

Our Low Return on Equity May Cause Our Common Stock Price to Decline

          Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 5.8% and 8.0%, for fiscal 2007 and 2006, respectively. These returns are significantly lower than returns on equity for many comparable publicly traded companies. We expect our return on equity to decrease in view of our expected capital level upon completion of the reorganization unless and until we are able to increase significantly our interest-earning assets. The net proceeds from the offering, which may be as much as $34.5 million, will significantly increase our shareholders’ equity. On a pro forma basis and based on net income for the year ended September 30, 2007, our return on equity, assuming shares are sold at the maximum of the offering range, would be approximately 3.58%. Based on trailing 12-month data for the most recent publicly available financial information, the ten companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded mutual holding companies had average returns on equity of 3.53% and 3.29%, respectively.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes

          Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our stockholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of the aggregate shares of common stock held by persons other than Malvern Federal Mutual Holding Company for five years and limitations on voting rights;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by stockholders in the election of directors;

•	provisions restricting the calling of special meetings of stockholders; and

•	our ability to issue preferred stock and additional shares of common stock without stockholder approval.

See “Restrictions on Acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

Our Stock Value May Suffer From Federal Regulations Restricting Takeovers

          For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, the Federal stock charter of Malvern Federal Bancorp provides that, for a period of five years from completion of the reorganization and offering, no person may acquire a number of shares of common stock in excess of 10% of all shares held by stockholders other than Malvern Federal Mutual Holding Company. Accordingly, the range of potential acquirors for Malvern Federal Bancorp will be limited which will correspondingly reduce the likelihood that stockholders will be able to realize a gain on their investment through an acquisition of Malvern Federal Bancorp. See “Restrictions on Acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank and Related Anti-Takeover Provisions - Regulatory Restrictions” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Merger or an Acquisition of Us, Which May Lower Our Stock Price

          Current Office of Thrift Supervision policies only permit a mutual holding company to be acquired by another mutual holding company or by a mutual institution in a process referred to as a remutualization. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the stock prices of mutual holding companies. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity as well as the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected. We have no current plans to undertake a remutualization transaction.

Our Employee Stock Benefit Plans Will Increase Our Costs

          We anticipate that our employee stock ownership plan will purchase 3.92% of the common stock to be outstanding with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be between $2.1 million at the minimum of the offering range and $3.3 million at the adjusted maximum of the offering range assuming the shares are purchased in the offering at a price of $10.00 per share. If the employee stock ownership plan acquires shares in the open market the price paid may be more than $10.00 per share. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees in any given year. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition and retention plan and a stock option plan to our stockholders for approval at least six months after completion of the reorganization. Our officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 1.96% of the shares to be outstanding and options up to an aggregate of 4.9% of the shares to be outstanding. In the first year following the reorganization and offering, employee benefit expenses, net of taxes, are expected to increase by $539,000 at the maximum of the offering range due to costs associated with the employee stock ownership plan, stock recognition and retention plan and stock option plan. See “Unaudited Pro Forma Data” for a discussion of the increased benefit costs we will incur after the reorganization and how these costs could decrease our return on equity.

Our Recognition and Retention Plan and Stock Option Plan May Be Dilutive

          If the reorganization is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Malvern Federal Bancorp could be diluted by approximately 1.9%. However, it is our intention to repurchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of common stock to be awarded under the stock recognition and retention plan are repurchased at a price equal to the offering price in the offering, the reduction to shareholders’ equity from the stock recognition and retention plan would be between (those shareholders other than Malvern Federal Mutual Holding Company) $1.1 million and $1.6 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Malvern Federal Bancorp public shareholders (those shareholders other than Malvern Federal Mutual Holding Company) would also decrease by approximately 4.7% if all potential stock options under our proposed stock option plan are exercised and shares are issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the stock recognition and retention plan and the stock option plan, the interests of public shareholders would be diluted by approximately 6.4%. See “Unaudited Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Our Management - New Stock Benefit Plans” for a description of the plans.

Our $10.00 Per Share Offer Price, which is Based on An Independent Appraisal by RP Financial, May Not Be Indicative of the Market Price for Our Common Stock In the Future, Which May be Higher or Lower

          There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of the common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Reorganization and Offering - How We Determined the Price Per Share and the Offering Range” for the factors considered by RP Financial in determining the appraisal.

Our Stock Price May Decline When Trading Commences

          We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stock, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There May Be a Limited Market For Our Common Stock, Which May Adversely Affect Our Stock Price

          Although we have applied to have our shares of common stock traded on the Nasdaq Global Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock

          We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Risks Related to the Formation of a Charitable Foundation

Our Contribution to the Malvern Federal Charitable Foundation May or May Not Be Tax Deductible, Which Could Reduce Our Profits

          We believe that our contribution to Malvern Federal Charitable Foundation, valued at $1.4 million, pre-tax, at the maximum of the reorganization and offering range, will be deductible for federal income tax purposes. However, the Internal Revenue Service may not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Our Contribution to the Malvern Federal Charitable Foundation Will Reduce Our Profits for Fiscal Year 2008

          Malvern Federal Bancorp intends to contribute 144,900 shares of Malvern Federal Bancorp’s common stock to Malvern Federal Charitable Foundation at the maximum of the offering range. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending September 30, 2008. Based on the pro forma assumptions, at the maximum of the offering range, the contribution to Malvern Federal Charitable Foundation would reduce net earnings by $891,135 after tax, in fiscal year 2008. See “Unaudited Pro Forma Data.”

FORWARD-LOOKING STATEMENTS

          This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

          These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page 16 that could affect the actual outcome of future events.

          Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

SELECTED FINANCIAL AND OTHER DATA

          Set forth below is selected financial and other data of Malvern Federal Savings Bank. You should read the consolidated financial statements and related notes contained at the end of this prospectus which provide more detailed information.

	At September 30,

	2007	2006	2005	2004	2003

	(In thousands)
Selected Financial Condition Data:
Total assets	$551,932	$517,212	$487,209	$457,894	$459,849
Loans receivable, net	466,192	455,813	414,684	356,633	295,518
Loans held for sale	9,258	—	—	—	—
Securities held to maturity	1,479	1,733	2,078	2,717	1,997
Securities available for sale	29,098	28,024	40,142	64,579	98,812
FHLB borrowings	71,387	70,870	61,500	55,390	67,641
Deposits	433,488	402,078	385,045	364,910	355,627
Equity	44,039	41,419	38,254	35,949	34,960
Total liabilities	507,893	475,793	448,955	421,945	424,889
Allowance for loan losses	4,541	3,393	3,222	3,034	3,045
Non-performing loans	2,388	2,725	4,003	2,662	3,006
Non-performing assets	2,615	2,725	4,003	2,662	3,006

	Year Ended September 30,

	2007	2006	2005	2004	2003

	(In thousands)
Selected Operating Data:
Total interest and dividend income	$32,769	$30,159	$25,426	$22,629	$23,782
Total interest expense	19,235	16,503	13,710	13,184	14,506

Net interest income	13,534	13,656	11,716	9,445	9,276
Provision for loan losses	1,298	451	290	60	61

Net interest income after provision for loan losses	12,236	13,205	11,426	9,385	9,215
Total other income	1,453	1,551	1,385	1,019	1,178
Total other expenses	10,154	9,763	9,197	8,094	8,304
Income Tax	1,123	1,788	1,109	703	561

Net income	$2,412	$3,205	$2,505	$1,607	$1,528

	Year Ended September 30,

	2007	2006	2005	2004	2003

Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.45%	0.64%	0.53%	0.35%	0.34%
Return on average equity (ratio of net income to average equity)	5.76	7.99	6.74	4.53	4.41
Interest rate spread(1)	2.25	2.43	2.25	2.00	1.92
Net interest margin(2)	2.65	2.80	2.55	2.14	2.11
Non-interest expenses to average total assets	1.92	1.94	1.95	1.76	1.83
Efficiency ratio(3)	67.75	64.20	70.20	77.35	79.43
Asset Quality Ratios:
Non-performing loans as a percent of gross loans	0.51	0.60	0.96	0.74	1.01
Non-performing assets as a percent of total assets	0.47	0.53	0.82	0.58	0.65
Allowance for loan losses as a percent of gross loans	0.95	0.74	0.78	0.85	1.03
Allowance for loan losses as a percent of non-performing loans	190.16	124.51	80.49	113.97	101.30
Capital Ratios:
Total risk-based capital to risk weighted assets	11.24	11.11	11.48	12.79	13.60
Tier 1 risk-based capital to risk weighted assets	10.36	10.34	10.45	11.80	12.36
Tangible capital to tangible assets	8.03	8.10	7.79	7.92	7.54
Tier 1 leverage (core) capital to adjustable tangible assets	8.03	8.10	7.79	7.92	7.54
Equity to total assets	7.98	7.96	7.86	7.86	7.60
Other Data:
Number of full service offices	7	7	7	6	6

(1)	Represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.

(2)	Net interest income divided by average interest earning assets.

(3)	Represents non-interest expense divided by net interest income and total other income.

RECENT DEVELOPMENTS OF MALVERN FEDERAL SAVINGS BANK

          The following tables contain certain information concerning the financial position and results of operations of Malvern Federal Savings Bank at and for the three months ended December 31, 2007 as well as the prior comparable period. You should read this information in conjunction with the audited financial statements included in this document. The financial information as of and for the three months ended December 31, 2007 and 2006 are unaudited and are derived from our interim condensed consolidated financial statements. The balance sheet data as of September 30, 2007 is derived from Malvern Federal Savings Bank’s audited consolidated financial statements. In the opinion of management, financial information at December 31, 2007 and for the three months ended December 31, 2007 and 2006 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended December 31, 2007 may not be indicative of operations of Malvern Federal Savings Bank for the fiscal year ending September 30, 2008.

	At December 31, 2007	At September 30, 2007

	(unaudited)
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$542,205	$551,932
Loans receivable, net	483,969	466,192
Loans held for sale	—	9,258
Securities held to maturity	1,415	1,479
Securities available for sale	20,055	29,098
FHLB borrowings	68,030	71,387
Deposits	425,251	433,488
Equity	44,696	44,039
Total liabilities	497,509	507,893
Allowance for loan losses	4,655	4,541
Non-performing loans	6,528	2,388
Non-performing assets	6,740	2,615

	Three Months Ended December 31,

	2007	2006

	(unaudited)	(unaudited)
	(Dollars in Thousands)
Selected Operating Data:
Total interest and dividend income	$8,224	$8,077
Total interest expense	5,014	4,623

Net interest income	3,210	3,454
Provision for loan losses	128	58

Net interest income after provision for loan losses	3,082	3,396
Total other income	489	468
Total other expenses	2,726	2,369
Income tax	279	477

Net income	$566	$1,018

	Three Months Ended December 31,

	2007	2006

	(unaudited)	(unaudited)
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.41%	0.79%
Return on average equity (ratio of net income to average equity)	5.10	9.71
Interest rate spread(2)	2.07	2.36
Net interest margin(3)	2.46	2.76
Non-interest expenses to average total assets	1.99	1.83
Efficiency ratio(4)	73.70	60.40
Asset Quality Ratios:
Non-performing loans as a percent of gross loans	1.34	0.75
Non-performing assets as a percent of total assets	1.24	0.65
Allowance for loan losses as a percent of gross loans	0.96	0.76
Allowance for loan losses as a percent of non-performing loans	71.31	101.86
Capital Ratios:
Total risk-based capital to risk weighted assets	11.26	11.51
Tier 1 risk-based capital to risk weighted assets	10.39	10.70
Tangible capital to tangible assets	8.28	8.27
Tier 1 leverage (core) capital to adjustable tangible assets	8.28	8.27
Equity to total assets	8.24	8.18
Other Data:
Number of full service offices	7	7

(Footnotes on next page)

(1)	Ratios have been annualized where appropriate.

(2)	Represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.

(3)	Net interest income divided by average interest earning assets.

(4)	Represents non-interest expense divided by net interest income and total other income.

Comparison of Financial Condition at December 31, 2007 and September 30, 2007

          Our total assets amounted to $542.2 million at December 31, 2007 compared to $551.9 million at September 30, 2007. The primary reason for the $9.7 million, or 1.8%, decrease in total assets during the first quarter of fiscal 2008 was the consummation of our sale of $9.3 million of single family residential mortgage loans which were included in our assets as loans held for sale at September 30, 2007 and the use of a substantial portion of the proceeds to repay certain borrowings and as a source of funds for deposit withdrawals. Our net loans receivable increased by $17.8 million, or 3.8%, to $484.0 million at December 31, 2007 compared to $466.2 million at September 30, 2007. We continued to see moderately strong demand for new loan originations in the first quarter of fiscal 2008. In addition to the effect of the loan sale, the increase in net loans receivable was offset by a $9.0 million, or 31.1%, decrease in available for sale investment securities and a $9.4 million, or 49.7%, decrease in cash and cash equivalents at December 31, 2007 compared to September 30, 2007. The decrease in investment securities during the first quarter of fiscal 2008 was due to normal amortization and re-payments and the fact that we did not purchase any additional securities during the period. The decrease in cash and cash equivalents primarily reflects the use of cash to fund deposit outflows.

          Our total deposits amounted to $425.3 million at December 31, 2007, an $8.2 million, or 1.9%, decrease from total deposits at September 30, 2007. The primary reason for the change in deposits was the settlement of one $6.4 million estate account and the disbursement of funds to the estate’s beneficiaries. FHLB borrowings amounted to $68.0 million at December 31, 2007 compared to $71.4 million at September 30, 2007. During the quarter we utilized certain cash received upon repayments of investment securities to reduce our short-term FHLB borrowings by $4.0 million. Our equity at December 31, 2007 amounted to $44.7 million, a $657,000 increase compared to total equity of $44.0 million at September 30, 2007. The increase in equity was due primarily to net income in the first quarter of fiscal 2008. Our ratio of equity to assets was 8.2% at December 31, 2007.

          At December 31, 2007 our total non-performing assets amounted to $6.7 million, or 1.24% of total assets, compared to $2.6 million, or 0.47% of total assets, at September 30, 2007. The $4.1 million increase in non-performing assets was due primarily to one $3.5 million mixed-use commercial real estate loan becoming non-accrual/non-performing during the quarter. At September 30, 2007, this loan was more than 60 days but less than 90 days delinquent. Management classified this loan as “substandard” and impaired in September 2007 and received an updated appraisal on the property securing the loan. Based on the appraisal report, we increased our allowance for loan losses by $852,000, reflecting the revised appraised value of the loan and anticipated costs of sale. We have commenced foreclosure proceedings and anticipate no additional losses with respect to this loan. We intend to pursue all available remedies to protect our position. See “Business of Malvern Federal Savings Bank – Asset Quality – Asset Classification.” At December 31, 2007, our allowance for loan losses was 71.3% of non-performing loans and 0.96% of total loans.

Comparison of Our Operating Results for the Three Months Ended December 31, 2007 and 2006

          Our net income was $566,000 for the quarter ended December 31, 2007 compared to $1.0 million for the quarter ended December 31, 2006. The primary reasons for the $452,000 decrease in net income were a $244,000 decrease in net interest income, a $357,000 increase in total other (non-interest) expenses and a $70,000 increase in the provision for loan losses, which amounts were partially offset by a $198,000 reduction in income tax expense. Like most financial institutions, we continue to experience the effects of interest rate compression on our results of operations. Our interest rate spread and net interest margin were 2.07% and 2.46%, respectively, for the quarter ended December 31, 2007 compared to 2.36% and 2.76%, respectively, for the quarter ended December 31, 2006.

          Our total interest and dividend income was $8.2 million for the quarter ended December 31, 2007 compared to $8.1 million for the quarter ended December 31, 2006. The increase in interest and dividend income was due primarily to a $108,000 increase in interest earned on loans in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007. The average yield on our total interest-earning assets was 6.31% for the quarter ended December 31, 2007 compared to 6.46% for the quarter ended December 31, 2006. Contributing to the increase in interest income was an increase in our net loans receivable in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007.

          Our total interest expense was $5.0 million for the quarter ended December 31, 2007 compared to $4.6 million for the quarter ended December 31, 2006. The $391,000 increase in interest expense in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007 was due primarily to a $374,000 increase in interest expense on deposits. The increase in our deposit expense in the fiscal 2008 period primarily reflects certain promotional efforts we commenced in mid-2007 to attract additional money market accounts as well as certain certificates of deposit by increasing the rates paid. The average rate paid on our total interest-bearing liabilities was 4.24% for the quarter ended December 31, 2007 compared to 4.10% for the quarter ended December 31, 2006.

          Our provision for loan losses was $128,000 for the quarter ended December 31, 2007 compared to $58,000 for the quarter ended December 31, 2006. We had $14,000 of net charge-offs to the allowance for loan losses in the quarter ended December 31, 2007. In addition, total non-performing loans increased by $4.1 million during the December 31, 2007 quarter due primarily to one $3.5 million loan being placed on non-accrual status. As we previously reviewed this loan and increased our allowance for loan losses by $852,000 upon consideration of such loan in the fourth quarter of fiscal 2007, our provision for loan losses was $128,000 in the first quarter of fiscal 2008.

          Our total other, or non-interest, income was $489,000 in the quarter ended December 31, 2007 compared to $468,000 in the quarter ended December 31, 2006. The increase in other income was due to $43,000 in gains recognized on the sale of mortgage loans in the fiscal 2008 period, compared to no such gains in the comparable period in fiscal 2007, as well as a $34,000 increase in income from bank owned life insurance in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007 due to an increase in the amount of insurance owned. Such amounts were partially offset by a $55,000 decrease in service charges and other fees in the quarter ended December 31, 2007 compared to the quarter ended December 31, 2006.

          Our total other, or non-interest, expenses were $2.7 million for the quarter ended December 31, 2007 compared to $2.4 million for the quarter ended December 31, 2006. The primary reasons for the $357,000 increase in other expenses in the fiscal 2008 period were a $108,000 increase in salaries and employee benefit expenses, due primarily to an increase in the number of our employees as well as normal salary adjustments, as well as a $134,000 increase in other operating expenses, due to increases in a variety of other expenses.

          Our income tax expense was $279,000 for the December 31, 2007 quarter compared to $477,000 for the December 31, 2006 quarter. The difference was due primarily to the lower amount of pre-tax income in the fiscal 2008 period. Our effective tax rate was 33.1% for the quarter ended December 31, 2007, compared to 31.7% for the fiscal year ended September 30, 2007 and for the quarter ended December 31, 2006.

HOW OUR NET PROCEEDS WILL BE USED

          The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the reorganization and offering. Payments for shares made through withdrawals from deposit accounts at Malvern Federal Savings Bank will reduce deposits at the bank and will not result in the receipt of new funds for investment. See “Unaudited Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range

	2,302,650 Shares at $10.00 Per Share	Percent of Net Proceeds	2,709,000 Shares at $10.00 Per Share	Percent of Net Proceeds	3,115,350 Shares at $10.00 Per Share	Percent of Net Proceeds	3,582,653 Shares at $10.00 Per Share	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$23,027	105.7%	$27,090	105.0%	$31,154	104.4%	$35,827	104.0%
Less: offering expenses	1,250	5.7	1,287	5.0	1,324	4.4	1,366	4.0

Net offering proceeds	21,777	100.0%	25,803	100.0%	29,830	100.0%	34,461	100.0%

Less:
Proceeds contributed to Malvern Federal Savings Bank	13,066	60.0%	15,482	60.0%	17,898	60.0%	20,677	60.0%
Proceeds contributed to Malvern Federal Mutual Holding Company	100	0.5	100	0.4	100	0.3	100	0.3
Proceeds used for loan to employee stock ownership plan	2,099	9.6	2,470	9.6	2,840	9.5	3,266	9.5
Proceeds used to repurchase shares for stock recognition and retention plan	1,050	4.8	1,235	4.8	1,420	4.8	1,633	4.7

Proceeds remaining for Malvern Federal Bancorp	$5,462	25.1%	$6,516	25.2%	$7,572	25.4%	$8,785	25.5%

          Malvern Federal Bancorp intends to invest 100% of the proceeds it retains from the offering initially in short-term, liquid investments. Although there can be no assurance that Malvern Federal Bancorp will invest the net proceeds in anything other than short-term, liquid investments, over time, Malvern Federal Bancorp may use the proceeds it retains from the offering:

•	to invest in investment securities;

•	to fund the payment of cash dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses related to banking, although we have no specific plans regarding any acquisitions at this time; and

•	for general corporate purposes.

          Under current applicable regulations, Malvern Federal Bancorp may not repurchase shares of its common stock during the first year following the reorganization, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist. We do not anticipate making any stock repurchases during the first year after our reorganization except to fund our recognition and retention plan upon approval by our shareholders.

          We believe it is the right time for us to reorganize and issue stock in the offering as we believe that there continues to be opportunities for us to grow our loan portfolio, particularly commercial real estate and construction and development loans, and the net proceeds from the offering will further strengthen our capital position and enhance our ability to originate additional new loans. The increased capital from the offering proceeds also will enable us to make larger loans than we have been able to in the past, and we believe that this will help us in our efforts to be more competitive and to solicit new loans in our market area. In recent periods we have added personnel in our lending, accounting and administrative functions in anticipation of growth. We believe the net proceeds will facilitate our growth in accordance with our plans. Finally, as a result of the consolidation in the banking industry and the potential effect of the continuing market competition, we believe that we may have opportunities to acquire other financial institutions in the future, and the proceeds from the offering as well as our reorganization to the mutual holding company form will facilitate our ability to consider acquisitions in the future (although we have no current arrangements, understandings or agreements regarding any acquisition).

          Malvern Federal Savings Bank intends to initially use the net proceeds it receives to fund loans and make short term investments. In the future, Malvern Federal Savings Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Malvern Federal Savings Bank:

•	to fund new loans;

•	to finance the possible expansion of its network of financial center offices; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

          Except as described above, neither Malvern Federal Bancorp nor Malvern Federal Savings Bank has any specific plans for the investment of the net proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization and offering see “The Reorganization and Offering – Purposes of Reorganization.”

OUR POLICY REGARDING DIVIDENDS

          After we complete the reorganization and offering, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay quarterly cash dividends on the common stock commencing with the first full quarter after the reorganization. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, dividends paid to us by Malvern Federal Savings Bank and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends. No dividend will be declared or paid, however, if it will be classified as a return of capital during the first three years after our reorganization.

          If we pay dividends to our stockholders, we also will be required to pay dividends to Malvern Federal Mutual Holding Company, unless Malvern Federal Mutual Holding Company elects to waive such dividends. Any dividend waivers by Malvern Federal Mutual Holding Company are subject to prior notice to and non-objection from the Office of Thrift Supervision. We anticipate that Malvern Federal Mutual Holding Company will waive dividends. Under Office of Thrift Supervision regulations, if Malvern Federal Mutual Holding Company waives dividends, it will not result in dilution to public stockholders in the event Malvern Federal Mutual Holding Company converts to stock form. See “Regulation - Regulation of Malvern Federal Bancorp, Inc. and Malvern Federal Mutual Holding Company.”

          Dividends from us may eventually depend, in part, upon receipt of dividends from Malvern Federal Savings Bank, because we initially will have no source of income other than dividends from Malvern Federal Savings Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and principal and interest payments with respect to our loan to our employee stock ownership plan. The payment of dividends by Malvern Federal Savings Bank is subject to certain restrictions under Office of Thrift Supervision regulations. See “Regulation - Malvern Federal Savings Bank - Capital Distributions.”

          Any payment of dividends by Malvern Federal Savings Bank to us which would be deemed to be drawn out of Malvern Federal Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Malvern Federal Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Malvern Federal Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

          Unlike Malvern Federal Savings Bank, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from Malvern Federal Savings Bank in addition to the net proceeds retained by us and earnings thereon.

POSSIBLE CONVERSION OF MALVERN FEDERAL MUTUAL HOLDING COMPANY
TO STOCK FORM

          Office of Thrift Supervision regulations specifically authorize mutual holding companies such as Malvern Federal Mutual Holding Company to (i) convert to stock form and (ii) exchange stock issued by the converted holding company (e.g., Malvern Federal Mutual Holding Company) for stock issued by a subsidiary holding company (e.g., Malvern Federal Bancorp). In the future, Malvern Federal Mutual Holding Company may convert from the mutual to stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Malvern Federal Mutual Holding Company would have subscription rights to purchase common stock of Malvern Federal Bancorp, or its successor, and the public stockholders of Malvern Federal Bancorp would be entitled to exchange their shares of common stock for shares of the converted Malvern Federal Mutual Holding Company in a manner that is fair and reasonable to the stockholders. This exchange ratio may be adjusted to reflect any assets owned by Malvern Federal Mutual Holding Company. Malvern Federal Bancorp’s public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. Our board of directors has no current plans to undertake a “second-step conversion” transaction. Although Malvern Federal Mutual Holding Company may convert to stock form in the future, Malvern Federal Mutual Holding Company has no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Approval from the Office of Thrift Supervision is required for Malvern Federal Mutual Holding Company to convert. In addition, a decision by Malvern Federal Mutual Holding Company to convert to stock form would require the approval of its members prior to the transaction and approval of Malvern Federal Bancorp’s stockholders.

MARKET FOR OUR COMMON STOCK

          Because this is our initial public offering, we have never issued any capital stock and there is no market for our common stock at this time. After we complete the reorganization and offering, we anticipate that our common stock will be listed for trading on the Nasdaq Global Market under the symbol “MLVF.” Stifel, Nicolaus & Company, Incorporated has indicated its intention to make a market in our common stock, however, it is under no obligation to do so.

          The development and maintenance of an active trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the small size of the offering and the small number of stockholders expected following the reorganization and offering. We cannot assure you that an active trading market will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above the $10.00 per share purchase price. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment.

REGULATORY CAPITAL REQUIREMENTS

          At September 30, 2007, Malvern Federal Savings Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth Malvern Federal Savings Bank’s historical capital under generally accepted accounting principles and regulatory capital at September 30, 2007, and the pro forma capital of Malvern Federal Savings Bank after giving effect to the reorganization and the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Malvern Federal Savings Bank of 60% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Malvern Federal Savings Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 2007.

			Pro Forma at September 30, 2007 Based on
	Malvern Federal Savings Bank Historical at September 30, 2007
			2,302,650 Shares Sold at $10.00 Per Share		2,709,000 Shares Sold at $10.00 Per Share		3,115,350 Shares Sold at $10.00 Per Share		3,582,653 Shares Sold at $10.00 Per Share

	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)

	(Dollars in Thousands)
Capital at Bank level:
GAAP capital	$44,039	7.98%	$55,006	9.74%	$57,051	10.05%	$59,097	10.37%	$61,450	10.73%

Tangible capital:
Actual	$44,322	8.03%	$55,289	9.79%	$57,334	10.11%	$59,380	10.42%	$61,733	10.78%
Requirement	8,278	1.50	8,474	1.50	8,510	1.50	8,547	1.50	8,588	1.50

Excess	$36,044	6.53%	$46,815	8.29%	$48,824	8.61%	$50,833	8.92%	$53,145	9.28%

Core capital:
Actual	$44,322	8.03%	$55,289	9.79%	$57,334	10.11%	$59,380	10.42%	$61,733	10.78%
Requirement	22,086	4.00	22,598	4.00	22,694	4.00	22,791	4.00	22,902	4.00

Excess	$22,236	4.03%	$32,691	5.79%	$34,640	6.11%	$36,589	6.42%	$38,831	6.78%

Tier 1 risk-based capital:
Actual	$44,322	10.36%	$55,289	12.88%	$57,334	13.34%	$59,380	13.80%	$61,733	14.32%
Requirement	17,107	4.00	17,177	4.00	17,196	4.00	17,215	4.00	17,238	4.00

Excess	$27,215	6.36%	$38,112	8.88%	$40,138	9.34%	$42,165	9.80%	$44,495	10.32%

Total risk based capital	$47,988	11.24%	$58,955	13.73%	$61,000	14.19%	$63,046	14.65%	$65,399	15.18%
Risk-based requirement	34,215	8.00	34,354	8.00	34,392	8.00	34,431	8.00	34,475	8.00

Excess	$13,773	3.24%	$24,601	5.73%	$26,608	6.19%	$28,615	6.65%	$30,924	7.18%

Reconciliation of capital infused into Malvern Federal Savings Bank:
Net proceeds infused			$13,066		$15,482		$17,898		$20,677
Less:
Common stock acquired by employee stock ownership plan			(2,099)		(2,470)		(2,840)		(3,266)

Pro forma increase in GAAP and regulatory capital			$10,967		$13,012		$15,058		$17,411

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

OUR CAPITALIZATION

          The following table presents the historical capitalization of Malvern Federal Savings Bank at September 30, 2007, and our pro forma consolidated capitalization after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under “Unaudited Pro Forma Data.”

		Malvern Federal Bancorp, Inc. - Pro Forma Based Upon Sale at $10.00 Per Share

	Malvern Federal Savings Bank – Historical Capitalization	2,302,650 Shares (Minimum of Offering Range)	2,709,000 Shares (Midpoint of Offering Range)	3,115,350 Shares (Maximum of Offering Range)	3,582,653 Shares(1) (15% above Maximum of Offering Range)

	(In Thousands)
Deposits(2)	$433,488	$433,488	$433,488	$433,488	$433,488
Borrowings	71,387	71,387	71,387	71,387	71,387

Total deposits and borrowings	$504,875	$504,875	$504,875	$504,875	$504,875

Shareholders’ equity:
Preferred stock, $.01 par value, 40,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, 40,000,000 shares authorized; shares to be issued as reflected(3)	—	54	63	72	83
Additional paid-in capital(3)	—	22,794	27,000	31,207	36,044
Retained earnings(4)	44,322	44,322	44,322	44,322	44,322
Less:
Expense of stock contribution to Malvern Federal Charitable Foundation	—	(1,071)	(1,260)	(1,449)	(1,666)
Plus:
Tax benefit of contribution to Malvern Federal Charitable Foundation	—	412	485	558	642
Accumulated other comprehensive (loss)	(283)	(283)	(283)	(283)	(283)
Less:
Assets retained by Malvern Federal Mutual Holding Company		(100)	(100)	(100)	(100)
Common stock acquired by our employee stock ownership plan(5)	—	(2,099)	(2,470)	(2,840)	(3,266)
Common stock to be acquired by our recognition and retention plan(6)	—	(1,050)	(1,235)	(1,420)	(1,633)

Total equity	$44,039	$62,979	$66,522	$70,067	$74,143

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the reorganization or to fill the order of our employee stock ownership plan.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the reorganization. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the reorganization. If the plan is approved by stockholders, an amount equal to 4.90% of the shares of common stock outstanding after the reorganization will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 4.7% if all potential stock options are exercised from our authorized but unissued stock. See “Unaudited Pro Forma Data” and “Our Management - New Stock Benefit Plans - Stock Option Plan.”

(Footnotes continued on next page)

(4)	The retained earnings of Malvern Federal Savings Bank will be substantially restricted after the reorganization. Malvern Federal Mutual Holding Company will have an initial capitalization of $100,000.

(5)

Assumes that 3.92% of the common stock outstanding after the reorganization, including shares issued to Malvern Federal Mutual Holding Company and contributed to the Malvern Federal Charitable Foundation will be purchased by our employee stock ownership plan in the offering at a price of $10.00 per share. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be more or less than the $10.00 per share offering price, which will change the amount of net proceeds used for this purpose. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders’ equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from Malvern Federal Bancorp. See Note 2 to the table set forth under “Unaudited Pro Forma Data” and “Our Management - New Stock Benefit Plans - Employee Stock Ownership Plan.”

(6)

Gives effect to the recognition and retention plan which we expect to adopt after the reorganization and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the reorganization. No shares will be purchased by the recognition and retention plan in the reorganization, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition and retention plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 1.96% of the shares of common stock to be outstanding after the reorganization, including shares issued to Malvern Federal Mutual Holding Company and the Malvern Federal Charitable Foundation, or 107,100, 126,000, 144,900 and 166,635 shares at the minimum, midpoint, maximum and 15% above the maximum of the reorganization and offering range, respectively. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the stock recognition and retention plan is reflected as a reduction in shareholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders’ equity. If the recognition and retention plan purchases authorized but unissued shares from Malvern Federal Bancorp, such issuance would dilute the voting interests of existing shareholders by approximately 1.9%. Malvern Federal Bancorp intends to contribute capital to the restricted stock plan to fund the purchase of shares. See “Unaudited Pro Forma Data,” “Our Management - New Stock Benefit Plans - Stock Recognition and Retention Plan” and “How Our Net Proceeds Will Be Used.”

UNAUDITED PRO FORMA DATA

          The actual net proceeds from the sale of our common stock in the offering cannot be determined until the reorganization is completed. However, the net proceeds are currently estimated to be between $21.8 million and $29.8 million, or up to $34.5 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell all shares of common stock in the subscription offering and community offering with no shares sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase an amount equal to 3.92% of the shares to be outstanding after the reorganization at a price of $10.00 per share with a loan from Malvern Federal Bancorp;

•	Expenses of the reorganization and offering, other than the underwriting commissions to be paid to Stifel, Nicolaus & Company, Incorporated, are estimated to be $1,045,000;

•	46,250 shares of common stock will be purchased by our employees, directors and their immediate families; and

•

Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the aggregate purchase price of the stock sold in the offering, excluding any shares purchased by any employee benefit plans, and our directors, officers or employees or members of their immediate families.

          We have prepared the following table, which sets forth our historical consolidated net income and shareholders’ equity prior to the reorganization and our pro forma consolidated net income and shareholders’ equity following the reorganization and offering. In preparing the table we made the following assumptions:

•

Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 4.05% for the year ended September 30, 2007, which approximates the yield on a one-year U.S. Treasury bill on September 30, 2007. This rate was used in lieu of the arithmetic average method because we believe it reflects the yield that we will receive on the net proceeds of the offering.

•	The pro forma after-tax yield on the net proceeds from the offering is assumed to be 2.49% for the year ended September 30, 2007, based on an effective tax rate of 38.5%.

•	No withdrawals were made from Malvern Federal Savings Bank’s deposit accounts for the purchase of shares in the offering.

•

Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted into the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•

Pro forma shareholders’ equity amounts have been calculated as if our common stock had been sold in the offering on September 30, 2007 and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

          The following pro forma information may not be representative of the actual financial effects upon consummation of the reorganization and offering, and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation or to Malvern Federal Savings Bank’s bad debt reserve. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different in the event of liquidation.

          The table reflects the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed stock option plan which we expect to adopt following the offering and present, together with the stock recognition and retention plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. See “Our Management – New Stock Benefit Plans.” We have assumed that shareholder approval is obtained, that the exercise price of the stock options is $10.00 per share, that the stock options have a term of 10 years and vest pro rata over five years, and that options are granted to acquire common stock equal to 4.9% of the to-be outstanding shares of Malvern Federal Bancorp. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $3.86 for each option. Finally, we assumed that 25.0% of the options will be non-qualified options, resulting in a tax benefit (at an assumed tax rate of 38.5%) for a deduction equal to the grant date fair value of the options. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used will be the same at the time the options are granted.

          The table also gives effect to the recognition and retention plan, which we expect to adopt following the offering and present, together with the new stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. If approved by shareholders, the recognition and retention plan intends to acquire an amount of common stock equal to 1.96% of Malvern Federal Bancorp’s common stock to be outstanding, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the recognition and retention plan are purchased in the open market at $10.00 per share and vest over a five-year period. There can be no assurance that shareholder approval of the recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

          The table below summarizes historical consolidated data of Malvern Federal Savings Bank and Malvern Federal Bancorp’s pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the reorganization.

At or For the Year Ended September 30, 2007

2,302,650 shares sold at $10.00 per share (Minimum of range)	2,709,000 shares sold at $10.00 per share (Midpoint of range)	3,115,350 shares sold at $10.00 per share (Maximum of range)	3,582,653 shares sold at $10.00 per share (15% above Maximum)(9)

(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$23,027	$27,090	$31,154	$35,827
Plus – shares issued to the foundation	1,071	1,260	1,449	1,666

Pro forma market capitalization	$24,098	$28,350	$32,603	$37,493

Gross proceeds of offering	$23,027	$27,090	$31,154	$35,827
Less-offering expenses	1,250	1,287	1,324	1,366

Estimated net offering proceeds	21,777	25,803	29,830	34,461

Less-MHC capitalization	(100)	(100)	(100)	(100)
Less-ESOP shares	(2,099)	(2,470)	(2,840)	(3,266)
Less-recognition and retention plan shares	(1,050)	(1,235)	(1,420)	(1,633)

Estimated net proceeds available for investment	$18,528	$21,999	$25,470	$29,461

Consolidated net income:
Historical	$2,412	$2,412	$2,412	$2,412
Pro forma adjustments:
Net income from proceeds	461	548	634	734
ESOP(2)	(86)	(101)	(116)	(134)
Recognition and retention plan(3)	(129)	(152)	(175)	(201)
Pro forma stock option adjustment(5)	(183)	(215)	(248)	(285)

Pro forma net income(4)	$2,475	$2,492	$2,507	$2,526

Net income per share:(1)
Historical	$0.47	$0.40	$0.35	$0.30
Pro forma adjustments:
Net income from proceeds	0.09	0.09	0.09	0.09
ESOP(2)	(0.02)	(0.02)	(0.02)	(0.02)
Recognition and retention plan(3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option adjustment(5)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share(1)(4)	$0.48	$0.41	$0.36	$0.31

Offering price as a multiple of pro forma net income per share	20.83	x	24.39	x	27.78	x	32.26	x

Number of shares outstanding for pro forma net income per share calculations(1)	5,159,078	6,069,504	6,979,930	8,026,919

Shareholders’ equity:
Historical	$44,039	$44,039	$44,039	$44,039
Estimated net offering proceeds	21,777	25,803	29,830	34,461
Plus – shares issued to foundation	1,071	1,260	1,449	1,666
Less – shares issued to foundation	(1,071)	(1,260)	(1,449)	(1,666)
Plus – tax benefit of foundation contribution	412	485	558	642
Less – capitalization of MHC	(100)	(100)	(100)	(100)
Less – ESOP(2)	(2,099)	(2,470)	(2,840)	(3,266)
Less – Recognition and retention plan(3)	(1,050)	(1,235)	(1,420)	(1,633)

Pro forma shareholders’ equity(6)	$62,979	$66,522	$70,067	$74,143

Shareholders’ equity per share:(7)
Historical	$8.22	$6.99	$6.08	$5.28
Estimated net offering proceeds	4.07	4.10	4.11	4.14
Plus – shares issued to foundation	0.20	0.20	0.20	0.20
Less – shares issued to foundation	(0.20)	(0.20)	(0.20)	(0.20)
Plus – tax benefit of foundation contribution	0.08	0.08	0.08	0.08
Less – capitalization of MHC	(0.02)	(0.02)	(0.01)	(0.01)
Less – ESOP(2)	(0.39)	(0.39)	(0.39)	(0.39)
Less – Recognition and retention plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma shareholders’ equity per share(6)(7)	$11.76	$10.56	$9.67	$8.90

Offering price as a percentage of pro forma shareholders’ equity per share(8)	85.03%	94.70%	103.41%	112.36%

Number of shares outstanding for pro forma book value per share calculations	5,355,000	6,300,000	7,245,000	8,331,750

(Footnotes begin on next page)
35

(1)

Per share net income data is based on 5,159,078, 6,069,504, 6,979,930 and 8,026,919 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares sold in the offering and shares to be allocated or distributed under our ESOP and stock recognition and retention plan for the period presented.

(2)

It is assumed that 3.92% of the aggregate shares to be outstanding after the reorganization (including shares issued to Malvern Federal Mutual Holding Company and contributed to the Malvern Federal Charitable Foundation) will be purchased by our ESOP at a price of $10.00 per share. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Malvern Federal Bancorp. Malvern Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be less or more than $10 per share offering price, which will vary the amount of proceeds used for this purpose. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended September 30, 2007, at an average fair value of $10.00; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)

Gives effect to the stock recognition and retention plan we expect to adopt following the reorganization and offering. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 1.96% of the shares of common stock to be outstanding after the reorganization (including shares issued to Malvern Federal Mutual Holding Company and contributed to the Malvern Federal Charitable Foundation), or 104,958, 123,480, 142,002 and 163,302 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from Malvern Federal Bancorp. Funds used by the stock recognition and retention plan to purchase shares in the open market would be contributed by Malvern Federal Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.92%.

(4)

Does not give effect to the non-recurring expense that will be recognized in fiscal 2008 as a result of the contribution of common stock to Malvern Federal Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the period presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Year Ended September 30, 2007	$659	$775	$891	$1,024
Pro forma net income (loss):
Year ended September 30, 2007	1,816	1,717	1,616	1,502
Pro forma net income (loss) per share:
Year ended September 30, 2007	0.35	0.28	0.23	0.19

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 38.5% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(Footnotes continued on next page)

(5)

The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options (assuming no federal tax benefit) that may be granted under the new stock option plan to be adopted following the reorganization and offering. If the new stock option plan is approved by shareholders, a number of shares equal to 4.9% of the to-be outstanding shares of Malvern Federal Bancorp will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, each option is assumed to have a value of $3.86, assuming an exercise price and grant date fair value of common stock of $10.00 per share. It is assumed that all stock options were granted in the first year after the offering, that stock options granted under the stock option plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the stock option plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Malvern Federal Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.7%.

(6)	The retained earnings of Malvern Federal Savings Bank will continue to be substantially restricted after the reorganization.

(7)

Shareholders’ equity per share data is based upon 5,355,000, 6,300,000, 7,245,000 and 8,331,750 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the reorganization and offering.

(8)	Based on pro forma net income for the year ended September 30, 2007.

(9)

As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA
FINANCIAL INFORMATION WITH AND WITHOUT THE FOUNDATION

          As set forth in the following table, if Malvern Federal Bancorp was not making a contribution to the Malvern Federal Charitable Foundation as part of the reorganization, RP Financial estimates that the pro forma valuation of Malvern Federal Bancorp would be greater, which would increase the amount of common stock offered for sale in the reorganization offering. If the foundation were not established, there is no assurance that the appraisal would conclude that the pro forma market value of Malvern Federal Bancorp would be the same as the estimate set forth in the table below. Any appraisal would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

          The information presented in the following table is for comparative purposes only. It assumes that the reorganization was completed at September 30, 2007, based on the assumptions set forth under “Unaudited Pro Forma Data.”

	At the Minimum of Offering Range		At the Midpoint of Offering Range		At the Maximum of Offering Range		At the Maximum, as Adjusted, of Offering Range

	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

	(Dollars in thousands, except per share amounts)

Estimated offering amount(1)	$23,027	$24,671	$27,090	$29,025	$31,154	$33,379	$35,827	$38,386
Pro forma market capitalization (excluding
Malvern Federal Mutual Holding Company)	24,098	24,671	28,350	29,025	32,603	33,379	37,493	38,386
Estimated pro forma valuation	53,550	54,825	63,000	64,500	72,450	74,175	83,318	85,301
Pro forma total assets	570,872	572,014	574,416	575,759	577,959	579,504	582,035	583,811
Pro forma total liabilities	507,893	507,893	507,893	507,893	507,893	507,893	507,893	507,893
Pro forma stockholders’ equity	62,979	64,121	66,522	67,866	70,067	71,611	74,143	75,918
Pro forma net income	2,475	2,505	2,492	2,525	2,507	2,547	2,526	2,571
Pro forma stockholders’ equity per share	11.76	11.69	10.56	10.52	9.67	9.66	8.90	8.90
Pro forma net income per share	0.48	0.47	0.41	0.41	0.36	0.35	0.31	0.30
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	85.03%	85.54%	94.70%	95.06%	103.41%	103.52%	112.36%	112.36%
Offering price as a multiple of pro forma net income per share	20.83	21.28	24.39	24.39	27.78	28.57	32.26	33.33
Pro Forma Financial Ratios:
Return on assets	0.43%	0.44%	0.43%	0.44%	0.43%	0.44%	0.43%	0.44%
Return on stockholders’ equity	3.93	3.91	3.75	3.72	3.58	3.56	3.41	3.39
Stockholders’ equity to total assets	11.03	11.21	11.58	11.79	12.12	12.36	12.74	13.00

(1)	Based on independent valuation prepared by RP Financial as of January 25, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          We are a community oriented savings bank headquartered in Paoli, Pennsylvania. We currently operate seven financial center offices in Chester County, which is located in southeastern Pennsylvania approximately 25 miles west of downtown Philadelphia. Our primary business consists of attracting deposits from the general public and using those funds together with funds we borrow to originate loans to our customers. At September 30, 2007, we had total assets of $551.9 million, including $466.2 million in net portfolio loans and $30.6 million of investment securities, total deposits of $433.5 million and total equity of $44.0 million.

          Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fee income and other, non-interest income and non-interest expenses. Our other, or non-interest, expenses principally consist of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. After the reorganization, we expect that our non-interest expenses will increase as we grow and expand our operations. In addition, our other expenses will increase due to the new stock benefit plans that we intend to implement. See “Unaudited Pro Forma Data.” Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial conditions and results of operations.

Business Strategy

          Our business strategy is focused on operating a growing and profitable community-oriented financial institution. Below are certain of the highlights of our business strategy:

•

Growing and Diversifying Our Loan Portfolio by, among other things, increasing our origination of commercial real estate loans. During the past five fiscal years, we have increased our net loans by 57.8% to $466.2 million (excluding $9.3 million of loans held for sale) at September 30, 2007 from $295.5 million at September 30, 2003. We have emphasized increased originations of commercial real estate loans. In addition, we have increased our emphasis on originating construction loans and consumer loans. Our commercial real estate and construction and development loans have increased from an aggregate of $57.1 million, or 19.2%, of our total loan portfolio, at September 30, 2003 to $167.4 million, or 35.0% of the total loan portfolio (including loans held for sale), at September 30, 2007. Similarly, our consumer loans, which consist primarily of home equity loans and lines of credit, have increased from $37.5 million, or 12.6% of the total loan portfolio at September 30, 2003 to $92.1 million, or 19.3% of the loan portfolio, at September 30, 2007. Commercial real estate, construction and development and consumer loans all typically have higher yields and are more interest sensitive than long-term single family residential mortgage loans. We plan to continue to grow and diversify our loan portfolio, and we intend to continue to grow our holdings of commercial real estate loans and construction and developments loans. In addition, the net proceeds to be received from the reorganization and offering will increase our loan-to-one borrower limits, which will permit us to originate and retain larger balance, commercial real estate and construction loans.

•

Growing our franchise by expanding our financial center network in our market area and contiguous communities. We intend to pursue opportunities to expand our market area by opening additional banking offices, which may include loan production offices, and, possibly, through acquisitions of other financial institutions and banking related businesses (although we have no current plans, understandings or agreements with respect to any specific acquisitions). We expect to focus on contiguous areas to our current locations in Chester County, Pennsylvania as well as adjoining counties in southeastern Pennsylvania.

•

Increasing our market share in our current markets. We operate in a competitive market area for banking products and services. In the five most recent fiscal years we have seen a decline in our deposit share in Chester County, which we attribute in large part to the extremely competitive banking environment. In fiscal 2007, we were able to reverse this trend and modestly increased our deposit share in Chester County to 4.72%. We are focused on continuing our efforts to increase market share by increasing the banking products we offer, increasing our business in non-traditional products and services, such as insurance, adding banking locations and increasing our marketing and advertising efforts.

•

Increasing our core deposits. We are attempting to increase our core deposits, which we define as all deposits products other than certificates of deposit, by offering customers additional deposit products as well as incentives to invest in core deposits. At September 30, 2007, our core deposits amounted to $165.2 million, or 38.1% of total deposits, compared to $143.4 million, or 35.6% of total deposits, at September 30, 2006. During fiscal 2007, we began offering higher rates on certain money market accounts as an incentive to our customers. Our money market accounts increased by $27.0 million, or 57.6%, from September 30, 2006 to September 30, 2007. We have continued our promotional efforts to increase core deposits and expect to add additional deposit products in fiscal 2008 as part of our efforts to increase core deposits.

•

Maintaining High Asset Quality. We continue to maintain exceptional levels of asset quality. At September 30, 2007, our non-performing loans amounted to $2.4 million or 0.5% of total loans. We attribute our high asset quality to our prudent and conservative underwriting practices, and we intend to maintain high asset quality after the reorganization and offering even as we continue to grow the bank. We have no exposure to the sub-prime market for mortgage loans.

•

Continuing to Provide Exceptional Customer Service. As a community oriented savings bank, we take pride in providing exceptional customer service as a means to attract and retain customers. We deliver personalized service to our customers that distinguishes us from the large regional banks operating in our market area. Our management team has strong ties to, and deep roots in, the community. We believe that we know our customers’ banking needs and can respond quickly to address them.

          This Management’s Discussion and Analysis section is intended to assist in understanding the financial condition and results of operations of Malvern Federal Savings Bank. The discussion and analysis does not include any comments relating to Malvern Federal Bancorp, since Malvern Federal Bancorp has had no significant operations to date. The information contained in this section should be read in conjunction with our consolidated financial statements and the accompanying notes to the consolidated financial statements and other sections contained in this prospectus.

Critical Accounting Policies

          In reviewing and understanding financial information for Malvern Federal Savings Bank, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus. The accounting and financial reporting policies of Malvern Federal Savings Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may affect our reported results and financial condition for the period or in future periods.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolio and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

          While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of its examination processes, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

          Income Taxes. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

          In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

          Other-Than-Temporary Impairment of Securities – Securities are evaluated on at least a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and our intent and ability to retain our investment in the security for a period of time sufficient to allow for an anticipated recovery in the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

How We Manage Market Risk

          Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies. See “Business of Malvern Federal Savings Bank – Lending Activities.”

          The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. We seek to manage our exposure to risks from changes in interest rates while at the same time trying to improve our net interest spread. We monitor interest rate risk as such risk relates to our operating strategies. We have established an Asset Liability Committee (“ALCO”) Committee, which is comprised of our President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and five outside directors, and which is responsible for reviewing our asset/liability and investment policies and interest rate risk position. The ALCO Committee meets on a regular basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on future earnings.

In recent years, we primarily have utilized the following strategies to manage interest rate risk:

•	we have increased our originations of shorter term loans particularly commercial real estate and construction loans;

•	we have attempted to match fund a portion of our loan portfolio with borrowings having similar expected lives;

•	on occasion, we have sold long-term (30-year) fixed-rate mortgage loans with servicing retained;

•	we have attempted, where possible, to extend the maturities of our deposits and borrowings; and

•	we have invested in securities with relatively short anticipated lives, generally one to three years, and we hold significant amounts of liquid assets.

          Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income. Our one-year cumulative gap was a negative 27.9% at September 30, 2007.

          The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at September 30, 2007, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the “GAP Table”). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 2007, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for single-family and other mortgage loans are assumed to range from 4.0% to 11.0%. The annual prepayment rate for investment securities is assumed to range from 5.0% to 10.0%. Savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or “decay rates,” of 11.0% and 6.0%, respectively. See “Business of Malvern Federal Savings Bank – Lending Activities,” “– Investment Activities” and “– Sources of Funds.”

	6 Months or Less	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total Amount

	(Dollars in thousands)
Interest-earning assets(1):
Loans receivable(2)	$118,662	$46,355	$191,278	$54,325	$69,372	$479,992
Investment securities	22,546	4,638	6,279	941	733	35,137
Other interest-earning assets	16,601	—	—	—	—	16,601

Total interest-earning assets	157,809	50,993	197,557	55,266	70,105	531,730

Interest-bearing liabilities:
Demand and NOW accounts	34,649	—	—	—	—	34,649
Money market accounts	73,790	—	—	—	—	73,790
Savings accounts	38,162	—	—	—	—	38,162
Certificate accounts	111,859	92,390	54,579	6,457	2,955	268,240
FHLB advances	11,509	522	59,356	—	—	71,387
Other borrowings	—	—	—	—	—	—

Total interest-bearing Liabilities	269,969	92,912	113,935	6,457	2,955	486,228

Interest-earning assets less interest-bearing liabilities	$(112,160)	$(41,919)	$83,622	$48,809	$67,150	$45,502

Cumulative interest-rate sensitivity gap(3)	$(112,160)	$(154,079)	$(70,457)	$(21,648)	$45,502

Cumulative interest-rate gap as a percentage of total assets at September 30, 2007	(20.32)%	(27.92)%	(12.77)%	(3.92)%	8.24%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at September 30, 2007	58.45%	57.54%	85.22%	95.52%	109.36%

(1)

Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)	For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

(3)	Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

          Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

          Net Portfolio Value and Net Interest Income Analysis. Our interest rate sensitivity also is monitored by management through the use of models which generate estimates of the change in its net portfolio value (“NPV”) and net interest income (“NII”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.

          The table below sets forth as of September 30, 2007 and 2006, the estimated changes in our net portfolio value that would result from designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rates changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	As of September 30, 2007			As of September 30, 2006

Change in Interest Rates (basis points)(1)	Amount	Dollar Change from Base	Percentage Change from Base	Amount	Dollar Change from Base	Percentage Change from Base

	(Dollars in Thousands)
+300	$28,782	$(22,994)	(44)%	$29,976	$(18,402)	(38)%
+200	36,329	(15,447)	(30)	36,348	(12,030)	(25)
+100	44,222	(7,554)	(15)	42,618	(5,760)	(12)
0	51,776			48,378
-100	57,878	+ 6,102	+ 12	53,348	+ 4,970	+ 10
-200	62,315	+ 10,539	+ 20	56,928	+ 8,550	+ 18

(1)	Assumes an instantaneous uniform change in interest rates. A basis point equals 0.01%.

          In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of September 30, 2007.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change

(Dollars in thousands)
200	$15,354	$(250)	(1.60)%
100	15,507	(97)	(0.62)
Static	15,604	—	—
(100)	15,486	(118)	(0.75)
(200)	15,320	(284)	(1.82)

          The above table indicates that as of September 30, 2007, in the event of an immediate and sustained 200 basis point increase in interest rates, our net interest income for the 12 months ending September 30, 2008 would be expected to decrease by $250,000 or 1.6% to $15.4 million.

          As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

          Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Year Ended September 30,

	2007			2006			2005

	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate

	(Dollars in thousands)
Interest Earning Assets:
Loans receivable(1)	$464,164	$30,732	6.62%	$440,768	$28,456	6.46%	$391,861	$23,238	5.93%
Investment securities	34,410	1,390	4.48	37,013	1,370	3.70	55,907	1,995	3.57
Deposits in other banks	7,220	324	4.04	5,847	136	2.33	7,477	96	1.28
FHLB stock	4,239	323	7.61	4,533	197	4.35	4,067	97	2.38

Total interest earning assets(1)	510,033	32,769	6.42	488,161	30,159	6.18	459,312	25,426	5.54

Non-interest earning assets	17,542			17,421			18,064

Total assets	527,575			505,582			477,375

Interest Bearing Liabilities:
Demand and NOW accounts	34,056	246	0.72	32,735	192	0.59	34,157	209	0.61
Money Market accounts	59,946	2,327	3.88	39,204	1,034	2.64	36,949	553	1.50
Savings accounts	41,546	422	1.02	48,560	500	1.03	57,781	595	1.03
Certificate accounts	261,231	12,392	4.74	249,703	10,573	4.23	232,553	8,813	3.79

Total deposits	396,779	15,387	3.88	370,202	12,299	3.32	361,440	10,170	2.81

Borrowed funds	64,076	3,848	6.01	70,249	4,204	5.98	56,044	3,540	6.32

Total interest-bearing liabilities	460,855	19,235	4.17	440,451	16,503	3.75	417,484	13,710	3.29

Non-interest-bearing liabilities	24,850			25,068			22,841

Total liabilities	485,705			465,519			440,325

Equity	41,870			40,063			37,050

Total liabilities and equity	$527,575			$505,582			$477,375

Net interest income		$13,534			$13,657			$11,716

Net interest spread			2.25%			2.43%			2.25%

Net interest margin			2.65%			2.80%			2.55%

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves. Includes $9.3 million of loans held for sale at September 30, 2007.

          The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended September 30,

	2006 vs. 2007			2005 vs. 2006

	Volume	Rate	Net Change	Volume	Rate	Net Change

	(In Thousands)
Interest-earning assets:
Loans receivable(1)	$1,511	$765	$2,276	$2,900	$2,318	$5,218
Investment Securities	(97)	117	20	(674)	49	(625)
FHLB Stock	(14)	140	126	11	89	100
Deposits in other banks	33	155	188	(21)	61	40

Total interest-earning assets	$1,433	$1,177	$2,610	$2,216	$2,517	$4,733

Interest-bearing liabilities:
Demand and NOW accounts	$(1)	$55	$54	$2	$(19)	$(17)
Money market accounts	547	746	1,293	34	447	481
Savings accounts	(72)	(6)	(78)	(95)	—	(95)
Certificate accounts	488	1,331	1,819	650	1,110	1,760

Total deposits	962	2,126	3,088	591	1,538	2,129

Borrowed funds	(369)	13	(356)	897	(233)	664

Total interest-bearing liabilities	$593	$2,139	$2,732	$1,489	$1,304	$2,793

Net interest income	$840	$(962)	$(122)	$728	$1,212	$1,940

(1)	Includes $9.3 million of loans held for sale at September 30, 2007.

Comparison of Financial Condition at September 30, 2007 and September 30, 2006

          Our total assets amounted to $551.9 million at September 30, 2007, a $34.7 million or 6.7% increase over total assets at September 30, 2006. During 2007, the primary reasons for our increases in total assets consisted of an $11.9 million increase in cash and cash equivalents, a $9.3 million increase in available for sale loans, a $10.4 million increase in net loans in portfolio and a $2.1 million increase in bank owned life insurance (“BOLI”). Our investment in BOLI amounted to $7.8 million at September 30, 2007 compared to $5.7 million at September 30, 2006 due primarily to the purchase of additional BOLI in fiscal 2007. BOLI is a bank owned life insurance policy on a selected group of employees which is used to help defray employee benefit costs. BOLI is recorded on the statements of financial condition at its cash surrender value and changes in the cash surrender value are recorded in other, or non-interest, income. BOLI income is tax-exempt. Malvern Federal Savings Bank’s BOLI policy currently covers a group of approximately 20 employees, all of whom have consented to such coverage.

          Our total liabilities at September 30, 2007, amounted to $507.9 million compared to $475.8 million at September 30, 2006. The primary reason for the $32.1 million, or 6.8%, increase in total liabilities during fiscal 2007 was a $31.4 million increase in our deposits. Subsequent to the reorganization we intend to moderately increase our use of leverage in the form of FHLB advances as an additional source of funds.

          Our total equity capital amounted to $44.0 million at September 30, 2007 compared to $41.4 million at September 30, 2006. The primary reasons for the $2.6 million increase in equity in fiscal 2007 was net income of $2.4 million during the fiscal year ended September 30, 2007.

Comparison of Operating Results for the Years Ended September 30, 2007 and September 30, 2006

          General. We reported net income of $2.4 million for the year ended September 30, 2007 compared to net income of $3.2 million for the year ended September 30, 2006. The primary reason for the $793,000, or 24.7% decrease in our net income in fiscal 2007 compared to fiscal 2006 was an $847,000 increase in the provision for loan losses to $1.3 million in fiscal 2007 compared to $451,000 in fiscal 2006.In addition to the difference in the provision for loan losses, our net interest income decreased by $122,000 in the year ended September 30, 2007 compared to the year ended September 30, 2006, while our other, or non-interest, income decreased by $98,000 and our non-interest expense increased by $391,000. These differences were partially offset by a $665,000 decrease in income tax expense in the year ended September 30, 2007 compared to the year ended September 30, 2006.

          Interest and Dividend Income. Our total interest and dividend income amounted to $32.8 million for the year ended September 30, 2007 compared to $30.2 million for the year ended September 30, 2006. The primary reason for the $2.6 million increase in interest and dividend income in fiscal 2007 compared to fiscal 2006 was a $2.3 million, or 8.0%, increase in interest earned on loans. The increase in interest earned on loans in fiscal 2007 was due primarily to a 16 basis point (100 basis points being equal to 1.0%) increase in the average yield earned on our loans together with a $23.4 million, or 5.3%, increase in the average balance of our loan portfolio in fiscal 2007 compared to fiscal 2006. The increase in the average yield on our net loans in fiscal 2007 compared to fiscal 2006 reflects our focus on originating commercial real estate and construction loans as well as home equity loans and lines of credit, all of which have higher yields than one-to four-family residential mortgage loans, as well as the increase in market rates of interest during the period. Our interest earned on deposits in other institutions increased by $188,000 to $324,000 in the fiscal year ended September 30, 2007 compared to $136,000 in fiscal 2006. The primary reason for the increase in fiscal 2007 was $1.4 million, or 23.5%, increase in the average balances of deposits in other banks in fiscal 2007 compared to fiscal 2006. Our average balance of funds deposited in other banks was lower in fiscal 2006 in part due to our prepayment of $4.9 million of FHLB advances in fiscal 2006. Interest income on investment securities increased by $96,000, or 8.2%, in fiscal 2007 compared to fiscal 2006. The increase in interest income on investment securities in 2007 was due to a 64 basis point increase in the average yield earned, which more than offset a $2.6 million, or 7.0%, decrease in the average balance of our investment securities portfolio.

          Interest Expense. Our total interest expense amounted to $19.2 million for the year ended September 30, 2007 compared to $16.5 million for the year ended September 30, 2006, an increase of $2.7 million or 16.6%. The reason for the increase in interest expense in fiscal 2007 compared to fiscal 2006 was an increase in the average balance of our total deposits and increases in the average rates paid on most of our deposit products in fiscal 2007 compared to fiscal 2006. The average balance of our total deposits increased by $25.1 million, or 6.4%, in fiscal 2007 compared to fiscal 2006 due primarily to an $20.7 million increase in the average balance of money market accounts together with an $11.5 million increase in the average balance of certificates of deposit. The average rate paid on our deposits increased by 55 basis points in fiscal 2007 compared to fiscal 2006 due primarily to increases in the average rates paid on our money market accounts and certificate accounts in fiscal 2007 compared to fiscal 2006. Our expense on borrowings amounted to $3.8 million in fiscal 2007 compared to $4.2 million in fiscal 2006, a decrease of $356,000 or 8.5%. The average balance of our borrowings was reduced by $6.2 million in fiscal 2007 compared to fiscal 2006, which more than offset a three basis point increase in the average cost of borrowed funds to 6.01% during the year ended September 30, 2007. Given the increases in deposit levels in fiscal 2007, we repaid approximately $4.9 million FHLB advances during the fiscal year.

          Provision for Loan Losses. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by our judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Our activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Our evaluation process typically includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require it to make additional provisions for estimated loan losses based upon judgments different from those of management.

          During the year ended September 30, 2007, we made a $1.3 million provision to our allowance for loan losses compared to a $451,000 provision in the year ended September 30, 2006. The provision in fiscal 2007 was due primarily to one classified commercial real estate loan with an outstanding balance of $3.5 million at September 30, 2007 secured by a mixed use building in Philadelphia, Pennsylvania. We increased our allowance for loan losses by $852,000 in fiscal 2007 upon review of this loan. See “Asset Quality – Asset Classification.” The $1.3 million provision for loan losses made in fiscal 2007 reflected management’s assessment, based on the information available at the time, of the inherent level of losses in the bank’s loan portfolio.

          Other Income. Our other, or non-interest, income decreased by $98,000, or 6.3%, to $1.5 million for the year ended September 30, 2007 compared to $1.6 million for the year ended September 30, 2006. The primary reasons for the decrease in other income in fiscal 2007 compared to fiscal 2006 was the absence of any gain on the sale of loans, compared to $102,000 in such gain in fiscal 2006, as well as an $8,000 loss taken upon the sale of available for sale securities.

          Our income from service charges and other fees increased slightly in the year ended September 30, 2007 over the year ended September 30, 2006, while our income from BOLI increased $25,000, or 12.6%, in fiscal 2007 due primarily to the purchase of additional BOLI coverage in fiscal 2007.

          Other Expenses. Our other, or non-interest, expenses increased by $391,000, or 4.0%, to $10.2 million for the year ended September 30, 2007 compared to $9.8 million for the year ended September 30, 2006. The primary reasons for the increase in other expenses were increases in salary and employee benefits expenses of $236,000, or 4.8%, in fiscal 2007 compared to fiscal 2006. In addition to normal salary adjustments, our salary and benefit expense increase in fiscal 2007 due to the addition of three full-time and five part-time employees as well as increased health insurance premiums. Our advertising expense increased by $245,000, or 88.3%, to $523,000 in the year ended September 30, 2007 compared to $278,000 in the year ended September 30, 2006. We increased our marketing efforts in fiscal 2007 by adding television and billboard advertising as well as increasing our newspaper and direct mail promotional efforts. In addition, our occupancy expense increased by $160,000, or 9.7%, in fiscal 2007 compared to fiscal 2006 reflecting in large part renovations at one of our branch offices and additional depreciation costs. Partially offsetting these increases in other expenses was a $389,000, or 22.6%, reduction in other operating expenses to $1.3 million in fiscal 2007 compared to $1.7 million in fiscal 2006. Other operating expenses were higher in fiscal 2006 primarily due to a $339,000 fee incurred upon the prepayment of $4.9 million in FHLB advances in fiscal 2007. No such prepayment fees were incurred in fiscal 2007.

          Income Tax Expense. Our income tax expense decreased by $665,000 to $1.1 million for the year ended September 30, 2007 compared to $1.8 million for the year ended September 30, 2006. The decrease in income tax expense was due primarily to the decrease in pre-tax income. Our effective Federal tax rate was 31.7% for the year ended September 30, 2007 compared to 35.8% for the year ended September 30, 2006. During fiscal 2007, we reduced our effective tax rate primarily through increased contributions to organizations for which we received a credit for purposes of our Pennsylvania income taxes.

Comparison for Operating Results for the Years Ended September 30, 2006 and September 30, 2005

          General. Our net income increased by $699,000 or 27.9% to $3.2 million for the year ended September 30, 2006 compared to $2.5 million for the year ended September 30, 2005. The primary reason for the increase in our net income in fiscal 2006 compared to fiscal 2005 was a $1.9 million increase in net interest income, which more than offset a $566,000 increase in other expenses, a $161,000 increase in the provision for loan losses and a $679,000 increase in income tax expense in fiscal 2006 compared to fiscal 2005.

          Interest and Dividend Income. Our total interest and dividend income amounted to $30.2 million for the year ended September 30, 2006 compared to $25.4 million for the year ended September 30, 2005. The primary reason for the $4.7 million, or 18.6%, increase in interest and dividend income in fiscal 2006 compared to fiscal 2005 was a $5.2 million increase in interest income on loans due primarily to a $48.9 million, or 12.5%, increase in the average balance of our loan portfolio in fiscal 2006 compared to fiscal 2005 together with a 53 basis point increase in the average yield earned on loans. The increase in the average balance of loans in fiscal 2006 over fiscal 2005 primarily reflects the significant amount of new loans we were originating in fiscal 2006. Interest income on our investment securities decreased by $485,000 in fiscal 2006 compared to fiscal 2005 due primarily to $19.0 million decrease in the average balance of our investment securities which more than offset a 13 basis point increase in the average yield earned.

          Interest Expense. Our total interest expense increased to $16.5 million for the year ended September 30, 2006 compared to $13.7 million for the year ended September 30, 2005. The increase was primarily due to $2.1 million increase in interest paid on deposits. The average balance of our deposits increased by $10.6 million in fiscal 2006 compared to fiscal 2005, due primarily to a $17.1 million increase in the average balance of our certificates of deposit which was partially offset by a $6.6 million decrease in core deposits. The average rate paid on all deposits increased by 47 basis points to 3.14% in fiscal 2006 compared to 2.67% in fiscal 2005. Interest paid on borrowings increased by $664,000, or 18.8%, to $4.2 million in fiscal 2006 compared to $3.5 million in fiscal 2005. The average balance of our borrowings increased by $14.2 million, or 25.4%, in fiscal 2006 compared to fiscal 2005, which more than offset a 34 basis point or 5.4% decrease in the average rate paid on borrowed funds in fiscal 2006.

          Provision for Loan Losses. As previously discussed, we made a $451,000 provision for loan losses in fiscal 2006. Our provision for loan losses was $290,000 for the fiscal year ended September 30, 2005. The primary reason for the increase in our provision for loan losses in fiscal 2006 compared to fiscal 2005 was due to one $1.5 million commercial real estate loan which was placed on non-accrual status in fiscal 2006. We increased our allowance for loan losses by $225,000 in fiscal 2006 upon consideration of this loan. This loan was repaid in full in fiscal 2007.

          Other Income. Our other income was $1.6 million for the year ended September 30, 2006 compared to $1.4 million for the year ended September 30, 2005. In fiscal 2006, our other income increased by $166,000 over fiscal 2005 due primarily to a $179,000, or 22.2%, increase in service charges and fees, primarily as a result of increases in the amount of loan fees due primarily to increased originations of commercial real estate and construction loans as well as increases in the fee schedule for such loans and increased fees on certain deposit products, such as DDA accounts, and increased promotion of such products. In addition, in fiscal 2006, we recognized a $25,000 gain on the sale of available for sale investment securities compared to a $231,000 loss on such sales in fiscal 2005. Partially offsetting these items was a reduction in the gain recorded on sales of loans to $102,000 in fiscal 2006 compared to $240,000 in fiscal 2005.

          Other Expenses. Our other expenses amounted to $9.8 million in the fiscal year ended September 30, 2006 compared to $9.2 million in the fiscal year ended September 30, 2005. The primary reason for the $566,000, or 6.2%, increase in other expenses in fiscal 2006 compared to fiscal 2005 was a $444,000 increase in salaries and employee benefit expense in fiscal 2006. In addition, our other operating expenses increased by $142,000 in fiscal 2006 compared to fiscal 2005 due primarily to a $339,000 prepayment fee incurred in fiscal 2006 upon the prepayment of $5.0 million of FHLB advances with a weighted average rate of 7.13%.

          Income Tax Expense. Our income tax expense was $1.8 million in the year ended September 30, 2006 compared to $1.1 million in year ended September 30, 2005. The primary reason for the increase in income tax expense in fiscal 2006 compared to fiscal 2005 was the increase in pre-tax income. Our effective Federal tax rate was 35.8% in fiscal 2006 compared to 30.7% in fiscal 2005.

Liquidity and Capital Resources

          Our primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. At September 30, 2007, our cash and cash equivalents amounted to $19.0 million. In addition, at such date our available for sale investment securities amounted to $29.1 million.

          We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At September 30, 2007, we had certificates of deposit maturing within the next 12 months amounting to $204.2 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us. For the year ended September 30, 2007, the average balance of our outstanding FHLB advances was $57.2 million. At September 30, 2007, we had $63.4 million in outstanding FHLB advances and we had $252.2 million in additional FHLB advances available to us. In addition, at September 30, 2007, we had a $50.0 million line of credit with the FHLB, of which we had $8.0 million outstanding and $42.0 million was available.

          In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund liquidity needs. In recent years we have utilized borrowings as a cost efficient addition to deposits as a source of funds. Our borrowings consist solely of advances and short-term borrowings from the FHLB of Pittsburgh, of which we are a member. Under terms of the collateral agreement with the Federal Home Loan Bank, we pledge residential mortgage loans and mortgage-backed securities as well as our stock in the Federal Home Loan Bank as collateral for such advances.

Payments Due Under Contractual Obligations

          The following table presents information relating to Malvern Federal Savings Bank’s payments due under contractual obligations as of September 30, 2007.

	Payments Due by Period

	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total

	(Dollars in thousands)
Long-term debt obligations	$3,000	$55,387	$5,000	$—	$63,387
Certificates of deposit	204,249	54,579	6,457	2,955	268,240
Operating lease obligations	84	168	168	119	539

Total contractual obligations	$207,493	$110,134	$11,625	$3,074	$332,166

Off-Balance Sheet Arrangements

          In the normal course of operations, the bank engages in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

          The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. Malvern Federal Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at September 30, 2007 and 2006 are as follows:

	September 30,

	2007	2006

	(Dollars in thousands)
Commitments to extend credit:(1)
Future loan commitments	$4,977	$1,199
Undisbursed construction loans	43,346	36,445
Undisbursed home equity lines of credit	18,862	20,001
Undisbursed commercial lines of credit	8,566	9,411
Overdraft protection lines	900	964
Standby letters of credit	2,277	1,925

Total Commitments	$78,928	$69,945

(1)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

          We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Impact of Inflation and Changing Prices

          The financial statements, accompanying notes, and related financial data of Malvern Federal Savings Bank presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

          In March 2007, the Financial Accounting Standards Board (the “FASB”) ratified EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (EITF 06-10). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. We are currently assessing the impact of EITF 06-10 on our consolidated financial position and results of operations.

          In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for us on October 1, 2008. We are evaluating the impact that the adoption of SFAS No, 159 will have on our consolidated financial position and results of operations.

          In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

          In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

          In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to October 1, 2006. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

          On September 7, 2006, the EITF reached a conclusion on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of “key persons.” The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact the adoption of EITF 06-5 will have on our consolidated financial statements.

          In September 2006, FASB ratified the consensus reached by the EITF in Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 applies to life insurance arrangements that provide an employee with a specified benefit that is not limited to the employee’s active service period, including certain BOLI policies. EITF 06-4 requires an employer to recognize a liability and related compensation costs for future benefits that extend to postretirement periods. EITF 06-4 is effective for fiscal years beginning after December 31, 2007, with earlier application permitted. We are continuing to evaluate the impact of this consensus, which may require us to recognize an additional liability and compensation expense related to our BOLI policies.

MALVERN FEDERAL MUTUAL HOLDING COMPANY

          Malvern Federal Mutual Holding Company will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of Malvern Federal Bancorp’s common stock. Persons who had membership rights in Malvern Federal Savings Bank as of the date of the reorganization will continue to have membership rights, however, these membership rights will be in Malvern Federal Mutual Holding Company.

          Malvern Federal Mutual Holding Company’s principal assets will be the common stock of Malvern Federal Bancorp it receives in the reorganization and $100,000 cash in initial capitalization which will be paid in by Malvern Federal Savings Bank. Presently, it is expected that the only business activity of Malvern Federal Mutual Holding Company will be to own a majority of Malvern Federal Bancorp’s common stock. Malvern Federal Mutual Holding Company will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

          Malvern Federal Mutual Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of Malvern Federal Savings Bank. It is anticipated that Malvern Federal Mutual Holding Company will employ only persons who are officers of Malvern Federal Savings Bank to serve as officers of Malvern Federal Mutual Holding Company. Those persons will not be separately compensated by Malvern Federal Mutual Holding Company.

MALVERN FEDERAL BANCORP, INC.

          Malvern Federal Bancorp will be formed as a federal corporation and will own 100% of Malvern Federal Savings Bank’s common stock. We have not engaged in any business to date. We will retain 40% of the net proceeds from the offering. We will use our initial capital as discussed in “How Our Net Proceeds Will Be Used.” Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends we receive from Malvern Federal Savings Bank.

          Immediately after the reorganization and offering, it is expected that our only business activities will be to hold all of the outstanding common stock of Malvern Federal Savings Bank. We will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Malvern Federal Savings Bank. There are no plans for any additional capital issuance, merger or acquisition or other diversification of the activities of Malvern Federal Bancorp at the present time.

          Initially, Malvern Federal Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Malvern Federal Savings Bank. At the present time, we intend to employ only persons who are officers of Malvern Federal Savings Bank to serve as officers of Malvern Federal Bancorp. We also may use the support staff of Malvern Federal Savings Bank from time to time. These persons will not be separately compensated by Malvern Federal Bancorp. We will hire additional employees, as appropriate, to the extent we expand our business in the future.

BUSINESS OF MALVERN FEDERAL SAVINGS BANK

          General. Malvern Federal Savings is a federally chartered community-oriented savings bank which was originally organized in 1887 and is headquartered in Paoli, Pennsylvania. The bank currently conducts its business from its headquarters and seven additional financial centers.

          We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and investment securities. Our principal sources of funds are deposits, repayments of loans and investment securities, maturities of investments and interest-bearing deposits, other funds provided from operations and wholesale funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, commercial real estate mortgage loans, construction and development loans, home equity loans and lines of credit and other consumer loans. The bank derives its income principally from interest earned on loans, investment securities and, to a lesser extent, from fees received in connection with the origination of loans and for other services. Malvern Federal Savings Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses. Funds for activities are provided primarily by deposits, amortization of loans, loan prepayments and the maturity of loans, securities and other investments and other funds from operations.

          We are an active originator of residential home mortgage loans in our market area. Historically, Malvern Federal Savings was a traditional thrift with an emphasis on originating various resident loan products to hold in its portfolio. Approximately four years ago, we determined to shift the emphasis on the loan products we offer and increased our efforts to originate commercial real estate loans, construction and development loans and consumer loans. We determined to originate greater amounts of commercial real estate loans, construction and development loans and consumer loans because we believed we could compete effectively as a niche lender in our market area for such loans given management’s knowledge of, and its extensive network of contacts in, the small to mid-sized businesses community in southeastern Pennsylvania. In addition, commercial real estate loans, construction and development loans and consumer loans are deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans. Following consummation of the reorganization and offering, we intend to continue our emphasis on commercial real estate lending, construction and development lending and consumer lending. We also continue, however, to be an active originator of single-family residential mortgage loans.

          Our headquarters is located at 42 East Lancaster Avenue, Paoli, Pennsylvania, and our telephone number is (610) 644-9400. We maintain a website at www.malvernfederal.com and we provide our customers with on-line banking and telephone banking services.

Our Market Area

          We conduct business from our headquarters and seven financial centers located throughout Chester County, Pennsylvania. Our headquarters office is in Paoli, Pennsylvania, approximately 25 miles west of the City of Philadelphia. In addition to Chester County, our lending efforts are focused in neighboring Montgomery County and Delaware County, both of which are also in southeastern Pennsylvania. To a lesser extent, Malvern Federal Savings Bank provides services to other areas in the greater Philadelphia market area.

          The population of Chester County, Pennsylvania is approximately 491,000 persons and it has increased approximately 13.1%, or 1.8% on an annual basis, since 2000. By comparison, the annual growth rate for the Commonwealth of Pennsylvania and the entire United States was 0.4% and 1.2%, respectively, during that period. The estimated annual growth rate for Chester County is expected to continue to exceed both the United States and Pennsylvania growth rates through 2012. The population growth in Chester County reflects, in part, the movement of people from the City of Philadelphia to suburban markets surrounding the city. Chester County is relatively affluent, with per capita income of $43,177 in 2007, which is 54.7% higher than the per capita income for the entire United States and 56.4% higher than the per capita income for Pennsylvania as a whole in 2007. Median household income was $85,956 in Chester County in fiscal 2007, compared to $53,154 for the United States and $51,375 for Pennsylvania as a whole. Approximately 43% of all Chester County households had income levels in excess of $100,000 in 2007, compared to 21% for the nation as a whole and 19% for Pennsylvania as whole. The annual growth rate of per capita income for Chester County during 2000-2007 was 4.5% compared to 3.7% for the entire United States and 4.1% for Pennsylvania. The economy in our market area is relatively diverse with trade, transportation and utilities being the most prominent sectors as well as education and health services, financial services, bio-technology and pharmaceutical companies, health care and science and technology. The list of the largest employers in our market area includes Merck & Co., Vanguard Group, Boeing, Siemens, QVC, Inc. and Aetna U.S. Healthcare. The September 2007 unemployment rate for Chester County was 3.1%, compared to 4.5% and 4.1%, respectively, for the United States and the Commonwealth of Pennsylvania.

          Malvern Federal Savings Bank faces significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within Malvern Federal Savings Bank’s market area, we estimate that more than 75 other banks, credit unions and savings institutions are operating. Malvern Federal Savings Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

          General. At September 30, 2007, our net loan portfolio totaled $466.2 million or 84.5% of total assets. In addition, at September 30, 2007, we had $9.3 million of single-family residential mortgage loans held for sale. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as “single-family” residential real estate loans located in our market area. We have increased our emphasis on originating commercial real estate loans, construction and development loans and consumer loans in recent years. Our consumer loans consist primarily of home equity loans and lines of credit.

          The types of loans that we may originate are subject to federal and state law and regulations. Interest rates charged by us on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

          Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	September 30,

	2007		2006		2005		2004		2003

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Mortgage Loans:
One- to four-family(1)	$193,460	40.4%	$186,760	40.9%	$202,313	48.6%	$203,491	56.7%	$177,707	59.5%
Commercial real estate	108,500	22.7	94,132	20.6	80,512	19.3	63,359	17.7	45,436	15.3
Construction or development	58,870	12.4	67,833	14.8	48,488	11.6	22,039	6.2	11,704	3.9
Multi-family	2,257	0.5	2,283	0.5	413	0.1	516	0.1	270	0.1
Land loans	6,665	1.4	7,675	1.6	3,125	0.8	3,332	0.9	6,497	2.2

Total mortgage loans	369,752	77.4	358,683	78.4	334,851	80.4	292,737	81.6	241,614	81.0

Commercial	15,767	3.3	16,504	3.6	16,494	4.0	19,743	5.5	19,290	6.4

Consumer:
Home equity lines of credit	11,811	2.5	12,702	2.7	14,132	3.4	15,612	4.4	12,380	4.2
Second mortgages	78,733	16.5	67,742	14.9	49,565	11.9	29,159	8.2	19,402	6.5
Other	1,525	0.3	1,621	0.4	1,262	0.3	1,309	0.3	5,683	1.9

Total consumer loans	92,069	19.3	82,065	18.0	64,959	15.6	46,080	12.9	37,465	12.6

Total Loans	477,588	100.0%	457,252	100.0%	416,304	100.0%	358,560	100.0%	298,369	100.0%

Deferred fees and discounts	2,404		1,954		1,602		1,107		194
Allowance for losses	(4,541)		(3,393)		(3,222)		(3,034)		(3,045)

Loans receivable, net	$475,451		$455,813		$414,684		$356,633		$295,518

(1)	Includes $9.3 million of loans held for sale at September 30, 2007.

The following table shows the composition of our loan portfolio by fixed- and adjustable-rate at the dates indicated.

	September 30,

	2007		2006		2005		2004		2003

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

				(Dollars in Thousands)
Fixed-Rate Loans:
Mortgage Loans:
One-to four-family(1)	$163,463	34.2%	$153,632	33.6%	$182,210	43.7%	$193,598	54.0%	$169,157	56.7%
Multi-family	—	—	—	0.0	326	0.1	420	0.1	158	0.1
Commercial real estate	35,053	7.4	40,502	8.9	35,578	8.5	34,258	9.4	30,896	10.3
Construction or development	8,626	1.8	7,435	1.6	7,121	1.7	5,289	1.5	3,249	1.1
Land loans	1,591	0.3	1,606	0.3	44	0.1	52	0.1	195	0.1

Total fixed-rate mortgage loans	208,733	43.7	203,175	44.4	225,279	54.1	233,617	65.1	203,655	68.3

Commercial	3,847	0.8	4,799	1.1	2,789	0.7	3,221	0.9	2,905	0.9
Consumer:
Home equity lines of credit	—	—	—	—	—	—	—	—	—	—
Second mortgages	78,706	16.5	67,643	14.8	49,562	11.9	29,159	8.1	19,402	6.5
Other	1,097	0.2	1,159	0.3	844	0.2	933	0.4	5,401	1.8

Total fixed-rate consumer loans	79,803	16.7	68,802	15.1	50,406	12.1	30,092	8.5	24,803	8.3

Total fixed rate loans	$292,383	61.2	$276,776	60.5	$278,474	66.9	$266,930	74.5	$231,363	77.5

Adjustable-Rate Loans:
Mortgage Loans:
One-to four-family	$29,998	6.3%	$33,128	7.3%	$20,103	4.8%	$9,894	2.7%	$8,550	2.9%
Multi-family	2,257	0.5	2,283	0.5	87	0.1	96	0.1	113	0.1
Commercial real estate	73,448	15.4	53,629	11.7	44,934	10.8	29,100	8.1	14,540	4.9
Construction or development	50,244	10.5	60,398	13.2	41,367	9.9	16,750	4.7	8,454	2.8
Land loans	5,074	1.1	6,069	1.3	3,081	0.7	3,280	0.9	6,302	2.1

Total adjustable rate mortgage Loans	161,021	33.8	155,507	34.0	109,572	26.3	59,120	16.5	23,203	12.8

Commercial	11,920	2.5	11,705	2.5	13,705	3.3	16,522	4.6	16,385	5.5
Consumer:
Home equity lines of credit	11,811	2.4	12,703	2.7	14,132	3.4	15,612	4.3	12,380	4.1
Second mortgages	26	—	99	0.1	4	—	—	—	—	—
Other	427	0.1	462	0.2	417	0.1	376	0.1	282	0.1

Total adjustable rate consumer loans	12,264	2.5	13,264	3.0	14,553	3.5	15,988	4.4	12,662	4.2

Total adjustable rate loans	$185,205	38.8%	$180,476	39.5%	$137,830	33.1%	$91,630	25.5%	$67,006	22.5%

Total loans(1)	$477,588	100.0%	$457,252	100.0%	$416,304	100.0%	$358,560	100.0%	$298,369	100.0%

(1)	Includes $9.3 million of fixed-rate, single-family residential loans held for sale at September 30, 2007.

          Loan Maturity. The following table presents the contractual maturity of our loans at September 30, 2007. The table does not include the effect of prepayments or scheduled principals amortization. Loans having no stated repayment schedule or maturity and overdraft loans are reported as being due in one year of less.

	One-to- Four Family		Multi- family	Commercial Real Estate	Construction or Development	Land Loans	Commercial	Home Equity Lines of Credit	Second Mortgages	Other	Total

	(Dollars in Thousands)
Amounts due in:
One year or less(1)	$2,139		$—	$8,128	$25,406	$2,795	$3,367	$145	$689	$64	$42,733
After one year through two years	767		90	6,994	11,760	2,695	2,107	—	681	142	25,236
After two years through three years	1,226		—	7,699	1,090	—	1,775	—	947	234	12,971
After three years through five years	4,478		—	1,671	2,789	—	226	—	3,707	526	13,397
After five years through ten years	19,166		1,851	72,496	12,407	1,175	3,537	60	13,019	116	123,827
After ten years through fifteen years	51,588		—	5,835	—	—	2,068	—	44,074	15	103,580
Beyond fifteen years	114,096	(2)	316	5,677	5,418	—	2,687	11,606	15,616	428	155,844	(1)

Total	$193,460		$2,257	$108,500	$58,870	$6,665	$15,767	$11,811	$78,733	$1,525	$477,588	(1)

Interest rate terms on amounts due after one year:
Fixed rate	$151,415		$90	$30,207	$19,584	$3,296	$730	$—	$78,017	$1,446	$284,785
Adjustable rate	39,906		2,167	70,165	13,880	574	11,670	11,666	27	15	150,070

Total	$191,321		$2,257	$100,372	$33,464	$3,870	$12,400	$11,666	$78,044	$1,461	$434,855

(1)	Including loans-in-process.

(2)	Includes $9.3 million of one-to four-family mortgage loans due beyond 15 years which were held for sale at September 30, 2007.

          Loan Originations, Purchases and Sales. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. In addition, we rely on a network of approximately six mortgage brokers with respect to production of new single-family residential mortgage loans and home equity loans and lines of credit. We receive applications from such brokers on standardized documents meeting Freddie Mac and Fannie Mae guidelines and, if we determine to acquire loans from such brokers, are underwritten and approved pursuant to the policies and procedures of Malvern Federal Savings Bank. Depending upon our arrangements with the particular broker, loans obtained from our broker network are classified either as “purchased,” when the broker provides the loan funds at closing and closes the loan in its name, or as “originated,” when Malvern Federal Savings Bank disburses the loan funds at closing and the documents reflect the bank as the lender. Single-family residential mortgage loan applications and consumer loan applications are taken at any Malvern Federal Savings Bank branch office. We also accept internet applications submitted to our website. Applications for other loans typically are taken personally by our loan officers or business development officers, although they may be received by a branch office initially and then referred to one of our loan officers or business development officers. All loan applications are processed and underwritten centrally at our main office.

          All of our single-family residential mortgage loans are written on standardized documents used by Freddie Mac and Fannie Mae. We also utilize an automated loan processing and underwriting software system for our new single-family residential mortgage loans. Property valuations of loans secured by real estate are undertaken by an independent third-party appraiser approved by our board of directors.

          In addition to originating loans, we occasionally purchase participation interests in larger balance loans, typically commercial real estate or construction or development loans, from other financial institutions in our market area. Such participations are reviewed for compliance with our underwriting criteria before they are purchased. We actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan’s performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower. From October 1, 2004 through September 30, 2007, we purchased three loan participation interests from other institutions. At September 30, 2007, the outstanding balance of such participation interests to Malvern Federal Savings was approximately $4.8 million and all were current and performing in accordance with their terms.

          In addition, Malvern Federal Savings Bank also occasionally sells whole loans or participation interests in loans it originates. From October 1, 2004 through September 30, 2007, we sold a participation interest in one construction and development loan in fiscal 2006. We generally have sold participation interests in loans only when a loan would exceed our loans-to-one borrower limits. Our loans-to-one borrower limit, with certain exceptions, generally is 15% of our unimpaired capital and surplus or $7.2 million at September 30, 2007. The reorganization and net proceeds received in the offering will increase our loans-to-one borrower limit and will permit us to originate and retain for our portfolio larger balance loans. We expect to take advantage of the increased limit in order to originate larger loans consistent with our current practices and procedures. At September 30, 2007, our five largest outstanding loans to one borrower and related entities amounted to $6.5 million, $6.2 million, $5.8 million, $5.5 million and $5.3 million, respectively, and all of such loans were performing in accordance with their terms. In addition, in an effort to improve its interest rate risk exposure, the bank has sold long-term (20 or 30 year term) fixed-rate single family residential mortgage loans to Freddie Mac and Fannie Mae while retaining the loan servicing rights for such loans. At September 30, 2007, we had $9.3 million in loans held for sale, and such loans were sold in October 2007. We receive a fee for continuing to service such loans when they are sold, and such fees are recorded as non-interest income.

The following table shows our loan origination, purchase and repayment activities for the periods indicated.

	Year Ended September 30,

	2007	2006	2005

	(In Thousands)
Total gross loans at beginning of period	$457,252	$416,304	$358,560

Originations by type:
Adjustable rate:
Mortgage:
One- to four-family	463	5,906	3,982
Multi-family	—	1,908	—
Commercial real estate	36,974	15,415	16,415
Construction or development(1)	35,802	62,178	48,837
Land loans	116	2,700	98
Other:
Commercial	2,001	2,855	—
Home equity lines of credit	8,674	12,208	10,878
Second mortgages	—	—	—
Other	—	—	—

Total adjustable-rate	84,030	103,170	80,210

Fixed rate:
Mortgage:
One- to four-family	23,907	16,805	20,615
Multi-family	—	—	—
Commercial real estate	2,587	4,141	4,792
Construction or development	—	1,375	—
Land loans	—	2,962	—
Other:
Commercial	9,750	11,498	14,756
Home equity lines of credit	—	—	—
Second mortgages	10,715	10,453	7,626
Other	1,022	2,289	2,610

Total fixed-rate	47,981	49,253	50,399

Total loans originated	132,011	152,693	130,609

Principal Repayments:
Mortgage:
One- to four-family	24,973	25,008	35,398
Multi-family	26	38	103
Commercial real estate	25,193	5,936	4,054
Construction or development(3)	44,765	44,208	22,388
Land loans	1,126	1,113	304

(Table continued on next page)

	Year Ended September 30,

	2007	2006	2005

	(In Thousands)
Other:
Commercial	$12,487	$14,343	$18,005
Home equity lines of credit	9,565	13,639	12,358
Second mortgages	19,258	18,993	13,168
Other	780	1, 752	2,795

Total principal repayments	138,173	125,030	108,573

Total loan originations and principal repayments	(6,162)	27,663	22,036

Purchases:
One- to four-family mortgage loans(2)	7,303	7,263	20,292
Second mortgage loans	19,533	26,717	25,948

Total purchased	26,836	33,980	46,240

Sales - One- to four-family mortgage loans	—	20,518	10,669
Other adjustments, net(4)	(338)	(177)	136

Net increase (decrease)	20,336	40,948	57,743

Total gross loans at and of period	$477,588	$457,252	$416,304

(1)	Includes purchases of participation interests in loans.

(2)	Includes purchases of loans from our network of loan brokers.

(3)	Includes the sale of participation interests in loans.

(4)	Reflects non-cash items related to other real estate owned, recoveries and charge-offs.

          One-to Four-Family Residential Mortgage Lending. One of our primary lending activities continues to be the origination of loans secured by first mortgages on one- to four-family residences in our market area. At September 30, 2007, $193.5 million, or 40.4%, of our total loans (including loans held for sale) consisted of single-family residential mortgage loans. While the aggregate amount of our single-family residential mortgage loans has not changed significantly over the past five fiscal years, as a result of our increased emphasis on construction, commercial real estate and consumer loans, our single-family residential real estate loans as a percentage of total loans have decreased from 59.5% at September 30, 2003 to 40.5% at September 30, 2007.

          Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming with guidelines issued by Freddie Mac and Fannie Mae. Applications for one-to four-family residential mortgage loans are taken by our Business Development Officer and are accepted at any of our banking offices and are then referred to the lending department at our main office in order to process the loan, which consists primarily of obtaining all documents required by Freddie Mac and Fannie Mae underwriting standards, and complete the underwriting, which includes making a determination whether the loan meets our underwriting standards such that the bank can extend a loan commitment to the customer. We generally have retained for portfolio a substantial portion of the single-family residential mortgage loans that we originate. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 15 or 30 years. We also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial one, three or five years and then adjusts annually. However, due to local market conditions, we have not originated a significant amount of ARM loans in recent years. At September 30, 2007, $30.0 million, or 15.5%, of our one- to four-family residential loans consisted of ARM loans. We also offer “balloon” loans which are amortized on a 30 year schedule but become due at the fifth or seventh anniversary, bi-weekly mortgage loans and, for borrowers with credit scores exceeding 700, no income/no asset (“NINA”) loans. Our NINA loans, which amounted to less than 1.0% of the total loan portfolio at September 30, 2007, are underwritten primarily based upon the borrower’s credit history, as we do not obtain documentation on personal income or net worth. However, the loan-to-value ratio for NINA loans must be not more than 70% at the time of origination.

          We underwrite one- to four-family residential mortgage loans with loan-to-value ratios of up to 95%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties secured by a first mortgage on one- to four-family first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and we generally exercise our rights under these clauses.

          Commercial Real Estate, Multi-family Residential Real Estate and Land Loans. At September 30, 2007, our loans secured by commercial real estate amounted to $108.5 million and constituted 22.7% of our total loans at such date. In addition, at such date we had $6.7 million of loans secured by unimproved real estate and lots (“land loans”) and $2.3 million of loans secured by multi-family (more than four units) residential real estate, constituting 1.4% and 0.5%, respectively, at September 30, 2007.

          Malvern Federal Savings Bank’s commercial real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, mixed-use and other properties used for commercial purposes located in its market area. Malvern Federal Savings Bank’s commercial real estate loans tend to be originated in an amount less than $3.0 million but will occasionally exceed that amount. At September 30, 2007, the average commercial real estate loan size was $424,000. The five largest commercial real estate loans outstanding were $4.8 million, $3.9 million, $3.5 million, $3.5 million and $2.8 million at September 30, 2007. With the exception of one loan with an outstanding balance of $3.5 million at September 30, 2007 which was more than 60 but less than 90 days past due and was classified as impaired and substandard, all of such loans were performing in accordance with their terms. During the year ended September 30, 2007, the commercial real estate loan portfolio grew as the result of originations, and the conversion of loans from construction to permanent status, by $14.4 million, or 15.31%. Our commercial real estate loans have grown steadily over each of the past five fiscal years. We have increased our emphasis on originating commercial real estate terms due to the higher average yields they provide and the shorter terms compared in each case to single-family residential mortgage loans. During the year ended September 30, 2007, the average yield on our commercial real estate loans was 7.0% compared to 5.8% for our single-family residential mortgage loans. At September 30, 2007, approximately 89.4% of our commercial mortgage loans had remaining terms to maturity of 10 years or less. In addition to their relatively shorter terms to maturity, which reduces some of the interest rate risk in our loan portfolio, commercial real estate loans are much more likely to have adjustable interest rates than single-family residential mortgage loans, which adds to the interest rate sensitivity of commercial real estate loans and makes them attractive. At September 30, 2007, approximately 67.7% of our commercial real estate loans had adjustable interest rates compared to 15.5% of our single-family residential mortgage loans with adjustable rates at such date.

          Although terms for commercial real estate and multi-family loans vary, Malvern Federal Savings Bank’s underwriting standards generally allow for terms up to 10 years with the interest rate being reset in the fifth year and with monthly amortization not greater than 20 years loan and loan-to-value ratios of not more than 85%. Interest rates are either fixed or adjustable, based upon the prime rate plus a margin, and fees ranging from 0.5% to 1.50% are charged to the borrower at the origination of the loan. Prepayment fees are charged on most loans in the event of early repayment. Generally, Malvern Federal Savings Bank obtains personal guarantees of the principals as additional collateral for commercial real estate and multi-family real estate loans.

          At September 30, 2007, our loan portfolio included $6.7 million of land loans. Two loans, with outstanding balances of $3.7 million and $1.6 million, respectively, at September 30, 2007, comprised 80.0% of our land loans at such date. Both of these loans are to local developers for the purpose of acquiring raw land in Chester County, Pennsylvania, subdividing and improving such land and then selling the developed lots to nationally known homebuilders. Both of such loans have performed in accordance with their terms since their originations in 2005 and 2004, respectively. We had no non-performing or classified land loans at September 30, 2007.

          Loans secured by commercial real estate, unimproved land and multi-family real estate lending involves different risks than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower’s business. These risks can be affected by supply and demand conditions in the project’s market area of rental housing units, office and retail space, warehouses, and other commercial space. Malvern Federal Savings Bank attempts to minimize these risks by limiting loans to proven businesses, only considering properties with existing operating performance which can be analyzed, using conservative debt coverage ratios in its underwriting, and periodically monitoring the operation of the business or project and the physical condition of the property. As of September 30, 2007, $661,000 or 0.6% of Malvern Federal Savings Bank’s commercial real estate mortgage loans were on non-accrual status and an aggregate of $4.2 million of our commercial real estate loans were classified at such date (all of which were classified substandard and none of which were classified doubtful or loss). One loan, with an aggregate balance of $3.5 million at September 30, 2007, which was more than 60 days but less than 90 days past due at such date, accounted for most of our classified commercial real estate loans. See “Asset Classification.” As of September 30, 2007, $1.8 million, or 39.5% of Malvern Federal Savings Bank’s allowance for loan losses was allocated to commercial real estate mortgage loans. During the past five fiscal years, our charge-offs of commercial real estate mortgage loans amounted to $77,000 in the aggregate.

          Various aspects of a commercial and multi-family loan and land loan transactions are evaluated in an effort to mitigate the additional risk in these types of loans. In Malvern Federal Savings Bank’s underwriting procedures, consideration is given to the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, Malvern Federal Savings Bank imposes a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 125%. Malvern Federal Savings Bank also evaluates the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property’s market value, and are reviewed by us prior to the closing of the loan.

          Construction or Development Loans. Malvern Federal Savings Bank originates construction loans for residential and, to a lesser extent, commercial uses within its market area. Malvern Federal Savings Bank generally limits construction loans to builders and developers with whom it has an established relationship, or who are otherwise known to officers of the bank. At September 30, 2007, Malvern Federal Savings Bank had $58.9 million, or 12.3% of total loans, in outstanding construction or development loans. The amount of our outstanding construction or development loans has increased significantly over the past five fiscal years. At September 30, 2003, our construction or development loan portfolio amounted to $11.7 million or 3.9% of total loans. We have targeted the origination of construction or development loans as a growth area due to the relatively higher yields and shorter terms to maturity compared to long-term, single-family residential mortgage loans. In addition, our construction or development loans typically have variable rates of interest tied to the prime rate which improves the interest rate sensitivity of our loan portfolio. At September 30, 2007, approximately 85.3% of our construction loans had variable rates of interest and 65.0% of such loans had three years or less in their remaining terms to maturity at such date.

          We have concentrated on originating construction loans with several local builders and developers in our market area with whom we have existing relationships. Our construction loans generally have variable rates of interest, a maximum term to maturity of one year (for individual, owner-occupied dwellings), and loan-to-value ratios less than 80%. Residential construction loans to developers are made on either a pre-sold or speculative (unsold) basis. Limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the builder, his/her present obligations, the location of the property and prior sales in the development and the surrounding area. Generally a limit of two unsold homes (one model home and one speculative home) is placed per project.

          Prior to committing to a construction loan, we require that an independent appraiser prepare an appraisal of the property. Each project also is reviewed and inspected at its inception and prior to every disbursement of loan proceeds. Disbursements are made after inspections based upon a percentage of project completion. Monthly payment of interest is required on all construction loans and we often establish interest reserves on construction loans to developers, which helps ensure interest payments are received during the construction period.

          We also make construction loans for the acquisition and development of land for sale (i.e. roads, sewer and water lines). We typically make these loans only in conjunction with a commitment for a construction loan for the units to be built on the site. These loans are secured by a lien on the property and are limited to a loan-to-value ratio of 80% of the appraised value. The loans have a variable rate of interest and require monthly payments of interest. The principal of the loan is repaid as units are sold and released. We limit loans of this type to our market area and to developers with whom we have established relationships. In most cases, we also obtain personal guarantees from the borrowers.

          Our construction or development loans also include loans made to consumers for the construction of their individual homes underwritten on a construction/permanent basis. During the initial or construction phase, these loans require payment of interest only, which generally is tied to prime rate, as the home is being constructed. Upon the earlier of the completion of construction or one year, these loans automatically convert to long-term (generally 30 years), amortizing, fixed-rate single-family mortgage loans.

          Construction and development loans generally are considered to involve a higher level of risk than single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effect of economic conditions on developers, builders and projects. At September 30, 2007, the amounts outstanding on our five largest construction or development loans were $4.0 million, $3.9 million, $3.4 million, $1.5 million and $1.4 million. The average size of our construction or development loans was approximately $403,000 at September 30, 2007. Additional risk is also associated with construction lending because of the inherent difficulty in estimating both a property’s value at completion and the estimated cost (including interest) to complete a project. The nature of these loans is such that they are more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk than construction loans to individuals on their personal residences.

          In order to mitigate some of the risks inherent to construction lending, we inspect properties under construction, review construction progress prior to advancing funds, work with builders with whom we have established relationships, require annual updating of tax returns and other financial data of developers and obtain personal guarantees from the principals. At September 30, 2007, $673,000, or 14.8%, of our allowance for loan losses was attributed to construction or development loans. We have charged off a total of $66,000 in construction or development loans over the past five fiscal years and, at September 30, 2007, we had no non-performing construction or development loans.

          Commercial Business Loans. At September 30, 2007, we had $15.8 million in commercial business loans (3.3% of gross loans outstanding). Our commercial business loans generally are made to small to mid-sized businesses located in our market area. We originate commercial business loans as these types of loans assist us in our asset/liability management since they generally provide shorter maturities and/or adjustable rates of interest in addition to generally having higher rates of return which are designed to compensate for the additional credit risk associated with these loans.

          The commercial business loans which we originate may be either a revolving line of credit or for a fixed term of generally 10 years or less. Interest rates are either adjustable, indexed to a published prime rate of interest, or fixed. Generally, equipment, machinery, real property or other corporate assets secure the loans. Personal guarantees from the business principals are generally obtained as additional collateral. At September 30, 2007, the average balance of our commercial business loans was $137,000.

          Generally, commercial business loans are characterized as having higher risks associated with them than single-family residential mortgage loans. As of September 30, 2007, we had $780,000 of non-accrual commercial business loans. At such date, $385,000 of the allowance for loan losses was allocated to commercial business loans. During the past five fiscal years, we have charged off an aggregate of $27,000 of commercial business loans.

          Consumer Lending Activities. In our efforts to provide a full range of financial services to our customers, we offer various types of consumer loans. Our consumer loans amounted to $92.1 million or 19.3% of our total loan portfolio at September 30, 2007. The largest components of our consumer loans are second mortgages, consisting primarily of home equity loans, which amounted to $78.7 million at September 30, 2007, and home equity lines of credit, which amounted to $11.8 million at such date. Our consumer loans also include automobile loans, unsecured personal loans and loans secured by deposits. Consumer loans are originated primarily through existing and walk-in customers and direct advertising and, with respect to second mortgages and home equity lines of credit, through our broker network.

          Our home equity lines of credit are variable rate loans tied to the prime rate. Our second mortgages may have fixed or variable rates, although they generally have had fixed rates in recent periods. Our second mortgages have a maximum term to maturity of 20 years. Both our second mortgages and our home equity lines of credit generally are secured by the borrower’s primary residence. However, our security generally consists of a second lien on the property. Our lending policy provides that our home equity loans have loan-to-value ratios, when combined with any first mortgage, of 95% or less, although the preponderance of our home equity loans as well as all of our lines of credit have combined loan-to-value ratios of 90% or less. We offer home equity lines on a revolving line of credit basis, with interest tied to the prime rate. At September 30, 2007, the unused portion of our home equity lines of credit was $18.9 million.

          Consumer loans generally have higher interest rates and shorter terms than residential loans, however, they have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral. In the year ended September 30, 2007, we charged-off $160,000 of consumer loans.

          Loan Approval Procedures and Authority. Our board of directors establishes the bank’s lending policies and procedures. Our Lending Policy Manual is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our board of directors.

          All loans must be approved by at least two bank officers. Loans in amounts exceeding $400,000 must be approved by the Commercial Loan Committee, whose members include the Chief Lending Officer and two directors of Malvern Federal Savings Bank, and loans in amounts exceeding $600,000 must be approved by the full board of directors of the bank.

Asset Quality

          General. One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans.

          When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are made as soon as five days after the date the payment is due, and late notices are sent approximately 16 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans which are delinquent 30 days or more are reported to the board of directors of Malvern Federal Savings on a monthly basis.

          On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). It is our policy, with certain limited exceptions, to discontinue accruing additional interest and reverse any interest accrued on any loan which is 90 days or more past due. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

          Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

          We account for our impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial and construction loans are individually evaluated for impairment. As of September 30, 2007 and 2006, our impaired loans amounted to $3.5 million and $1.5 million, respectively.

          Asset Classification. Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, substantially consistent with Federal banking regulations, as a part of our credit monitoring system. Federal banking regulations set forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.”

          When an insured institution classifies one or more assets, or portions thereof, as “substandard” or “doubtful,” it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

          A savings institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies, have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Our management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

          We review and classify assets on a monthly basis and the board of directors is provided with monthly reports on our classified assets. We classify assets in accordance with the management guidelines described above. At September 30, 2007 and 2006, we had $5.3 and $2.6 million, respectively, in assets classified as “substandard” and $483,000 and $220,000, respectively, in assets classified doubtful. We had no assets classified as loss at either date. We had no assets designated as “special mention” at September 30, 2007 or 2006, respectively.

          At September 30, 2007, our classified loans were comprised primarily of the two relationships described below.

•

A $3.5 million commercial real estate loan secured by a mixed-use (medical offices and residential) building located in Philadelphia, Pennsylvania. In September 2007, management became aware that the cash flows on the property were below our coverage ratios and we ordered a new appraisal. Upon receipt of the new appraisal, we classified the loan as substandard and impaired, increased our allowance for loan losses by $852,000 and contacted the borrowers regarding the status of the loan. As of September 30, 2007, this loan was more than 60 but less than 90 days past due and was still accruing interest. Subsequent to September 30, 2007, this loan was more than 90 days past due and was placed on non-accrual status. See “Recent Developments of Malvern Federal Savings Bank.” Management continues to monitor this loan closely.

•

A commercial real estate and two commercial loans with an outstanding balance of $1.1 million at September 30, 2007. These loans, which are secured by a restaurant and other property in Malvern, Pennsylvania, equipment and a liquor license, were more than 120 days past due, were on non-accrual status and were classified substandard at September 30, 2007. We are pursuing foreclosure and do not anticipate losses on these loans.

          Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	At September 30, 2007 Loans Delinquent For:

	31-89 Days			90 Days and Over			Total Delinquent Loans

	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category

	(Dollars in Thousands)
Mortgage:
One- to four-family	6	$711	12.9%	2	$461	20.4%	8	$1,172	15.1%
Multi-family	—	—	—	—	—	—	—	—	—
Commercial real estate	2	3,624	65.8	2	661	29.1	4	4,285	55.1
Construction or development	—	—	—	—	—	—	—	—	—
Land loans	—	—	—	—	—	—	—	—	—
Commercial	1	45	0.8	5	780	34.4	6	825	10.6
Home equity lines of credit	—	—	—	1	14	0.6	1	14	0.2
Second mortgages	14	1,098	20.0	5	351	15.5	19	1,449	18.6
Other	3	26	0.5	—	—	—	3	26	0.4

Total	26	$5,504	100.0%	15	$2,267	100.0%	41	$7,771	100.0%

	At September 30, 2006 Loans Delinquent For:

	31-89 Days			90 Days and Over			Total Delinquent Loans

	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category

	(Dollars in Thousands)
Mortgage:
One- to four-family	2	$82	6.9%	4	$686	25.1%	6	$768	19.6%
Multi-family	—	—	—	—	—	—	—	—	—
Commercial real estate	1	350	29.3	—	—	—	1	350	8.9
Construction or development	—	—	—	1	1,500	55.0	1	1,500	38.2
Land loans	—	—	—	—	—	—	—	—	—
Commercial	1	108	9.0	1	174	6.4	2	282	7.2
Home equity	8	648	54.2	—	—	—	8	648	16.6
Second mortgages	—	—	—	4	341	12.5	4	341	8.7
Other	4	8	0.6	2	24	1.0	6	32	0.8

Total	16	$1,196	100.0%	12	$2,725	100.0%	28	$3,921	100.0%

          Non-Performing Loans and Real Estate Owned. The following table sets forth information regarding our non-performing loans and real estate owned. Our general policy is to cease accruing interest on loans which are 90 days or more past due and to charge-off all accrued interest.

          The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Our non-performing assets at September 30, 2007, 2006 and 2005 include troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include real estate owned and other assets acquired in settlement of loans.

	September 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)
Non-accruing loans:
One-to-four-family	$461	$686	$777	$714	$1,096
Multi-family	—	—	—	—	—
Commercial real estate	661	1,500	156	955	1,151
Construction or development	—	—	—	—	—
Land loans	—	—	—	52	—
Commercial	780	174	559	625	152
Home equity lines of credit	14	—	35	—	305
Second mortgages	351	341	270	291	214
Other	—	24	4	25	88

Total non-accruing	2,267	2,725	1,801	2,662	3,006

Accruing loans delinquent more than 90 days past due	—	—	—	—	—

Restructured loans	121	—	2,202	—	—

Total non-performing loans	2,388	2,725	4,003	2,662	3,006

Real estate owned and other foreclosed assets:
One- to four-family	227	—	—	—	—
Other	—	—	—	—	—

Total	227	—	—	—	—

Total non-performing assets	$2,615	$2,725	$4,003	$2,662	$3,006

Ratios:
Nonperforming loans as a percent of gross loans	0.51%	0.60%	0.96%	0.74%	1.01%

Nonperforming assets as a percent of total assets	0.47%	0.53%	0.82%	0.58%	0.65%

          For the year ended September 30, 2007, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $118,000. The amount that was included in interest income on such loans was $103,000 for the year ended September 30, 2007. Of our $2.3 million of non-accrual loans at September 30, 2007, $1.1 million consisted of three loans to one borrower and secured by a restaurant in Malvern, Pennsylvania and related assets.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require it to make additional provisions for estimated loan losses based upon judgments different from those of management.

          We made a provision for loan losses of $1.3 million in the year ended September 30, 2007. Approximately $852,000 of our provision for loan losses in fiscal 2007 was attributable to one commercial real estate loan secured by a mixed use building in Philadelphia which loan was classified “substandard” and which was considered impaired at September 30, 2007. See “Asset Quality – Asset Classification.”

          We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

          The following table sets forth an analysis of our allowance for loan losses.

	Year Ended September 30,

	2007	2006	2005	2004	2003

	(Dollars in Thousands)
Balance at beginning of period	$3,393	$3,222	$3,034	$3,045	$3,043
Provision for loan losses	1,298	451	290	60	61
Charge-offs:
Mortgage:
One-to-four family	—	—	—	4	—
Multi-family	—	—	—	—	—
Commercial real estate	—	44	33	—	—
Construction or development	—	66	—	—	—
Land loans	—	—	—	—	—
Commercial	—	—	3	24	—
Consumer:
Home equity lines of credit	—	—	35	—	—
Second mortgages	135	250	—	10	—
Other	25	26	45	43	64

Total charge-offs	160	386	116	81	64

Recoveries:
Mortgage:
One- to four-family	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction or development	—	—	—	—	—
Land loans	—	—	—	—	—
Commercial	—	3	—	—	—

Total recoveries	—	3	—	—	—

Consumer:
Home equity lines of credit	—	—	—	—	—
Second mortgages	3	97	—	—	—
Other	7	6	14	10	5

Total recoveries	10	106	14	10	5

Net charge-offs	150	280	102	71	59

Balance at end of period	$4,541	$3,393	$3,222	$3,034	$3,045

Ratios:
Ratio of allowance for loan losses to non-performing loans	190.16%	124.51%	80.49%	113.97%	101.30%

          The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

          The following table presents our allowance for losses on loans at the dates indicated is summarized as follows:

	September 30,

		2007			2006			2005			2004			2003

	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars In Thousands)
Mortgage:
One-to four-family	$535	12.2%	0.11%	$568	16.7%	0.12%	$620	19.2%	0.15%	$616	20.3%	0.17%	$1,048	34.4%	0.35%
Multi-family	11	0.2	0.01	11	0.3	0.01	2	0.1	0.01	3	0.1	0.01	1	0.1	0.01
Commercial real estate	1,809	39.8	0.37	753	22.2	0.16	774	24.0	0.19	742	24.5	0.21	647	21.2	0.22
Construction or development	673	14.8	0.14	946	28.0	0.21	806	25.0	0.13	437	14.4	0.12	119	3.9	0.03
Land loans	117	2.6	0.02	134	3.9	0.03	55	1.7	0.01	73	2.4	0.02	130	4.3	0.04
Commercial	385	8.5	0.08	313	9.2	0.07	290	9.0	0.07	333	11.0	0.09	262	8.6	0.09
Consumer:
Home equity lines of credit	91	2.0	0.02	95	2.8	0.02	111	3.4	0.02	117	3.9	0.03	136	4.4	0.05
Second mortgages	734	16.2	0.16	388	11.4	0.08	287	8.9	0.07	188	6.2	0.05	130	4.3	0.04
Other	30	0.7	0.01	36	1.1	0.01	25	0.9	0.01	30	0.9	0.01	124	4.1	0.04

Total allocated	4,403	97.0	0.92	3,244	95.6	0.70	2,970	92.2	0.66	2,539	83.7	0.71	2,597	85.3	0.87

Unallocated	138	3.0	0.03	149	4.4	0.03	252	7.8	0.11	495	16.3	0.14	448	14.7	0.15

Balance at end of period	$4,541	100.0%	0.95%	$3,393	100.0%	0.74%	$3,222	100.0%	0.77%	$3,034	100.0%	0.85%	$3,045	100.0%	1.02%

          The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Investment Activities

          General. We invest in securities pursuant to our Investment Policy, which has been approved by our board of directors. The Board’s ALCO Committee monitors our investment activity and ensures that the bank’s investments are consistent with the Investment Policy. The board of directors of Malvern Federal Savings reviews all investment activity on a monthly basis.

          Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity.

          At September 30, 2007, our investment and mortgage-backed securities amounted to $30.6 million in the aggregate or 5.5% of total assets at such date. Our securities portfolio is comprised of mortgage-backed securities, which amounted to $13.7 million or 44.9% of the securities portfolio at September 30, 2007, and U.S. government and agency obligations, municipal securities, corporate debt obligations and other securities. Our agency debt securities often have call provisions which provide the agency with the ability to call the securities at specified dates. We typically invest in securities with relatively short terms to maturity (less than 10 years). At September 30, 2007, $15.4 million of our investment securities had contractual maturities of one year or less and the estimated duration of our mortgage-backed securities portfolio was 2.1 years at such date.

          At September 30, 2007, we had an aggregate of $525,000 in gross unrealized losses on our investment securities portfolio. Such unrealized losses reflect a decline in market value of securities as a result of changes in market rates of interest. Because the decline in market value is not attributable to credit quality and because we have the ability and intent to hold these investments until a recovery of fair value occurs, which may be at maturity, we did not consider these investments to be other-than-temporarily impaired.

          Pursuant to SFAS No. 115, our securities are classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At September 30, 2007, we had $29.1 million of securities classified as available for sale, $1.5 million of securities classified as held to maturity and no securities classified as trading account.

          We do not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under Federal banking regulations at the time of purchase, nor do we purchase corporate obligations which are not rated investment grade or better.

          Our mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), Fannie Mae or Freddie Mac. At such date, all of our mortgage-backed securities were issued by the GNMA, FNMA or FHLMC and we held no mortgage-backed securities from private issuers.

          Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

          Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

          Investment Securities Portfolio, Maturities and Yields. The following table sets forth the scheduled maturities, amortized cost and weighted average yields for our investment portfolio, with the exception of equity securities, at September 30, 2007. Due to repayments of the underlying loans, the average life maturities of mortgage-backed and asset-backed securities generally are substantially less than the final maturities.

          The composition and maturities of the investment securities portfolio, excluding FHLB stock, are indicated in the following table.

	One year or less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in Thousands)
Available for Sale Securities:
U.S. Government agencies and obligations	$12,993	4.370%	$—	—%	$—	—%	$—	—%	$12,993	$13,006	4.370%
State and municipal obligations	2,416	2.758	520	3.531	—	—	40	5.941	2,976	2,945	2.936
Mortgage-backed securities	—	—	893	3.531	2,507	3.741	9,190	3.114	12,590	12,234	3.268
Asset-backed securities	—	—	—	—	—	—	1,000	6.092	1,000	913	6.092

Total AFS	15,409	4.117	1,413	3.531	2,507	3.741	10,230	3.416	29,559	29,098	3.815

Held to Maturity Securities:
Mortgage-backed securities	—	—	—	—	4	8.777	1,475	5.542	1,479	1,447	5.550
Total HTM	—	—	—	—	4	8.777	1,475	5.542	1,479	1,447	5.550

Total debt securities	$15,409	4.117%	$1,413	3.531%	$2,511	3.749%	$11,705	3.684%	$31,038	$30,545	3.897%

          The following table sets forth the composition of the bank’s investment portfolio at the dates indicated.

	At September 30,

	2007		2006		2005

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(Dollars in Thousands)
Securities available for sale:
U.S. Government agencies	$7,996	$8,005	$7,000	$6,888	$8,000	$7,807
U.S. Government obligations	4,997	5,000	999	1,002	993	990
State and municipal obligations	2,976	2,945	3,402	3,367	7,839	7,894
Mortgage-backed securities:
Government National Mortgage Association	399	394	595	587	973	965
Federal Home Loan Mortgage Association	9,360	9,074	11,486	10,997	14,402	13,928
Federal Home Loan Mortgage Corporation	2,831	2,767	3,858	3,738	5,188	5,108
Asset-backed securities	1,000	913	1,485	1,445	3,484	3,450

Total available for sale	29,559	29,098	28,825	28,024	40,879	40,142

Securities held to maturity:
Mortgage-backed securities:
Government National Mortgage Association	407	407	512	512	631	634
Federal Home Loan Mortgage Association	1,072	1,040	1,221	1,192	1,447	1,430
Total held to maturity	1,479	1,447	1,733	1,704	2,078	2,064

FHLB Stock	4,560	4,560	4,754	4,754	4,326	4,326

Total investment securities	$35,598	$35,105	$35,312	$34,482	$47,283	$46,532

Sources of Funds

          General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

          Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At September 30, 2007, 38.1% of the funds deposited with Malvern Federal Savings were in core deposits, which are deposits other than certificates of deposit.

          The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

          Malvern Federal Savings uses traditional means of advertising its deposit products, including broadcast and print media and we generally do not solicit deposits from outside our market area. In recent years, we have emphasized the origination of core deposits.

          We do not actively solicit certificate accounts in excess of $100,000, known as “jumbo CDs,” or use brokers to obtain deposits. At September 30, 2007, our jumbo CDs amounted to $84.7 million, of which $64.3 million are scheduled to mature within twelve months. At September 30, 2007, the weighted average remaining maturity of our certificate of deposit accounts was 11 months.

          The following table sets forth information regarding our savings deposits for the periods indicated.

	At September 30,

	2007		2006		2005

	Amount	Percent of total deposits	Amount	Percent of total deposits	Amount	Percent of total deposits

	(Dollars in Thousands)
Deposit type:
Savings	$38,162	8.8%	$44,284	11.0%	$51,206	13.3%
Money market	73,790	17.0	46,815	11.6	33,831	8.8
Interest bearing demand	34,649	8.0	31,263	7.8	33,083	8.6
Non-interest bearing demand	18,647	4.3	21,025	5.2	21,251	5.5

Total core deposits	165,248	38.1	143,387	35.6	139,371	36.2

Time deposits with original maturities of:
Three months or less	652	0.2	542	0.1	825	0.2
Over three months to six months	6,100	1.4	6,981	1.7	28,634	7.4
Over six months to twelve months	53,853	12.4	30,092	7.5	26,492	6.9
Over twelve months	207,635	47.9	221,076	55.1	189,723	49.3

Total time deposits	268,240	61.9	258,691	64.4	245,674	63.8

Total deposits	$433,488	100.0%	$402,078	100.0%	$385,045	100.0%

          At September 30, 2007, we had $84.7 million in certificates of deposit and other time deposits with balances of $100,000 or more maturing as follows:

Maturity Period	Amount

(In Thousands)
Three months or less	$16,299
Over three months through six months	19,886
Over six months through 12 months	28,119
Over twelve months	20,377

Total	$84,681

          The following table presents our time deposit accounts categorized by interest rates which mature during each of the periods set forth below and the amounts of such time deposits by interest rate at each of the periods indicated.

	Period to maturity from September 30, 2007

	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More than Three Years	At September 30,

					2007	2006	2005

	(Dollars in Thousands)
Interest Rate Range
1.99% and below	$—	$—	$—	$—	$—	$—	$6,033
2.00% to 2.99%	6,302	—	—	—	6,302	9,049	20,104
3.00% to 3.99%	16,618	10,894	2,983	1,175	31,670	76,313	132,966
4.00% to 4.99%	26,855	15,933	1,936	7,319	52,043	85,051	37,221
5.00% to 5.99%	153,029	20,420	2,413	918	176,780	71,669	32,938
6.00% and above	1,445	—	—	—	1,445	16,609	16,412

Total	$204,249	$47,247	$7,332	$9,412	$268,240	$258,691	$245,674

          The following table sets forth our savings flows during the periods indicated.

	Year Ended September 30,

	2007	2006	2005

	(In Thousands)

Opening balance	$402,078	$385,045	$364,910
Deposits	1,161,631	1,004,775	961,286
Withdrawals	1,143,863	999,025	949,874
Interest credited	13,642	11,283	8,723

Ending balance	$433,488	$402,078	$385,045

Net increase (decrease)	$31,410	$17,033	$20,135

Percent increase (decrease)	7.81%	4.42%	5.52%

          Borrowings. We utilize advances from the Federal Home Loan Bank of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by its investment in capital stock of the Federal Home Loan Bank of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank of Pittsburgh will advance to member institutions, including Malvern Federal Savings, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. At September 30, 2007, we had $63.4 million in outstanding FHLB advances and $244.2million of additional FHLB advances and other borrowings available. In addition, we have established a $50.0 million line of credit with the FHLB, of which $8.0 million was outstanding at September 30, 2007. All amounts drawn on our FHLB line of credit are considered short-term borrowings. At September 30, 2007, $3.0 million of our FHLB advances were scheduled to mature within one year. Subsequent to the reorganization, it is likely that we will increase such limit to permit moderately increased utilization of FHLB advances.

          The following table sets forth the maximum month-end balance and average balance of FHLB long-term advances, and short-term borrowings, consisting solely of our FHLB line of credit, for the periods indicated.

	Year Ended September 30,

	2007	2006	2005

	(In Thousands)
Maximum Balance:
FHLB advances (long-term)	$63,387	$63,370	$57,000
Short-term borrowings	8,000	7,500	4,500
Average Balance:
FHLB advances (long-term)	$63,379	$60,185	$56,195
Short-term borrowings	7,750	6,000	2,250

          At September 30, 2007, $3.0 million of our FHLB advances were short-term (maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 5.30% at September 30, 2007. In addition, at September 30, 2007, we had $8.0 million outstanding on our line of credit with the FHLB which is payable on demand.

Properties

          We currently conduct business from our headquarters and seven full-service financial center offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to the our offices at September 30, 2007. We maintain automated teller machines (“ATMs”) at each of our branch offices.

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits

Paoli Financial Center and Headquarters	Owned	N/A	$4,194	$159,375
34 East Lancaster Avenue and
42 East Lancaster Avenue
Paoli, PA 19301

Malvern Financial Center	Owned	N/A	73	50,942
100 West King Street
Malvern, PA 19355

Exton Financial Center	Owned	N/A	549	58,225
109 North Pottstown Pike
Exton, PA 19341

Coventry Financial Center	Owned	N/A	527	68,224
1000 Ridge Road
Pottstown, PA 19465

Berwyn Financial Center	Owned	N/A	814	44,439
650 Lancaster Avenue
Berwyn, PA 19313

Lionville Financial Center	Owned	N/A	1,074	35,075
537 West Uwchlan Avenue
Downingtown, PA 19335

Westtown Financial Center	Leased	2014	330	17,178
100 Skiles Boulevard
West Chester, PA 19382

Subsidiaries

          Malvern Federal Savings Bank has one subsidiary, Strategic Asset Management Group, Inc. (“SAM”), a Pennsylvania corporation and insurance brokerage engaged in sales of property and casualty insurance, commercial insurance and life and health insurance. At September 30, 2007, SAM’s total assets amounted to $36,000 and its net income for the year ended September 30, 2007 was $2,000.

Employees

          At September 30, 2007, we had 77full-time and 16 part-time employees, compared to 74 full-time and 11 part-time and 76 full-time and nine part-time employees, at September 30, 2006 and 2005, respectively. None of such employees are represented by a collective bargaining group, and we believe that its relationship with its employees is excellent.

Legal Proceedings

          We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by Malvern Federal Savings.

REGULATION

          Set forth below is a brief description of certain laws relating to the regulation of Malvern Federal Bancorp, Malvern Federal Mutual Holding Company and Malvern Federal Savings Bank. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

          Malvern Federal Savings Bank, as a federally chartered savings and loan association, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Malvern Federal Savings Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures its deposits to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

          Federal law provides the federal banking regulators, including the Office of Thrift Supervision and Federal Deposit Insurance Corporation, with substantial enforcement powers. The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Malvern Federal Mutual Holding Company, Malvern Federal Bancorp and Malvern Federal Savings Bank and our operations.

Regulation of Malvern Federal Bancorp, Inc. and Malvern Federal Mutual Holding Company

          Holding Company Acquisitions. Malvern Federal Bancorp and Malvern Federal Mutual Holding Company are savings and loan holding companies under the Home Owners’ Loan Act, and are registered with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5.0% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25.0% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

          The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

          Holding Company Activities. Following the reorganization, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company will operate as unitary savings and loan holding companies. Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. Malvern Federal Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

          Waivers of Dividends by Malvern Federal Mutual Holding Company. It is the policy of a number of mutual holding companies to waive the receipt of dividends declared by their subsidiary companies. Office of Thrift Supervision regulations will require Malvern Federal Mutual Holding Company to notify the Office of Thrift Supervision of any proposed waiver of its receipt of any dividends. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if the waiver of cash dividends would not be detrimental to the safe and sound operation of the subsidiary institution. If Malvern Federal Bancorp determines to pay dividends, we anticipate that Malvern Federal Mutual Holding Company will waive the receipt of all its dividends paid by Malvern Federal Bancorp. Under Office of Thrift Supervision regulations, public shareholders are not diluted because of any dividends waived by Malvern Federal Mutual Holding Company would not be considered in determining an appropriate exchange ratio in the event Malvern Federal Mutual Holding Company converts to stock form.

          Federal Securities Laws. Malvern Federal Bancorp will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Malvern Federal Bancorp will be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Pursuant to Office of Thrift Supervision regulations and our plan of stock issuance, we have agreed to maintain such registration for a minimum of three years following completion of the reorganization.

          The Sarbanes-Oxley Act. As a public company, Malvern Federal Bancorp will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule-making promulgated by the Securities and Exchange Commission includes:

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the principal executive officer and principal financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•

the requirement that companies disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions; and

•	a range of enhanced penalties for fraud and other violations.

          Although Malvern Federal Bancorp anticipates that it will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on its results of operations or financial condition.

Malvern Federal Savings Bank

          General. As the primary federal regulator of Malvern Federal Savings Bank, the Office of Thrift Supervision has extensive authority over the operations of federally-chartered savings institutions. As part of this authority, Malvern Federal Savings Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authorities of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Deposit Insurance Fund, administered by the Federal Deposit Insurance Corporation.

          The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

          Insurance of Accounts. The deposits of Malvern Federal Savings Bank are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

          Each Federal Deposit Insurance Corporation-insured institution is assigned to one of three capital groups which are based solely on the level of an institution’s capital— “well capitalized,” “adequately capitalized,” and “undercapitalized.” These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. Assessment rates for insured institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points for well-capitalized healthy institutions, such as Malvern Federal Savings Bank, to 27 basis points for undercapitalized institutions with substantial supervisory concern.

          In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. The annual assessment rate set for the third quarter of 2007 was 0.00285% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

          The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Malvern Federal Savings Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Malvern Federal Savings Bank’s deposit insurance.

          On February 8, 2006, President George W. Bush signed into law legislation that merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund, eliminated any disparities in bank and thrift risk-based premium assessments, reduced the administrative burden of maintaining and operating two separate funds and established certain new insurance coverage limits and a mechanism for possible periodic increases. The legislation also gave the Federal Deposit Insurance Corporation greater discretion to identify the relative risks all institutions present to the Deposit Insurance Fund and set risk-based premiums.

Major provisions in the legislation include:

•	Merging the Savings Association Insurance Fund and Bank Insurance Fund, which became effective March 31, 2006.

•

Maintaining basic deposit and municipal account insurance coverage at $100,000 but providing for a new basic insurance coverage for retirement accounts of $250,000. Insurance coverage for basic deposit and retirement accounts could be increased for inflation every five years in $10,000 increments beginning in 2011.

•

Providing the FDIC with the ability to set the designated reserve ratio within a range of between 1.15% and 1.50%, rather than maintaining 1.25% at all times regardless of prevailing economic conditions.

•

Providing a one-time assessment credit of $4.7 billion to banks and savings associations in existence on December 31, 1996. The institutions qualifying for the credit may use it to offset future premiums with certain limitations.

•

Requiring the payment of dividends of 100% of the amount that the insurance fund exceeds 1.5% of the estimated insured deposits and the payment of 50% of the amount that the insurance fund exceeds 1.35% of the estimated insured deposits (when the reserve is greater than 1.35% but no more than 1.5%).

          Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards consisting of a “tangible capital requirement,” a “leverage capital requirement” and “a risk-based capital requirement.” The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

          Current Office of Thrift Supervision capital standards require savings institutions to satisfy the following capital requirements:

•	tangible capital requirement – “tangible” capital equal to at least 1.5% of adjusted total assets;

•	leverage capital requirement – “core” capital equal to at least 3.0% of adjusted total assets; and

•	risk-based capital requirement – “total” capital (a combination of core and “supplementary” capital) equal to at least 8.0% of “risk-weighted” assets.

          Core capital generally consists of common stockholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Malvern Federal Savings Bank had no intangible assets at September 30, 2007. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect Malvern Federal Savings Bank’s regulatory capital.

          In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

          Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

          At September 30, 2007, Malvern Federal Savings Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 8.03%, 8.03% and 11.24%, respectively.

          Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision’s capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

          Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital

Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

          In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

          An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

          At September 30, 2007, Malvern Federal Savings Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

          The table below sets forth Malvern Federal Savings Bank’s capital position relative to its regulatory capital requirements at September 30, 2007.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Excess Over Well-Capitalized Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Total risk-based capital (to risk-weighted assets)	$47,988	11.24%	$34,215	8.00%	$42,768	10.00%	$5,220	1.24%
Tier 1 risk-based capital (to risk-weighted assets)	44,322	10.36	17,107	4.00	25,661	6.00	18,661	4.36
Tier 1 leverage capital (to adjusted tangible assets)	44,322	8.03	22,085	4.00	27,607	5.00	16,715	3.03

          Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a savings and loan holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

          Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the Office of Thrift Supervision QTL test.

          Currently, the Office of Thrift Supervision QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the IRS test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

          If the savings institution fails to maintain its QTL status, the holding company’s activities are restricted. In addition, it must discontinue any non-permissible business, although the Office of Thrift Supervision may grant a grace period up to two years for good cause. Nonetheless, any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test.

          Statutory penalty provisions require an institution that fails to remain a QTL to either become a national bank or be prohibited from the following:

•	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

•	Establishing any new branch office unless allowable for a national bank; and

•	Paying dividends unless allowable for a national bank.

Three years from the date a savings association should have become or ceases to be a QTL, by failing to meet either QTL test, the institution must comply with the following restriction:

•	Dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association.

          At September 30, 2007, Malvern Federal Savings Bank met the requirements to be deemed a QTL.

          Affiliate Transaction Restrictions. Federal laws strictly limit the ability of savings institutions to engage in transactions with their affiliates, including their savings and loan holding companies. Except for certain exceptions set forth in the Office of Thrift Supervision regulations, a savings association must comply with sections 23A and 23B of the Federal Reserve Act and Regulation W which implements those statutory provisions. Those statutory and regulatory provisions apply to transactions between a subsidiary institution and its parent company or the non-savings institution subsidiaries of the savings and loan holding company and are limited to 10% of a savings institution’s capital and surplus and, with respect to such parent company and all such non-savings institution subsidiaries, to an aggregate of 20% of the savings institution’s capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a savings institution and its affiliates be on terms as favorable to the savings institution as transactions with non-affiliates. Malvern Federal Savings Bank believes that all transactions between it and its affiliates at September 30, 2007 were on terms as favorable to it as its transactions with non-affiliates.

          Privacy Requirements of the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

          Anti-Money Laundering. On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the USA PATRIOT Act). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Malvern Federal Savings Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

          Federal Home Loan Bank System. Malvern Federal Savings Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank. At September 30, 2007, Malvern Federal Savings Bank had $63.4 million of Federal Home Loan Bank advances and $8.0 million outstanding on its line of credit with the FHLB.

          As a member, Malvern Federal Savings Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to at least 1.0% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 2007, Malvern Federal Savings Bank had $4.6 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

          The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

          Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution’s earning assets. At September 30, 2007, Malvern Federal Savings Bank had met its reserve requirement.

TAXATION

Federal Taxation

          General. Malvern Federal Bancorp, Malvern Federal Mutual Holding Company and Malvern Federal Savings Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Malvern Federal Savings Bank’s federal and state income tax returns for taxable years through September 30, 2001 have been closed for purposes of examination by the Internal Revenue Service or the Pennsylvania Department of Revenue.

          Upon completion of the reorganization, Malvern Federal Bancorp will file a consolidated federal income tax return with Malvern Federal Savings Bank. Accordingly, it is anticipated that any cash distributions made by Malvern Federal Bancorp to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

          Method of Accounting. For federal income tax purposes, Malvern Federal Savings Bank reports income and expenses on the accrual method of accounting and files its federal income tax return on a calendar year basis.

          Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, Malvern Federal Savings Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

          Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Malvern Federal Savings Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Malvern Federal Savings Bank make certain non-dividend distributions or cease to maintain a bank charter.

          At September 30, 2007, the total federal pre-1988 reserve was approximately $1.6 million. The reserve reflects the cumulative effects of federal tax deductions by Malvern Federal Savings Bank for which no federal income tax provisions have been made.

          Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which Malvern Federal Savings Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Malvern Federal Savings Bank has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

          Net Operating Loss Carryovers. For net operating losses in tax years beginning before August 6, 1997, Malvern Federal Savings Bank may carry back net operating losses to the three years preceding the loss year and then forward to fifteen years following the loss years. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two years preceding the loss year and forward to the 20 years following the loss year. At September 30, 2007, Malvern Federal Savings Bank had no net operating loss carry forwards for federal income tax purposes.

          Corporate Dividends-Received Deduction. Malvern Federal Bancorp may exclude from its income 100% of dividends received from Malvern Federal Savings Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

          Pennsylvania Taxation. Malvern Federal Bancorp will be subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for 2007 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

          Malvern Federal Savings Bank is subject to, and will remain subject to such provision after the reorganization, tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Malvern Federal Savings Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Malvern Federal Savings Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

OUR MANAGEMENT

Management of Malvern Federal Bancorp, Inc.

          The board of directors of Malvern Federal Bancorp will be divided into three classes, each of which will contain one-third of the board. The directors shall be elected by the shareholders of Malvern Federal Bancorp for staggered three-year terms, or until their successors are elected and qualified. Their names and biographical information are set forth under “–Management of Malvern Federal Savings Bank.” No directors or executive officers are related to each other.

          The following individuals will be the executive officers of Malvern Federal Bancorp, Inc. and hold the offices set forth below opposite their names.

Executive	Position Held with Company

Ronald Anderson	President and Chief Executive Officer

Dennis Boyle	Chief Financial Officer

          The executive officers of Malvern Federal Bancorp will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

          Information concerning the principal occupations, employment and compensation of the directors and officers of Malvern Federal Bancorp during the past five years is set forth under “– Management of Malvern Federal Savings Bank,” “– Executive Officers Who Are Not Also Directors,” “– Director Compensation,” “– Elements of Executive Compensation,” “– Benefit Plans” and “New Stock Benefit Plans.” Initially, directors are not expected to receive additional compensation for serving as directors of Malvern Federal Bancorp. It is not anticipated that separate compensation will be paid to directors of Malvern Federal Bancorp unless such persons devote significant time to the separate management of Malvern Federal Bancorp’s affairs. Malvern Federal Bancorp may determine that such compensation is appropriate in the future.

Management of Malvern Federal Savings Bank

          The following table sets forth certain information regarding the directors of Malvern Federal Savings Bank, all of whom also will be directors of Malvern Federal Bancorp.

Name	Age	Position with Malvern Federal Savings Bank and Principal Occupation During the Past Five Years	Director of Malvern Federal Savings Bank Since	Year Term as Director Expires

Ronald Anderson	51	President and Chief Executive Officer of Malvern Federal Savings Bank since September 2002. Previously, Executive Vice President and Chief Executive Officer of Malvern Federal Savings Bank from September 2001 to September 2002.	2006	2010

F. Claire Hughes, Jr.	63	Chairman of the Board. Retired since January 2007. Previously Vice President, General Manager and Treasurer of Matthews Ford and President of Matthews Leasing Company, Paoli, Pennsylvania.	2001	2010

Name	Age	Position with Malvern Federal Savings Bank and Principal Occupation During the Past Five Years	Director of Malvern Federal Savings Bank Since	Year Term as Director Expires

John B. Yerkes, Jr.	69	Vice Chairman of the Board. Principal and Chief Executive Officer of Yerkes Associates, Inc., Consulting Civil Engineers, since 1961 and Principal of Next Level Mapping, G.I.S. Consultants, West Chester, Pennsylvania	1975	2009

Joseph E. Palmer, Jr.	67	Director. Co-owner and manager of Palmer Group Properties, a real estate investment and management company located in Paoli, Pennsylvania since 1994.	1986	2009

David R. Prizer	78	Director. Retired. Previously, owner of Prizer Associates, Inc., Pottstown, Pennsylvania.	1977	2008

Cordine Scartozzi	84	Director. Retired. Previously, President of Paoli Hardware Center from 2001 to 2006.	1977	2008

Edward P. Shanaughy, II	77	Director. Owner of Our Deli, Paoli, Pennsylvania. Previously, Mr. Shanaughy owned and operated 28 meat/butcher stores in New York, Delaware, New Jersey and Pennsylvania.	1986	2010

Kristin S. Camp	38	Director. Partner at Buckley, Brion, McGuire & Morris LLP, West Chester, Pennsylvania since 1996.	2007	2008

George E. Steinmetz	47	Director. Owner, Matthews Paoli Ford, an automobile dealership, Paoli, Pennsylvania since 2002.	2007	2008

Executive Officers Who Are Not Also Directors

          Dennis Boyle, who is 55 years old, currently is Senior Vice President, Treasurer and Chief Financial Officer of Malvern Federal Savings Bank since January 1999. Previously, Mr. Boyle served as Vice President and Treasurer of Malvern Federal Savings Bank since December 1987 and has served in various other capacities including Controller and Accountant with Malvern Federal Savings Bank since 1974.

          William E. Hughes, Jr., who is 50 years old, is currently Senior Vice President and Chief Lending Officer of Malvern Federal Savings Bank since February 1977.

          Gerard M. McTear, Jr., who is 44 years old, currently serves as Chief Administrative Officer since June 2007. Previously, Mr. McTear served as Executive Vice President and Chief Operating Officer from July 2002 to June 2007. Prior thereto, Mr. McTear served as Human Resources, Security, Retail Banking Manager since January 2002.

Director Compensation

          Our directors, except for our President and Chief Executive Officer and Chairman of the Board, currently receive a fee of $400 for attending regularly scheduled monthly Board meetings for a maximum of $800 per month. No fees are paid for special meetings of the Board. Our Chairman of the Board currently receives an annual retainer of $60,000 and Vice Chairman receives $30,000. The remaining directors, other than Mr. Anderson, receive annual retainers of $25,000.

          The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended September 30, 2007.

Name	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total

F. Claire Hughes, Jr.	$45,500	$547	$2,968	$49,015
Joseph E. Palmer, Jr.	30,542	686	1,406	32,634
John B. Yerkes, Jr.	30,692	748	2,093	33,533
Cordine Scartozzi	30,192	—	11,487	41,679
George E. Steinmetz	13,075	—	680	13,755
Kristin S. Camp	13,850	—	—	13,850
David R. Prizer	31,317	2,113	1,444	34,874
Edward P. Shanaughy	31,317	1,445	3,144	35,906
Gerard McTear, Sr.	18,462	—	37,347	55,809

(1)

Our directors, other than Mr. Steinmetz and Ms. Camp, participate in the Malvern Federal Savings Bank Director Retirement Plan. The amounts represent the change in the actuarial present value of accumulated pension benefits during fiscal 2007 compared to fiscal 2006.

(2)

Includes year-end bonus, fees paid in connection with the review of real estate loans as part of service on the property loan committee, the membership of which rotates quarterly, and payments under the Director Retirement Plan to Messrs. Scartozzi and McTear of $8,900 and $33,107, respectively.

Compensation Discussion and Analysis

          The Executive Committee of Malvern Federal Savings Bank is currently responsible for establishing and reviewing our compensation policies and approving the compensation of our employees, including our executive officers named in the Summary Compensation Table below, referred to herein as our “named executive officers.” Following completion of the reorganization, we expect to establish a compensation committee which will be responsible for addressing the compensation of our executive officers. As discussed below, we also intend to adopt additional benefit plans following the reorganization which will enhance our ability to provide incentive and performance based compensation to our executive officers.

          Compensation Philosophy and Objectives. Malvern Federal Savings Bank’s Executive Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is both reasonable for our organization and competitive in the marketplace. As a mutual savings bank, our compensation has consisted primarily of cash compensation, salary and bonuses, and retirement benefits. By converting to stock-form, we will be able to offer an employer stock fund in our 401(k) plan through which we currently provide matching and supplemental contributions, as well as provide new tax qualified retirement benefits under an employee stock ownership plan. In addition, following the reorganization, we expect to adopt stock-based benefit plans, subject to shareholder approval at a meeting no earlier than six months following completion of the reorganization. We intend to implement a stock option plan and a recognition and retention plan after our reorganization that we expect will help us to attract and retain employees consistent with our growth plans. Consequently, we anticipate that our proposed stock-based benefit plans will play a significant role in our future compensation considerations, particularly for our named executive officers.

          Role of Executive Officers and Management. As the Executive Committee currently reviews the compensation for employees throughout our organization, our President and Chief Executive Officer currently provides recommendations on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the Executive Committee. The President and Chief Executive Officer generally attends committee meetings but is not present for any discussion of his own compensation.

          Elements of Executive Compensation. The components of compensation we provide to our named executive officers primarily consist of the following:

•	annual base salary;

•	annual cash bonuses which are discretionary;

•	retirement benefits; and

•	other personal benefits.

          Base Salary. For fiscal 2007, the Executive Committee considered salary adjustments for Messrs. Anderson, Boyle, McTear and Hughes in December 2006 and June 2007. Mr. Anderson, our only named executive officer who is also a member of the Board, did not participate in discussions regarding his own compensation. In setting base salaries, the Executive Committee conducted a review of external competitiveness based on publicly available salary surveys produced by America’s Community Bankers (ACB). The ACB was a national bank trade organization (it was merged into the American Bankers Association in December 2007), and their survey listed various job titles by asset size of the bank and the geographic region in which the bank operates. Generally, the peer groups consisted of financial institutions with an asset range of greater than $500 million located in the mid-Atlantic region. To a lesser extent, the committee also reviewed a salary administration table prepared by a third party that provides salary information based on position grade levels. From the ACB survey and the third-party salary administration table, the Executive Committee focused particularly on information from the peer group, which consisted of the following eight institutions: Abington Bancorp, Inc., Jenkintown, Pennsylvania; Alliance Bancorp, Inc., Broomall, Pennsylvania; First Chester County Corporation, West Chester, Pennsylvania; Fox Chase Bancorp, Inc., Hatboro, Pennsylvania; Hatboro Federal Savings, Hatboro, Pennsylvania; Stonebridge Bank, West Chester, Pennsylvania; Phoenixville Federal Bank & Trust, Phoenixville, Pennsylvania; and Willow Financial Bancorp, Wayne, Pennsylvania. The committee does not benchmark salaries to any particular level and an individual’s salary may be higher or lower for his position than that indicated by the surveys due to additional considerations such as tenure with Malvern Federal Savings Bank or cost of living adjustments.

          In determining base salaries for 2007, the Executive Committee considered the overall financial performance of Malvern Federal Savings Bank, the individual executive officer’s performance and compensation relative to the peer surveys, however, no particular weight was given to any single factor. The base salaries at September 30, 2007 for Messrs. Anderson, Boyle, McTear and Hughes were $170,624, $153,069, $127,797 and $116,097, respectively. The Executive Committee believes that the base salaries paid to our named executive officers are commensurate with their duties, performance and range for the industry compared with financial institutions of similar size within our region.

          Cash Bonuses. In addition to base salary, we pay annual cash bonuses to our employees, including our named executive officers. The amount of the cash bonus is calculated based on a fixed amount of base salary. For the fiscal year ended September 30, 2007, the bonuses paid to Messrs Anderson, Boyle, McTear and Hughes, which were paid in December 2007, amounted to $6,653, $5,940, $5,116 and $4,433, respectively, or 4.0% of their base salaries. The amount of the bonuses has been relatively consistent from year to year, ranging from 3.0% to 5.0%. The committee has not, as yet, developed any specific individual or bank performance targets as a measure to determine bonus amounts. We do not believe that the committee would continue to approve these bonus levels if Malvern Federal Savings Bank did not continue to produce results which are consistent with, or better than, the internal budget amounts.

          Retirement and Other Personal Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) retirement plan. All employees who meet the age and service requirements participate in the 401(k) plan on a non-discriminatory basis. We provide a 401(k) match to employee contributions, up to specified amounts, and we make an annual supplemental contribution, which is typically calculated as a percentage of the employee’s base salary.

          In calendar 2004, we entered into supplemental executive retirement agreements with each of our named executive officers, as described further under “—Supplemental Executive Retirement Agreements.” The agreements provide for fixed annual benefits payable over 15 years from retirement. We have also entered into split dollar life insurance agreements with our named executive officers that provide for death benefits during the officer’s employment with Malvern Federal Savings Bank. The terms of the split dollar agreements are described below under “—Endorsement Split Dollar Insurance Agreements.”

          We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance. Our President and Chief Executive Officer is provided an automobile. The committee believes that such benefit is appropriate for our chief executive officer and is consistent with our goal of providing competitive compensation and personal benefits in comparison with our peers.

          In connection with the reorganization, we are implementing an employee stock ownership plan, a tax-qualified plan which will purchase 3.92% of the total stock outstanding following the reorganization. This plan will provide all of our employees who meet the age and service requirements with a stake in the future performance of our common stock. The employee stock ownership plan will be an equity based plan available to all ranks of employees.

Summary Compensation Table

          The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended September 30, 2007.

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total

Ronald Anderson	2007	$159,770	$6,653	$24,364	$15,724	$206,511
President and Chief Executive Officer

Dennis Boyle	2007	143,719	5,940	30,195	8,177	188,031
Senior Vice President and Chief Financial Officer

Gerard M. McTear, Jr.	2007	126,415	5,116	13,345	7,253	152,129
Executive Vice President and Chief Administrative Officer

William E. Hughes, Jr.	2007	105,331	4,433	16,028	6,016	131,808
Senior Vice President and Chief Lending Officer

(1)

Reflects the change in the actuarial present value of benefits for the named executive officers in fiscal 2007 under the supplemental executive retirement agreements between each of the named executive officers and Malvern Federal Savings Bank.

(2)

Includes automobile expense for Mr. Anderson, and employer matching contributions and supplemental contributions under Malvern Federal Savings Bank’s 401(k) plan for each of the named executive officers.

          Malvern Federal Savings Bank is a mutual savings bank and has not granted any equity awards or stock options to date. Malvern Federal Savings Bank does not maintain any non-equity incentive plans.

Benefit Plans

          Supplemental Executive Retirement Agreements. In September 2004, Malvern Federal Savings Bank entered into Supplemental Executive Retirement Agreements with Messrs. Boyle and Hughes and in October 2004, entered into agreements with Messrs. Anderson and McTear. Messrs. Anderson, Boyle, McTear and Hughes are each 100% vested in their accrued balances under the supplemental executive retirement plan which amounted to $79,259, $98,229, $43,413 and $52,143, respectively at September 30, 2007. They will receive various amounts based on an actuarial schedule upon retirement, death, disability, early termination or termination following a change in control as described under “—Potential Payments Upon Termination of Employment or Change in Control.”

          Proposed Employment Agreements. We expect to enter into employment agreements with Mr. Ronald Anderson, our President and Chief Executive Officer, and each of Messrs. Dennis Boyle, William Hughes and Gerard McTear (which four officers are sometimes referred to as the “named executive officers”). Such employment agreements will be entered into by Malvern Federal Bancorp, Malvern Federal Savings Bank (referred to collectively as “Employers”) and each of the named executive officers. The term of the employment agreements will commence on the effective date of the reorganization and will continue for three years in the case of Mr. Anderson and two years in the case of the other named executive officers. On each annual anniversary date, the employment agreement will be extended for an additional year unless the Employers or the named executive officer has given prior notice not to extend the term of the agreement. The employment agreements will provide for initial base salaries equal to the current base salaries of the named executive officers. Such salaries may be increased at the discretion of the Boards of Directors of the Employers, but may not be decreased without the prior written consent of the named executive officer.

          The employment agreements will be terminable by Malvern Federal Bancorp and Malvern Federal Savings Bank with or without cause. In the event employment was terminated for cause, as defined, the named executive officer would not be entitled to any additional compensation or benefits under the terms of the employment agreements. If the agreements were terminated by Malvern Federal Bancorp or Malvern Federal Savings Bank without cause or if the named executive officer terminates the agreement because the Employers have materially breached the agreement or the named executive officer otherwise has “good reason,” as defined, to terminate, then the named executive officer will be entitled to a cash severance payment equal to one times (two times in the case of Mr. Anderson) his then current base salary plus continued participation in all group insurance, life insurance, health and accident insurance and disability insurance for 12 months (24 months in the case of Mr. Anderson), unless the named executive officer receives substantially similar benefits with another employer prior thereto. In the event of termination in connection with a “change in control,” as defined, the named executive officer will be entitled to a severance payment in an amount equal to two times (three times in the case of Mr. Anderson) his then current base salary plus his cash bonus received in the immediately preceding year, plus continuation of health insurance and certain other benefits for up to 24 months (36 months in the case of Mr. Anderson).

          The employment agreements provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Parachute payments generally are payments equal to or greater than three times the executive’s base amount, which is defined to mean the executive’s average annual compensation from the employer includable in the executive’s gross income during the most recent five taxable years ending before the year in which a change in control of the employer occurs. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

          Pension Benefits. The table below shows the present value of accumulated benefits payable to Messrs. Anderson, Boyle, McTear and Hughes under the supplemental executive retirement agreements. None of the named executive officers received payments during the fiscal year under the supplemental executive retirement agreements.

Name	Plan Name	Present Value of Accumulated Benefit(1)

Ronald Anderson	Supplemental Executive Retirement Agreement	$79,259

Dennis Boyle	Supplemental Executive Retirement Agreement	98,229

Gerard M. McTear, Jr.	Supplemental Executive Retirement Agreement	43,413

William E. Hughes, Jr.	Supplemental Executive Retirement Agreement	52,143

(1)	Reflects present value as of September 30, 2007.

          Endorsement Split Dollar Insurance Agreements. Malvern Federal Savings Bank has purchased insurance policies on the lives of the executive officers named in the Summary Compensation Table, and has entered into Split Dollar Insurance Agreements with each of those officers. The policies are owned by Malvern Federal Savings Bank which pays each premium due on the policies. Under the agreements with the named executive officers, upon an officer’s death while he remains employed by Malvern Federal Savings Bank the executive’s beneficiary shall receive proceeds in the amount of three times the executive’s base salary at the time of death. In the case of the officer’s death after termination of employment with Malvern Federal Savings Bank, provided he reached age 65 before such termination, the officer’s beneficiary shall receive proceeds in the amount of two times the executive’s base salary. Malvern Federal Savings Bank is entitled to receive the amount of the death benefits less those paid to the officer’s beneficiary, which is expected to reimburse Malvern Federal Savings Bank in full for its life insurance investment.

          The Split Dollar Insurance Agreements may be terminated at any time by Malvern Federal Savings Bank or the officer, by written notice to the other. The Split Dollar Insurance Agreements will also terminate upon cancellation of the insurance policy by Malvern Federal Savings Bank, cessation of Malvern Federal Savings Bank’s business or upon bankruptcy, receivership or dissolution or by Malvern Federal Savings Bank upon the officer’s termination of service to Malvern Federal Savings Bank. Upon termination, the officer forfeits any right in the death benefit and Malvern Federal Savings Bank may retain or terminate the insurance policy in its sole discretion.

Potential Payments Upon Termination of Employment or Change in Control

          Neither Malvern Federal Bancorp nor Malvern Federal Savings Bank had any employment, change in control or severance agreement with Messrs. Anderson, Boyle, McTear or Hughes, nor any severance plan or policy covering such executive officers as of September 30, 2007. As a result, if the employment of Messrs. Anderson, Boyle, McTear or Hughes had been terminated as of September 30, 2007, either before or after a change in control, none of such executive officers would have been entitled to receive any cash severance payments. In addition, neither Malvern Federal Bancorp nor Malvern Federal Savings Bank has granted any stock options, restricted stock awards or other equity rights to date.

          The following summarizes the benefits that Messrs. Anderson, Boyle, McTear or Hughes would have been entitled to receive, based on their compensation arrangement for 2007, if their employment had been terminated as of September 30, 2007.

          Supplemental Executive Retirement Plan Benefits. As of September 30, 2007, Malvern Federal Savings Bank had supplemental executive retirement agreements with Messrs. Anderson, Boyle, McTear and Hughes. If Messrs. Anderson, Boyle, McTear and Hughes remain employed with us until their normal retirement dates of age 65, the agreements provide them with a fixed supplemental retirement benefit of $61,000, $50,000, $59,000 and $45,000 respectively per year for 15 years, with such amounts increasing 3.5% each year thereafter if the named executive officer remains in our employ until age 70. The table below sets forth potential payments as of September

30, 2007, if their employment is terminated prior to age 65, other than for cause, in the event of death, disability or in connection with or following a change in control.

Executive	Termination For Cause	Early Termination Annual Benefit(1)	Disability Annual Benefit(2)	Change in Control Annual Benefit(1)(3)	Preretirement Lump Sum Death Benefit(3)

Ronald Anderson	$—	$7,986	$18,005	$35,806	$355,366
Dennis Boyle	—	9,897	17,476	34,447	341,877
Gerard M. McTear, Jr.	—	4,374	14,698	26,664	264,632
William E. Hughes, Jr.	—	5,254	12,766	25,151	249,613

(1)	Payments commence at termination of employment and are payable in equal monthly installments for 15 years.

(2)	Payments commence at normal retirement age are payable in equal monthly installments for 15 years.

(3)	The amounts are computed by determining the present value of the projected annual retirement benefit using a 4.0% discount rate.

          Life Insurance Benefits. If Messrs. Anderson, Boyle, McTear or Hughes had died as of September 30, 2007, the beneficiaries or estate of each of them would have been entitled to receive life insurance proceeds of $511,875, $459,210, $348,300 and $383,400, respectively.

          Disability Benefits. If Messrs. Anderson, Boyle, McTear or Hughes had terminated their employment as of September 30, 2007 due to disability, they would have been entitled to receive monthly disability benefits of approximately $8,000, $7,654, $5,805 and $6,390, respectively, for as long as they remained disabled, up to age 65, minus any Social Security or other disability benefits to which they would be entitled. The monthly disability benefits equal the lesser of 60% of the executive’s monthly base salary or $8,000.

          Vacation. Employees of Malvern Federal Savings Bank are credited with unused vacation each calendar year. Vacation leave is not able to be carried forward from one year to the next. However, employees are paid for any accrued but unused vacation leave upon termination of employment. If the employment of Messrs. Anderson, Boyle, McTear or Hughes had been terminated as of September 30, 2007, their payments for accrued but unused vacation leave would have been approximately $6,562, $5,887, $2,458 and $2,233, respectively.

          Vested Tax-Qualified Retirement Plan. If the employment of Messrs. Anderson, Boyle, McTear or Hughes had been terminated as of September 30, 2007, they would have been entitled to receive their vested benefits under our 401(k) plan in accordance with the terms of the tax-qualified plan. See Note 2 of the Notes to Financial Statements.

New Stock Benefit Plans

          Employee Stock Ownership Plan. Malvern Federal Bancorp has established an employee stock ownership plan for our employees to become effective upon the reorganization. Employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in Malvern Federal Bancorp’s employee stock ownership plan.

          As part of the reorganization, in order to fund the purchase of up to 3.92% of the common stock issued in the reorganization and offering, including shares issued to Malvern Federal Mutual Holding Company and shares contributed to the Malvern Federal Charitable Foundation, or 209,916 shares and 326,604 shares based on the minimum and 15% above the maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Malvern Federal Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering we expect that the employee stock ownership plan will purchase shares in the open market after the reorganization is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan will be repaid principally from Malvern Federal Savings Bank’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The term of the loan is expected to be 15 years. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at the prime rate at the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Malvern Federal Bancorp or upon the sale of treasury shares by Malvern Federal Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Malvern Federal Bancorp or from Malvern Federal Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

          Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of six years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with Malvern Federal Savings Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

          Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from Malvern Federal Bancorp, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

          Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

          Stock Option Plan. Following completion of the reorganization, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel, provide directors, officers and employees with a proprietary interest in Malvern Federal Bancorp as an incentive to contribute to our success and reward employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and employees. The stock option plan will be administered and interpreted by a committee of the board of directors composed of independent directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

          Under the stock option plan, a committee will determine which directors, officers and employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option will be at least equal to the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

          At a meeting of our shareholders to be held at least six months after completion of the reorganization, we intend to present the stock option plan to shareholders for their approval and to reserve an amount equal to 4.9% of the shares of common stock issued in the reorganization, including shares to be issued to Malvern Federal Mutual Holding Company and shares contributed to the Malvern Federal Charitable Foundation, which would be 262,395 shares or 408,256 shares based on the minimum and 15% above the maximum of the offering range, respectively, for issuance under the stock option plan. Applicable regulations of the Office of Thrift Supervision require that, in addition to other requirements, the stock option plan must be approved by a majority of the total votes cast by shareholders other than Malvern Federal Mutual Holding Company. In addition, applicable Office of Thrift Supervision regulations provide that no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over at least a five year period at no faster than 20% per year. Malvern Federal Bancorp intends that the stock option plan will comply with all applicable regulations of the Office of Thrift Supervision. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within ninety days after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

          At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by Malvern Federal Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

          Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

          Stock Recognition and Retention Plan. After completion of the reorganization, we also intend to adopt a stock recognition and retention plan for our directors, officers and employees. The objective of the stock recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in Malvern Federal Bancorp as an incentive to contribute to our success. We intend to present the stock recognition and retention plan to our shareholders for their approval at a meeting of shareholders. Applicable Office of Thrift Supervision regulations provide that shares granted under the plan generally are required to vest over at least a five year period at no faster than 20% per year. In addition, applicable regulations of the Office of Thrift Supervision require that, in addition to other requirements, the stock recognition and retention plan must be approved by a majority of the total votes cast by shareholders other than Malvern Federal Mutual Holding Company. Malvern Federal Bancorp intends that the stock recognition and retention plan will comply with all then applicable regulation of the Office of Thrift Supervision.

          The stock recognition and retention plan will be administered by a committee of Malvern Federal Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 1.96% of the common stock issued in the reorganization, including shares issued to the Malvern Federal Mutual Holding Company and shares contributed to the Malvern Federal Charitable Foundation, which would be 104,958 shares or 163,302 shares based on the minimum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the stock recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the stock recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the stock recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We will be able to terminate the stock recognition and retention plan at any time, and if we do so, any shares not allocated will revert to Malvern Federal Bancorp. Recipients of grants under the stock recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than for certain recipients, payment of withholding taxes.

Transactions With Related Persons

          Loans and Extensions of Credit. Malvern Federal Savings Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons except Malvern Federal Savings Bank waives the origination fees on real estate loans made to all employees. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features to Malvern Federal Savings Bank.

          The table below list all outstanding loans made by Malvern Federal Savings Bank to related persons, where the amount involved exceeds $120,000 and loan origination fees were waived. In each case, the loans listed are loans to executive officers secured by real estate where, consistent with our policy for all employees, the typical 3.0% loan origination fee was waived.

			Largest Principal Amount Outstanding during Year Ended				Interest Rate
		Amount of Fees Waived at Time of		Amount Outstanding at September
	Loan Origination				Amounts Paid During Fiscal 2007

Name	Date	Origination	September 30, 2007	30, 2007	Principal	Interest

Gerard M. McTear, Jr.	2005	$16,290	$536,932	$529,929	$7,622	$29,375	5.500%
William E. Hughes, Jr.	2006	4,950	259,000	258,404	5,354	8,231	5.625

          Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as Malvern Federal Savings Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

          The aggregate amount of loans by Malvern Federal Savings Bank to its executive officers and directors was approximately $906,000 at September 30, 2007, or approximately 2.1% of total equity at such date. These loans were performing according to their original terms at September 30, 2007. The aggregate amount of outstanding loans from Malvern Federal Savings Bank to executive officers, directors and related parties, as such term is defined in Item 404 of Regulation S-K under the Securities Exchange Act, was approximately $2.0 million at September 30, 2007.

          Review, Approval or Ratification of Transactions with Related Persons. Regulations of the Office of Thrift Supervision require that if any director or executive officer has any interest in a matter to be considered by the bank’s board of directors, he or she must fully disclose such interest, refrain from participating in the board’s discussion of the matter and recuse him or herself from voting on the matter. Malvern Federal Savings Bank and its directors and executive officers, as a matter of long-standing practice, but which is not specified in any written policy, adheres to the regulations of the Office of Thrift Supervision in acting upon any matter in which a director or executive officer has a direct or indirect personal interest. Such matters may be approved by the board provided that a majority of the non-interested directors conclude that the transaction is in the best interests of the bank and consistent with all Federal regulations and Malvern Federal Savings Bank’s policies. The board’s minutes will reflect the interest of the subject director or executive officer and note that he or she did not participate in the discussion of, or vote on, the matter.

Compensation Committee Interlocks and Insider Participation

          Malvern Federal Savings Bank maintains an Executive Committee which is responsible for oversight of compensation matters for Malvern Federal Savings Bank. The Executive Committee does not have a written charter. The current members of the Executive Committee are directors Hughes, Yerkes, Shanaughy, Scartozzi, Palmer and Anderson. The Chairman of the Executive Committee is Mr. Hughes and Vice Chairman is Mr. Yerkes. The Executive Committee did not use in 2007, and generally has not used, compensation consultants in establishing compensation but instead has generally relied on publicly available industry data in establishing compensation deemed appropriate and reasonable. No member of the Executive Committee had any relationship requiring disclosure under the Securities and Exchange Commission regulations.

          Upon completion of the reorganization, Malvern Federal Bancorp will comply with the listing requirements for Nasdaq listed issuers. As a result, nominations for directors of Malvern Federal Bancorp will be made either by a majority of Malvern Federal Bancorp’s independent directors or a nominating committee comprised solely of independent directors. Malvern Federal Bancorp also will establish an Audit Committee, comprised solely of independent directors, and will implement policies and procedures to ensure that compensation paid to the Chief Executive Officer and other executive officers is determined in accordance with Nasdaq listing requirements.

          There were no compensation committee “interlocks” during 2007, which generally means that no executive officer of Malvern Federal Savings Bank served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Executive Committee of Malvern Federal Savings Bank.

PROPOSED MANAGEMENT PURCHASES

          The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming the reorganization and offering is closed at the midpoint of the offering range and assuming sufficient shares are available to satisfy their subscriptions.

Name	Number of Shares	Amount($)	Percent(1)

Directors:
F. Claire Hughes, Jr.	5,000	$50,000	0.2%
John B. Yerkes, Jr.	5,000	50,000	0.2
Joseph E. Palmer, Jr.	2,500	25,000	0.1
David R. Prizer	2,500	25,000	0.1
Cordine Scartozzi	2,500	25,000	0.1
Edward P. Shanaughy, II	500	5,000	—
Ronald Anderson	5,000	50,000	0.2
Kristin S. Camp	250	2,500	—
George E. Steinmetz	10,000	100,000	0.4
Other Named Executive Officers:
Gerard M. McTear, Jr.	2,500	25,000	0.1
Dennis Boyle	5,500	55,000	0.2
William E. Hughes, Jr.	5,000	50,000	0.2

All Directors and Executive Officers as a Group (12 persons)	46,250	$462,500	1.7%

(1)	Based on the midpoint of the offering range.

THE REORGANIZATION AND OFFERING

          Malvern Federal Savings Bank’s board of directors has adopted the plan of reorganization and the plan of stock issuance, and the Office of Thrift Supervision approved those plans, subject to certain conditions. The plan of reorganization is subject to approval by the members of Malvern Federal Savings Bank entitled to vote on the plan of reorganization and the satisfaction of certain other conditions. Approval by the Office of Thrift Supervision, however, does not constitute a recommendation or endorsement of the reorganization and stock issuance.

General

          The plan of stock issuance provides generally that we will offer shares of common stock of Malvern Federal Bancorp for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and certain other depositors and borrowers. In addition, subject to the prior rights of these holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon completion of the subscription offering. See “The Reorganization and Offering - Subscription Offering and Subscription Rights” and “The Reorganization and Offering – Community Offering.” We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering. See “ – Subscription Offering and Subscription Rights” and “ – Community Offering.” Following receipt of all required regulatory approvals, the approval of our members, who are our depositors and certain borrowers entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization and offering, we will consummate the reorganization and related offering. In the event our members approve the plan of reorganization but we do not complete the offering, we intend to complete the reorganization to the mutual holding company structure. A special meeting of Malvern Federal Savings Bank’s members has been called to vote upon the plan of reorganization and the contribution to the Malvern Federal Charitable Foundation. The special meeting will be held on March 28, 2008.

          In adopting the plan of reorganization, Malvern Federal Savings Bank’s board of directors determined that the reorganization was advisable and in the best interests of its members and Malvern Federal Savings Bank. The board further determined that the interests of certain depositors in the net worth of Malvern Federal Savings Bank would be equitably provided for and that the reorganization would not have any adverse impact on the reserves and net worth of Malvern Federal Savings Bank.

          Pursuant to the plan of reorganization, the reorganization will be effected as follows, or in any other manner that is consistent with applicable federal law and regulations and the intent of the plan of reorganization:

(1)	Malvern Federal Savings Bank will organize an interim stock savings bank as a wholly owned subsidiary (“Interim One”);

(2)	Interim One will organize an interim stock savings bank as a wholly owned subsidiary (“Interim Two”);

(3)	Interim One will organize Malvern Federal Bancorp as a wholly owned subsidiary;

(4)

Malvern Federal Savings Bank will convert its charter to a federal stock savings and loan association charter and Interim One will convert its charter to a federal mutual holding company charter to become Malvern Federal Mutual Holding Company;

(5)	Simultaneously with step (4), Interim Two will merge with and into Malvern Federal Savings Bank with Malvern Federal Savings Bank as the resulting institution;

(6)

All of the initially issued stock of Malvern Federal Savings Bank will be transferred to Malvern Federal Mutual Holding Company in exchange for membership interests in Malvern Federal Mutual Holding Company;

(7)

Malvern Federal Mutual Holding Company will contribute the capital stock of Malvern Federal Savings Bank to Malvern Federal Bancorp, and Malvern Federal Savings Bank will become a wholly owned subsidiary of Malvern Federal Bancorp; and

(8)

Contemporaneously with the reorganization, Malvern Federal Bancorp will sell a minority interest of its shares of common stock, contribute shares to the Malvern Federal Charitable Foundation and Malvern Federal Mutual Holding Company will retain a majority of Malvern Federal Bancorp’s common stock.

          After completion of the reorganization, Malvern Federal Savings Bank in its stock form will continue to conduct its business and operations from the same offices and with the same personnel as prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Malvern Federal Savings Bank’s loans or deposit accounts, and the deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the same extent as they were prior to the reorganization.

          Malvern Federal Bancorp expects to receive the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of Malvern Federal Savings Bank. Malvern Federal Bancorp intends to retain 40% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the to-be issued and outstanding capital stock of Malvern Federal Savings Bank. Based on the minimum and maximum of the reorganization and offering range, we intend to use approximately $2.1 million and $2.8 million, respectively, of the net proceeds retained by Malvern Federal Bancorp to loan funds to our employee stock ownership plan to enable it to purchase up to 3.92% of the to-be outstanding common stock, including shares issued to Malvern Federal Mutual Holding Company and contributed to the Malvern Federal Charitable Foundation. Malvern Federal Mutual Holding Company initially will be capitalized with $100,000. Upon consummation of the reorganization and offering, such capital will be used for general corporate purposes. The offering will not be completed unless we sell shares of common stock equal to our appraised value.

          The aggregate price of the shares of common stock to be issued in the offering will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of our common stock. The valuation range is currently $53.6 million to $72.5 million and is based on our pro forma value assuming a full mutual-to-stock conversion. We are offering shares in an amount equal to 43% of the appraisal valuation or $23.0 million to $31.2 million, and we will contribute an amount equal to 2.0% of our to-be outstanding shares, or 107,100 shares to 144,900 shares, to the Malvern Federal Charitable Foundation. The remaining 55% of the shares will be issued to Malvern Federal Mutual Holding Company. All shares of common stock sold in the offering will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the offering. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See “—How We Determined the Price Per Share and the Offering Range” for more information as to how the estimated pro forma market value of the common stock was determined.

          The following discussion summarizes the material aspects of the reorganization and offering. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization and the plan of stock issuance. Copies of the plan of reorganization and the plan of stock issuance are available for inspection at the office of Malvern Federal Savings Bank and at the Office of Thrift Supervision. The plan of reorganization and the plan of stock issuance are also filed as exhibits to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of Reorganization

          As a mutual savings and loan association, Malvern Federal Savings Bank does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Malvern Federal Savings Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The reorganization into the mutual holding company form of organization will enable Malvern Federal Savings Bank to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form.

          The reorganization and offering will result in an increase in Malvern Federal Savings Bank’s capital base, which will support its operations and enable Malvern Federal Savings Bank to compete more effectively with other financial institutions. In addition, the reorganization and offering will provide our customers and possibly other members of the local community and the general public with an opportunity to become equity owners and to share in our future. The offering will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets. The mutual holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

          After the reorganization, the unissued common and preferred stock authorized by our charter will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the current time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the restricted stock plan or upon exercise of stock options. After the reorganization, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel. See “Our Management - New Stock Benefit Plans.”

          The foregoing advantages of the reorganization could be achieved by Malvern Federal Savings Bank reorganizing into a wholly owned subsidiary of a fully converted stock form holding company rather than as a wholly-owned subsidiary of a stock form holding company with a controlling mutual holding company parent. A “standard” or full conversion would free Malvern Federal Savings Bank from the capital raising restrictions resulting from the requirement that its mutual holding company maintain a majority ownership interest in Malvern Federal Bancorp. The board of directors of Malvern Federal Savings Bank, however, unanimously believes that the reorganization is in the best interests of Malvern Federal Savings Bank and its members. Savings institutions converting to stock form in a standard conversion must sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock. Consequently, the amount of equity capital that would be raised in a standard conversion is substantially more than the capital raised in a minority stock offering by a subsidiary of a mutual holding company. In a standard conversion, it is more difficult for the savings institution to maximize its return on equity. Moreover, a standard conversion would eliminate all aspects of the mutual form of organization. Consummation of the reorganization, however, does not foreclose the possibility of Malvern Federal Mutual Holding Company converting from mutual to stock form in the future. The conversion of Malvern Federal Mutual Holding Company is not being considered at this time.

          After considering the foregoing advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a standard conversion, the board of directors of Malvern Federal Savings Bank unanimously approved the reorganization as being advisable and in the best interests of Malvern Federal Savings Bank and its members.

Effects of Reorganization

          General. Prior to the reorganization, each of our depositors has both a deposit account in Malvern Federal Savings Bank and a pro rata ownership interest in our net worth, which interest may only be realized in the event of a liquidation of Malvern Federal Savings Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account may receive nothing for his ownership interest in the net worth of Malvern Federal Savings Bank, which is lost to the extent that the balance in the account is reduced or the account is closed.

          Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Malvern Federal Savings Bank is liquidated. In the event of a liquidation, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Malvern Federal Savings Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

          When Malvern Federal Savings Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of our net worth, and Malvern Federal Savings Bank will become a wholly owned subsidiary of Malvern Federal Bancorp. The common stock of Malvern Federal Bancorp and the common stock of Malvern Federal Savings Bank are separate and apart from deposit accounts of Malvern Federal Savings Bank and cannot be and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates will be issued to evidence ownership of Malvern Federal Bancorp’s common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in Malvern Federal Savings Bank.

          Following completion of the reorganization, all depositors who had liquidation rights with respect to Malvern Federal Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Malvern Federal Mutual Holding Company. The liquidation rights will continue so long as a depositor continues to hold a deposit account with Malvern Federal Savings Bank. In addition, all persons who become depositors of Malvern Federal Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Malvern Federal Mutual Holding Company.

          Continuity. While the reorganization is being accomplished, the normal business of Malvern Federal Savings Bank of accepting deposits and making loans will continue without interruption. Malvern Federal Savings Bank will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, Malvern Federal Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

          The directors and officers of Malvern Federal Savings Bank at the time of the reorganization will continue to serve as directors and officers of Malvern Federal Savings Bank after the reorganization. The directors and officers of Malvern Federal Bancorp and Malvern Federal Mutual Holding Company will consist of the individuals currently serving as directors and officers of Malvern Federal Savings Bank.

          Effect on Deposit Accounts. Under the plan of reorganization, each depositor in Malvern Federal Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          Following the reorganization, each depositor of Malvern Federal Savings Bank will have both a deposit account in Malvern Federal Savings Bank and a pro rata ownership interest in the equity of Malvern Federal Mutual Holding Company based upon the balance in the depositor’s account. This interest may only be realized in the event of a liquidation of Malvern Federal Mutual Holding Company. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account with Malvern Federal Savings Bank obtains a pro rata ownership interest in the equity of Malvern Federal Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Malvern Federal Mutual Holding Company, which the depositor loses to the extent that his balance in the account is reduced. Consequently, depositors of Malvern Federal Mutual Holding Company have no way to realize the value of their ownership interest in Malvern Federal Mutual Holding Company, except in the unlikely event that Malvern Federal Mutual Holding Company is liquidated.

          Effect on Loans. No loan outstanding from Malvern Federal Savings Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

          Effect on Voting Rights of Members. At present, depositors and certain borrowers of Malvern Federal Savings Bank are members of, and have voting rights in, Malvern Federal Savings Bank as to all matters requiring membership action. When we complete the reorganization, depositors and borrowers will cease to be members and will no longer be entitled to vote at Malvern Federal Savings Bank’s meetings. After the reorganization of Malvern Federal Savings Bank, Malvern Federal Bancorp will have all of the voting rights in Malvern Federal Savings Bank since Malvern Federal Bancorp will be its sole shareholder. Exclusive voting rights with respect to Malvern Federal Bancorp will be vested in the holders of our common stock, including Malvern Federal Mutual Holding Company. As a federally chartered mutual holding company, Malvern Federal Mutual Holding Company will have no authorized capital stock and, thus, no shareholders. Malvern Federal Mutual Holding Company will be controlled by its members, who will consist of all Malvern Federal Savings Bank’s depositors and certain borrowers. Members of Malvern Federal Savings Bank have generally signed proxies giving their voting rights to Malvern Federal Savings Bank’s management. The revocable proxies give the board of directors general authority to cast a member’s vote on any and all matters presented to the members. These proxies are generally deemed to cover the member’s votes as members of Malvern Federal Mutual Holding Company, and this authority is given to the board of directors of Malvern Federal Mutual Holding Company.

          The plan of reorganization also provides for the transfer of proxy rights to the board of directors of Malvern Federal Mutual Holding Company. As a result, the board of directors of Malvern Federal Savings Bank will be able to govern the operations of Malvern Federal Mutual Holding Company, and Malvern Federal Bancorp, notwithstanding objections raised by members of Malvern Federal Mutual Holding Company or shareholders of Malvern Federal Bancorp, so long as the board of directors has been appointed proxy for a majority of the outstanding votes of members of Malvern Federal Mutual Holding Company and these proxies have not been revoked. In addition, all persons who become depositors of Malvern Federal Savings Bank following the reorganization will have membership rights with respect to Malvern Federal Mutual Holding Company.

          By virtue of its ownership of a majority of the outstanding shares of common stock of Malvern Federal Bancorp, Malvern Federal Mutual Holding Company will be able to elect all members of the board of directors of Malvern Federal Bancorp and generally will be able to control the outcome of all matters presented to the shareholders of Malvern Federal Bancorp for resolution by vote.

          Tax Effects. To complete the reorganization, we must receive rulings or opinions with regard to federal and Pennsylvania income taxation which indicate that the reorganization will not be taxable for federal or Pennsylvania income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Pennsylvania income tax consequences of the reorganization. See “- Material Federal Income Tax Aspects of the Reorganization and Offering.”

          Effect on Liquidation Rights. In the event of a voluntary liquidation of Malvern Federal Savings Bank prior to the reorganization, holders of deposit accounts in Malvern Federal Savings Bank would be entitled to distribution of any assets of Malvern Federal Savings Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the reorganization, the holder of Malvern Federal Savings Bank’s common stock, i.e., Malvern Federal Bancorp, will be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Malvern Federal Savings Bank and, except through their liquidation interests in Malvern Federal Mutual Holding Company, discussed below, holders of deposit accounts in Malvern Federal Savings Bank would have no interest in such assets.

          In the event of a voluntary or involuntary liquidation, dissolution or winding up of Malvern Federal Mutual Holding Company following completion of the reorganization, holders of deposit accounts in Malvern Federal Savings Bank will be entitled, pro rata to the value of their accounts, to distribution of any assets of Malvern Federal Mutual Holding Company remaining after the claims of all its creditors are satisfied. Shareholders of Malvern Federal Bancorp will have no liquidation or other rights with respect to Malvern Federal Mutual Holding Company.

          In the event of a liquidation, dissolution or winding up of Malvern Federal Bancorp, each holder of shares of Malvern Federal Bancorp common stock will be entitled to receive, after payment of all debts and liabilities of Malvern Federal Bancorp, a pro rata portion of all of its assets available for distribution to holders of Malvern Federal Bancorp common stock.

          There currently are no plans to liquidate Malvern Federal Savings Bank, Malvern Federal Bancorp or Malvern Federal Mutual Holding Company in the future.

Material Federal Income Tax Aspects of the Reorganization and Offering

          Completion of the reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Malvern Federal Bancorp or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued or exercised. The following describes the material federal tax aspects of the reorganization and the offering.

          Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

          With respect to the reorganization:

1.

The conversion of Malvern Federal Savings Bank to the stock form is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	No gain or loss will be recognized by Malvern Federal Savings Bank in the reorganization.

3.	Malvern Federal Savings Bank’s holding period for the assets received when it converts to stock form will include the period during which such assets were held by it in its mutual form.

4.	Malvern Federal Savings Bank’s basis in the assets received when it converts to stock form will be the same as the basis of such assets in the hands of Malvern Federal Savings Bank in its mutual form immediately prior to the proposed transaction.

5.	Malvern Federal Savings Bank will succeed to and take into account the earnings and profits of Malvern Federal Savings Bank in its mutual form, as of the date of the proposed transaction.

          With respect to the transfer of common stock in Malvern Federal Savings Bank to Malvern Federal Mutual Holding Company for liquidation and other interests in Malvern Federal Mutual Holding Company:

6.

The exchange of common stock in Malvern Federal Savings Bank constructively received by depositors of Malvern Federal Savings Bank for liquidation and other interests in Malvern Federal Mutual Holding Company will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Internal Revenue Code.

7.

No gain or loss will be recognized by depositors of Malvern Federal Savings Bank on the transfer of common stock in Malvern Federal Savings Bank, which they constructively received in the reorganization, to Malvern Federal Mutual Holding Company solely for liquidation and other interests in Malvern Federal Mutual Holding Company.

8.	The basis in the liquidation and other interests of Malvern Federal Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor.

9.

Malvern Federal Mutual Holding Company will recognize no gain or loss upon the receipt of property from the depositors of Malvern Federal Savings Bank in exchange for liquidation and other interests in Malvern Federal Mutual Holding Company.

10.

Malvern Federal Mutual Holding Company’s basis in the property received from the depositors of Malvern Federal Savings Bank will be the same as the basis of such property which was in the hands of the depositors of Malvern Federal Savings Bank.

          With respect to the transfer of Malvern Federal Savings Bank’s common stock by Malvern Federal Mutual Holding Company to a stock holding company ( i.e., Malvern Federal Bancorp) and cash contributions from Malvern Federal Bancorp to Malvern Federal Savings Bank:

11.

The transfer by Malvern Federal Mutual Holding Company of the common stock of Malvern. Federal Savings Bank, a wholly owned subsidiary, to its other wholly owned subsidiary, Malvern Federal Bancorp, will constitute a tax-free exchange of property solely for stock pursuant to Internal Revenue Code Section 351. Malvern Federal Mutual Holding Company will not receive additional shares of common stock in this contribution because, at the time of the contribution, Malvern Federal Mutual Holding Company will already own all of the outstanding shares of common stock and the issuance of additional shares of common stock would have no substantive effect.

12.	Malvern Federal Mutual Holding Company will recognize no gain or loss upon the transfer of Malvern Federal Savings Bank common stock to Malvern Federal Bancorp.

13.	Malvern Federal Bancorp will recognize no gain or loss on its receipt of Malvern Federal Savings Bank common stock.

14.

Malvern Federal Bancorp’s basis in Malvern Federal Savings Bank common stock will equal the basis of Malvern Federal Savings Bank common stock in Malvern Federal Mutual Holding Company’s hands immediately before the contribution.

15.

Malvern Federal Bancorp’s holding period for the shares of Malvern Federal Savings Bank common stock received from Malvern Federal Mutual Holding Company will include the period that it held, or is deemed to have held, the shares.

16.

No gain or loss will be recognized by Malvern Federal Savings Bank upon its receipt of money from Malvern Federal Bancorp. Malvern Federal Bancorp will not receive additional shares of common stock in exchange for any such money received because the issuance of additional Malvern Federal Savings Bank common stock to Malvern Federal Bancorp would be meaningless since it already owns all of the common stock. Malvern Federal Bancorp will be transferring solely cash to Malvern Federal Savings Bank and therefore will not recognize any gain or loss upon such transfer.

17.	No gain or loss will be recognized by Malvern Federal Bancorp upon its receipt of money in exchange for shares of the common stock offered.

          With respect to members of Malvern Federal Savings Bank and the issuance of common stock pursuant to the plan of stock issuance:

18.

No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Malvern Federal Savings Bank upon the issuance to them of deposit accounts in Malvern Federal Savings Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in Malvern Federal Savings Bank held immediately prior to the reorganization.

19.

The tax basis of the deposit accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in Malvern Federal Savings Bank received as part of the reorganization will equal the tax basis of such account holders’ corresponding deposit accounts in Malvern Federal Savings Bank surrendered in exchange therefor.

20.

As described in more detail in the paragraph immediately following opinion number 21 below, Elias, Matz, Tiernan & Herrick L.L.P. believes that it is more likely than not that the non-transferable subscription rights to purchase common stock will have no ascertainable value. Based on such belief, the tax basis of the shares of common stock acquired in the reorganization and offering will equal the purchase price of such shares.

21.

The holding period of the common stock purchased in the subscription offering will commence on the date on which the shares are purchased. The holding period of the common stock acquired in the community offering will commence on the date following the date on which such stock is purchased.

          Elias, Matz, Tiernan & Herrick L.L.P. has noted that the issue of whether the subscription rights have value is dependent upon all of the facts and circumstances that occur. Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated December 17, 2007, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the non-transferable subscription rights to purchase common stock will have no ascertainable value. If the non-transferable subscription rights to purchase Malvern Federal Bancorp common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the non-transferable subscription rights, in certain cases, whether or not the rights are exercised, and Malvern Federal Bancorp and/or Malvern Federal Savings Bank may be taxed on the distribution of the non-transferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the non-transferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

          Beard Miller Company LLP, Harrisburg, Pennsylvania, has also advised Malvern Federal Mutual Holding Company, Malvern Federal Savings Bank and Malvern Federal Bancorp that the tax effects of the reorganization under Pennsylvania law are substantially the same as they are under federal law.

          RP Financial has provided a letter stating its belief that the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be non-transferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

          Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Subscription Offering and Subscription Rights

          In accordance with the plan of stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

(1)	Depositors with a minimum of $50 on deposit at Malvern Federal Savings Bank as of September 30, 2006;

(2)	Our tax-qualified employee stock ownership plan;

(3)	Depositors with a minimum of $50 on deposit at Malvern Federal Savings Bank as of December 31, 2007; and

(4)

Depositors with accounts at Malvern Federal Savings Bank on January 31, 2008 and borrowers with a loan from Malvern Federal Savings Bank at December 31, 1990 that remained outstanding at January 31, 2008.

          All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of stock of issuance and as described below under “ - Limitations on Common Stock Purchases.”

          Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, non-transferable subscription rights to subscribe for in the subscription offering up to the greater of:

•	$200,000 (20,000 shares) of common stock offered;

•	one-tenth of one percent (0.01%) of the total shares offered in the subscription offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders;

subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

          If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposit bears to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of Malvern Federal Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 2006. In the event of an increase in the maximum of the offering range up to 15%, the subscription rights of Eligible Account Holders will be subordinated to the priority rights of our employee stock ownership plan.

          To ensure proper allocation of stock, each Eligible Account Holder must list on his stock order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Priority 2: Employee Stock Ownership Plan. Our employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase 3.92% of the to-be outstanding shares of common stock, or 209,916 shares and 284,004 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Malvern Federal Savings Bank’s directors, officers, employees or associates thereof. In the event that the total number of shares offered in the offering is increased to an amount greater than the number of shares representing the maximum of the offering range, our employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum of the offering range. Our employee stock ownership plan may purchase some or all of our shares that it intends to acquire in the open market after the offering is completed, subject to approval of the Office of Thrift Supervision.

          Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to purchase up to the greater of:

•	$200,000 (20,000 shares) of common stock offered;

•	one-tenth of one percent (0.01%) of the total of shares offered in the subscription offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders;

subject to the overall purchase limitations. See “ - Limitations on Common Stock Purchases.”

          If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

          To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to the greater of:

•	$200,000 (20,000 shares) of common stock offered; or

•	one-tenth of one percent (0.01%) of the total shares offered in the subscription offering;

subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

          In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been fulfilled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

          To ensure proper allocation of stock, each Other Member must list on his stock order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 noon Eastern Time, on March 18, 2008, unless extended by us for up to 45 days (which may be without additional notice to you). Additional extension periods may be approved by the Office of Thrift Supervision, but will require notification and resolicitation of subscribers. Subscription rights which have not been exercised prior to the expiration date, unless extended, will become void.

Community Offering

          To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may elect to offer such shares either during or upon completion of the subscription offering to certain members of the general public, with preference given to natural persons residing in Chester County, Pennsylvania, such natural persons are referred to as “Preferred Subscribers”. These persons may purchase shares, at the $10.00 per share purchase price, up to the greater of:

•	$200,000 (20,000 shares) of common stock; or

•	one-tenth of one percent (0.01%) of the total shares offered in the subscription offering;

subject to the maximum purchase limitations. See “- Limitations on Common Stock Purchases.”

          If there are not sufficient shares available to fill the orders of Preferred Subscribers, available stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount up to a maximum of 2.0% of the total shares sold in the offering. We intend to first allocate to each Preferred Subscriber the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until the remaining shares have been allocated, provided that no fractional shares shall be issued. If there are any shares remaining, after filling Preferred Subscribers’ orders, shares will be allocated to members of the general public who subscribe in the community offering applying the same allocation method described above for Preferred Subscribers.

          The community offering, if held, may commence, without notice, concurrently with, during or subsequent to the subscription offering.

          Persons will be deemed to reside in Chester County if they occupy a dwelling within the county and establish an ongoing physical presence within it, together with an indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the county in which the corporation or business entity is headquartered. We may utilize depositor or loan records or such other evidence provided to us to determine whether a person is a resident of Chester County. In all cases the determination of resident status will be made by us in our sole discretion.

          The opportunity to subscribe for shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

Syndicated Community Offering

          The plan of stock issuance provides that, if necessary, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated, acting as our financial advisor and selling agent. In such capacity, Stifel, Nicolaus & Company, Incorporated, may form a syndicate of other broker-dealers. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Stifel, Nicolaus & Company, Incorporated, has agreed to use its best efforts in the sale of shares in any syndicated community offering.

          Common stock offered in the syndicated community offering will be sold at $10.00 per share, which is the same price as all other shares being offered. The amount of shares that any person may purchase in the syndicated community offering cannot exceed $200,000 (20,000 shares) of common stock or one-tenth of 1% (0.01%) of the total shares offered. We may begin the syndicated community offering at any time following the commencement of the subscription offering.

          If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book-running manager. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other brokers-dealers who are Financial Industry Regulatory Authority (formerly NASD) member firms. Neither Stifel, Nicolaus & Company, Incorporated, nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Stifel, Nicolaus & Company, Incorporated, a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

          The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

Offering Deadline

          The stock offering will expire at 12:00 noon, Eastern Time, on March 18, 2008, unless we extend it, without notice to you, for up to 45 days. Any extension of the offering beyond May 2, 2008 would require the Office of Thrift Supervision’s approval. In such event, we would conduct a resolicitation. Purchasers would have the opportunity to confirm, modify or cancel their stock orders within a specified period. If a purchaser in the subscription or community offering does not respond during the resolicitation period, the stock order will be cancelled and payment will be returned promptly, with interest calculated at Malvern Federal Savings Bank’s passbook rate, and deposit account withdrawal authorizations will be cancelled. Aggregate extensions may not extend beyond March 28, 2010, which is two years after the special meeting of members to vote on the reorganization. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Malvern Federal Savings Bank’s passbook rate from the date of processing.

          If we are unable to find purchasers to complete the sale of at least the minimum of the offering range, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may include purchases by directors, officers and their associates in excess of the proposed management purchases discussed earlier, although no such increased purchases are currently anticipated. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds or set a new offering range, notify all subscribers, cancel their orders and return their subscription funds and give them the opportunity to place new orders for stock; or take such other actions as may be permitted by the Office of Thrift Supervision.

Persons Who Cannot Exercise Subscription Rights

          We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of stock issuance who reside in such jurisdiction is small;

•

the granting of subscription rights or the offer or sale of shares of common stock to such persons would require Malvern Federal Bancorp or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

          Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Malvern Federal Bancorp or our officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

          The plan of stock issuance includes the following limitations on the number of shares of common stock which may be purchased in the offering.

(1)	No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

•	$200,000 (20,000 shares) of common stock offered,

•	one-tenth of one percent (0.01%) of the total shares offered, or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders;

subject to the overall limitation in clause (6) below;

(3)	Our employee stock ownership plan may purchase in the aggregate up to 3.92% of the to-be outstanding shares of common stock;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

•	$200,000 (20,000 shares) of common stock offered,

•	one-tenth of one percent (0.01%) of the total shares offered, or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders;

subject to the overall limitation in clause (6) below;

(5)	Each Other Member or any person purchasing shares of common stock in the community offering or syndicated offering may subscribe for and purchase up to the greater of:

•	$200,000 (20,000 shares) of common stock offered, or

•	one-tenth of one percent (0.01%) of the total shares offered;

subject to the overall limitation in clause (6) below;

(6)

Except for our employee stock ownership plan, the maximum number of shares of common stock subscribed for or purchased by any person, together with associates of and groups of persons acting in concert with such person, shall not exceed $400,000 (40,000 shares) in all categories of the offering combined; and

(7)

No more than 25% of the total number of shares offered for sale may be purchased by directors and officers of Malvern Federal Savings Bank and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

          Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Malvern Federal Savings Bank, we may increase or decrease the individual amount permitted to be subscribed for and the overall purchase limitation. If either of such amounts is increased, subscribers for the maximum amount will, and certain others may, be given the opportunity to increase their subscriptions up to the then applicable limit. We may increase the maximum purchase limitation to an amount not exceeding 10% of the total shares of common stock sold in the offering, provided that purchases in excess of 5% of the shares of common stock sold in the offering may not exceed 10% in the aggregate of the total shares sold in the offering. If we decrease the individual or overall purchase limits, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

          In the event of an increase in the total number of shares of common stock offered due to an increase in the offering range of up to 15%, the additional shares will first be allocated in accordance with the plan of stock issuance to fill our employee stock ownership plan’s subscription of 3.92% of the to-be outstanding number of shares, then to the other purchase categories in descending order of priority.

          The term “associate” of a person is defined to include the following:

(a)

any corporation or other organization (other than Malvern Federal Bancorp, Malvern Federal Mutual Holding Company, Malvern Federal Savings Bank, or a majority-owned subsidiary of any of the same) of which such person is a director, senior officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

(b)

any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of Malvern Federal Bancorp, Malvern Federal Mutual Holding Company or Malvern Federal Savings Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(c)

any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Malvern Federal Bancorp, Malvern Federal Mutual Holding Company or Malvern Federal Savings Bank, or any subsidiary thereof; and

(d)	any person acting in concert with any of the persons or entities specified in clauses (a) through (c) above.

          The term “acting in concert” is defined in the regulations of the OTS to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We have sole discretion to determine whether persons are “associates” or “acting in concert” may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common residence or addresses on Malvern Federal Savings Bank’s records and the fact that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

How We Determined the Price Per Share and the Offering Range

          The plan of stock issuance and federal regulations require that the aggregate purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make such a valuation. RP Financial will receive a fee of $45,000 for its services. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to RP Financial unless RP Financial is determined to be negligent or otherwise at fault.

          The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Malvern Federal Savings Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Malvern Federal Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Malvern Federal Savings Bank with those of other publicly traded subsidiaries of mutual holding companies;

•	the aggregate size of the offering;

•	the impact of the reorganization and offering on our shareholders’ equity and earnings potential;

•	the proposed dividend policy of Malvern Federal Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

          The appraisal also incorporated an analysis of a peer group of publicly-traded mutual holding companies that RP Financial considered to be comparable to Malvern Federal Savings Bank. The peer group analysis conducted by RP Financial included a total of ten publicly-traded mutual holding company subsidiaries located in the Mid-Atlantic region of the United States, with assets between $350.0 million and $1.0 billion and which were profitable on a reported and core earnings basis. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings, price-to-book value and price-to-tangible book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group’s pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Malvern Federal Savings Bank and the peer group to Malvern Federal Savings Bank’s pro forma ratios to derive the estimated pro forma market value of Malvern Federal Savings Bank.

          On the basis of the foregoing, RP Financial advised us that as of January 25, 2008, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $53.6 million to a maximum of $72.5 million, with a midpoint of $63.0 million (the estimated valuation range). The board of directors determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock reorganizations. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from between 5,355,000 shares to 7,245,000 shares, with a midpoint of 6,300,000 shares. The Board determined to offer for sale 43% of such shares, or between 2,302,650 shares and 3,115,350 shares with a midpoint of 2,709,000 shares, the offering range, pursuant to this prospectus. In addition, we intend to contribute 2.0% of the to-be outstanding shares to the Malvern Federal Charitable Foundation. The 55% of the shares of our common stock that are not sold in the offering or contributed to the foundation will be issued to our mutual holding company, Malvern Federal Mutual Holding Company.

          As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial’s primary methodology was to value Malvern Federal Savings Bank assuming we were issuing 100% of our stock to the public rather than 45% to the public and the foundation and 55% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial’s appraisal included limited information comparing certain publicly reported pricing ratios of the peer group, without adjusting them based on the assumption that they had completed a second-step conversion, with the pro forma value of the proposed 45% minority stock issuance by Malvern Federal Bancorp.

          The following table reflects the pricing ratios on a reported basis for the peer group, based upon publicly reported earnings and book value per share, and on a pro forma basis for the proposed 45% minority stock issuance by Malvern Federal Bancorp in the offering.

	Selected Mutual Holding Company (not fully converted) Pricing Ratios

	Price-to-Earnings Multiple		Price-to-Book Value Ratio	Price-to-Tangible Book Value

Malvern Federal Bancorp
Maximum, as adjusted(1)	42.82	x	111.36%	111.36%
Maximum	37.26		102.46	102.46
Midpoint	32.42		93.81	93.81
Minimum	27.56		84.18	84.18

Valuation of peer group companies as of
January 25, 2008(2)
Average	30.63	x	149.18%	158.49%
Medians	32.27		130.58	145.71

(1)	Based on earnings for the twelve months ended December 31, 2007 and book value as of December 31, 2007.

(2)	Reflects earnings for the most recent trailing twelve-month period for the ten mutual holding company (not fully converted) subsidiaries in the peer group for which data is publicly available.

          Compared to the average pricing of the peer group on a reported basis, Malvern Federal Bancorp’s pro forma pricing ratios for the 45% minority stock issuance at the maximum of the offering range indicated a premium of 21.6% on a price-to-earnings basis and a discount of 31.3% on a price-to-book basis and 35.4% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 5.8% premium on a price-to-earnings basis and discounts of 37.1% on a price-to-book basis and 40.8% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

          The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Malvern Federal Bancorp adjusted to their fully converted equivalent values.

	Fully Converted Equivalent Pro Forma

	Price-to-Earnings Multiple		Price-to-Book Value Ratio	Price-to-Tangible Book Value

Malvern Federal Bancorp
Maximum, as adjusted(1)	39.20	x	72.46%	72.46%
Maximum	34.44		68.49	68.49
Midpoint	30.21		64.39	64.39
Minimum	25.92		59.59	59.59

Valuation of peer group companies as of
January 25, 2008(2)
Averages	27.73	x	84.26%	87.20
Medians	29.26		81.52	86.73

(1)	Based on earnings for the twelve months ended December 31, 2007 and book value as of December 31, 2007.

(2	Reflects earnings for the most recent trailing twelve-month period for which data is publicly available

          Compared to the average pricing of the peer group, Malvern Federal Bancorp’s pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a premium of 24.2% on a price-to-earnings basis and a discount of 18.7% on a price-to-book basis and 21.5% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a premium of 8.9% on a price-to-earnings basis and discounts of 23.6% on a price-to-book basis and 26.2% on a price-to-tangible book basis compared to the averages for our peer group

          It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity. In addition, as the offering price approaches 100% of the pro forma book value per share, it is more likely to substantially exceed the price-to-earnings ratios of comparable peer group institutions.

          RP Financial’s calculation of the fully converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the January 25, 2008 valuation date. The pro forma fully converted calculation assumed that 8.0% of the shares issued would be purchased by an employee stock ownership plan and 4.0% of the shares issued would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 10 years and the expense of the restricted stock plan was assumed to be amortized over five years. RP Financial’s calculation of the fully-converted pricing multiples for Malvern Federal Bancorp assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Malvern Federal Bancorp’s pro forma fully converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 15 years and the expense of the restricted stock plan was assumed to be amortized over five years.

          In accordance with the regulations of the Office of Thrift Supervision, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our board of directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings, price-to-book and price-to-tangible book information summarized in the tables above, and approved the appraisal of RP Financial and the 45% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Malvern Federal Bancorp to the peer group, certain adjustments to their pricing multiples should be made consisting of a moderate upward adjustment due to our market area and a downward adjustment due to stock market conditions for thrift stocks. The board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial’s report.

          The board of directors reviewed the independent valuation and, in particular, considered (i) Malvern Federal Savings Bank’s financial condition and results of operations for the year ended September 30, 2007, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

          The independent valuation will be updated at the time of the completion of the offering. No sale of shares of common stock in the offering may be consummated unless RP Financial first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval by the Office of Thrift Supervision.

          Before we complete the offering, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 8,331,750 shares, as well as 4,582,463 shares issued to Malvern Federal Mutual Holding Company, to reflect changes in market and financial conditions, without notice to subscribers. See “- Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of such an increase in the offering range.

          In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, we may cancel the offering and return subscription funds, establish a new estimated valuation range and commence a resolicitation of all subscribers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering. In the event we chose to resolicit, we will cancel orders, return subscription funds, and subscribers will have the opportunity to place new orders for stock. See “ – How We Determined the Price Per Share and the Offering Range” for a description of the factors and assumptions used in determining the stock price and offering range.

          An increase in the number of shares of common stock due to an increase in the estimated pro forma market value would decrease both a subscriber’s ownership interest and our pro forma net income and shareholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and our pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. See “Unaudited Pro Forma Data.”

          The original appraisal report of RP Financial and the January 2008 update thereto have been filed as exhibits to our registration statement and our application to the Office of Thrift Supervision, and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of Malvern Federal Bancorp. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Malvern Federal Bancorp as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will be able to sell such shares at prices at or above the purchase price.

Plan of Distribution and Marketing Arrangements

          Offering materials have been initially distributed by mail to persons eligible to subscribe in the subscription offering. Additional copies are available through the Stock Information Center.

          We have engaged Stifel, Nicolaus & Company, Incorporated, a registered broker-dealer, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Stifel, Nicolaus & Company, Incorporated will assist us in the reorganization and offering as follows:

•	acting as our financial advisor for the reorganization and offering;

•	educating our employees about the reorganization and offering;

•	managing the Stock Information Center and providing administrative services;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of Malvern Federal Savings Bank’s voting members.

          For these services, Stifel, Nicolaus & Company, Incorporated will receive a reorganization and proxy vote advisory and administrative services fee of $50,000, and if the offering is consummated, a sales fee of 1.0% of the dollar amount of the common stock sold in the subscription and community offerings, excluding shares that are (i) purchased by Malvern Federal Savings Bank’s directors, officers and employees and their immediate families, (ii) purchased by any tax-qualified or non-qualified employee benefit plans of Malvern Federal Savings Bank or it’s officers, directors or employees and their immediate families, (iii) contributed to Malvern Federal Charitable Foundation, or (iv) sold in a syndicated community offering. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated for the shares it sells) for the shares they sell shall not exceed 6.0% of the aggregate dollar amount of shares sold in the syndicated community offering. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its legal fees and expenses associated with this marketing effort, up to a maximum of $95,000 ($80,000 for legal fees and expenses and $15,000 for out-of-pocket expenses); provided that such legal fees and expenses may be increased up to a maximum of $20,000 in the event of delay in the offerings requiring an update of the financial information contained in the Registration Statement to reflect a date later than that set forth in the financial statements in the initial filing of the Registration Statement. In addition, in the event of a syndicated community offering, we will reimburse Stifel, Nicolaus & Company, Incorporated for all reasonable out-of-pocket expenses incurred in connection with that offering phase not to exceed $15,000. Finally, in the event that we are required to resolicit subscribers in the subscription offering and the community offering, we may reimburse Stifel, Nicolaus & Company, Incorporated additional compensation, which additional compensation, including any additional expenses in excess of the amounts listed above, will not exceed $30,000. If the plan of reorganization and the plan of stock issuance are terminated or if Stifel, Nicolaus & Company, Incorporated terminates its agreement with us in accordance with the provisions of the agreement, Stifel, Nicolaus & Company, Incorporated will receive reimbursement of its reasonable out-of-pocket expenses plus $50,000 for its reorganization and proxy vote advisory and administrative services fee. We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the reorganization and offering materials for the common stock, including liabilities under the Securities Act of 1933.

          Stifel, Nicolaus & Company, Incorporated has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Stifel, Nicolaus & Company, Incorporated expresses no opinion as to the prices at which common stock to be issued may trade.

          Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Trained employees may participate in the reorganization and offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions of prospective purchasers regarding the offering process will be directed to registered representatives of Stifel, Nicolaus & Company, Incorporated. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

          To ensure that each purchaser in the subscription offering and community offering receives a prospectus at least 48 hours before the expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

          To purchase shares in the subscription offering and community offering, an executed stock order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Malvern Federal Savings Bank (which may be given by completing the appropriate blanks on the order form), must be received (not postmarked) by the Stock Information Center by 12:00 noon, Eastern time, on March 18, 2008, unless extended. We are not required to accept stock order forms which are executed defectively, are unsigned or are received without full payment, or appropriate withdrawal instructions or are facsimiles or copies of order forms. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the offering has not been completed within 45 days after the end of the subscription offering period or the offering range has been amended.

          In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, these purchasers must list all accounts on the stock order form as of their applicable eligibility date, giving all names on each account and the account numbers. Failure to list all deposit (or, if applicable, loan) accounts or providing incorrect information, may result in loss of all or part of your common stock allocation, in the even of oversubscription. When completing your stock order form, to preserve your subscription rights, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription offering priority than you do.

Payment for Shares in the Subscription Offering and Community Offering

          If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and the plan of stock issuance of the acceptability of the stock order forms will be final.

          By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Malvern Federal Savings Bank or the federal government, and that you have received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization or the plan of stock issuance.

          Payment may be made (1) by personal check, bank check or money order, or (2) by authorization of withdrawal from the types of Malvern Federal Savings Bank deposit accounts provided for on the stock order form. In the case of payments made by personal check, these funds must be in the account when the order form is received. Interest will be paid on payments made by check or money order and calculated at Malvern Federal Savings Bank’s passbook rate, from the date payment is processed until the offering is completed. Malvern Federal Savings Bank line of credit checks may not be remitted as payment. Regulations prohibit Malvern Federal Savings Bank from lending funds to purchase stock in the offering. Cash, wire transfers or third party checks may not be remitted as payment. Funds received before completion of the offering, up to the minimum of the offering range, will be maintained in a segregated account at Malvern Federal Savings Bank. Funds received in excess of the minimum of the offering range may be maintained at Malvern Federal Savings Bank, or at our discretion, in an escrow account at an independent insured depository institution.

          Appropriate means for designating direct withdrawals from deposit accounts at Malvern Federal Savings Bank are provided in the order form. The funds designated must be available in your account(s) at the time the order form is received. A hold will be placed on the funds, making them unavailable to you during the offering, but interest will continue to accrue in the account at the contractual rate. The funds designated for the purchase of stock will be withdrawn upon completion of the offering. On the stock order form, you may not designate direct withdrawal from Malvern Federal Savings Bank individual retirement accounts and accounts with check-writing privileges (submit a check instead).

          We will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If the remaining balance in a certificate of deposit account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate of deposit will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings rate.

          Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the $10.00 purchase price upon completion of the offering provided that there is a valid loan commitment in force from the time of its subscription until completion. We expect such loan commitment to be from Malvern Federal Bancorp, although it may be from an unrelated financial institution.

          We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before 48 hours prior to the completion of the offering. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the stock order forms will be final.

Using Retirement Account Funds

          If you wish to use some or all of the funds in your individual retirement account or Keogh account at Malvern Federal Savings Bank, the applicable funds must be transferred to a self-directed retirement account maintained by an independent trustee, such as a brokerage firm. There will be no interest penalties for these transactions. If you do not have such an account, you will need to establish one before placing your stock order. An annual administration fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the Stock Information Center promptly, preferably at least two weeks prior to the March 18, 2008 offering deadline, for guidance in using your Malvern Federal Savings Bank individual retirement account or other retirement account held a Malvern Federal Savings Bank or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed where the funds are held.

Restrictions on Transfer of Subscription Rights and Shares

          You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights to purchase stock in the subscription offering or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify on the stock order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the offering.

          We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of such rights.

Delivery of Certificates

          Certificates representing common stock purchased in the subscription offering and community offering will be mailed by our transfer agent to the persons entitled thereto at the addresses indicated on the order forms by such persons as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock will have commenced.

Required Approvals

          Various approvals of the Office of Thrift Supervision are required to consummate the reorganization and offering. The Office of Thrift Supervision approved the plan of reorganization and the plan of stock issuance, subject to approval of the plan of reorganization by Malvern Federal Savings Bank’s members and other standard conditions. The proposed contribution to the Malvern Federal Charitable Foundation also must be approved by the members of Malvern Federal Savings Bank. If members approve the plan of reorganization but not the proposed contribution to the charitable foundation, we intend to proceed with the reorganization without establishing the charitable foundation. If the members approve the plan of reorganization but we do not complete the offering, because we do not receive subscriptions for at least the minimum of the offering range or otherwise, we intend to proceed with the reorganization into the mutual holding company form. The Office of Thrift Supervision has also approved our holding company application, subject to certain standard conditions.

          We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the reorganization.

Stock Information Center

          If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (866) 790-MFSB (6372) (toll-free). You may also visit our Stock Information Center, which is located at our headquarters, 42 East Lancaster Avenue, Paoli, Pennsylvania. Only this location will accept stock order forms and proxy cards, and will have supplies of offering materials. The Stock Information Center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Certain Restrictions on Purchase or Transfer of Shares after the Reorganization

          All shares of common stock purchased in connection with the reorganization by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934 as long as the common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934.

          Purchases of our common stock by our directors, executive officers and their associates during the three year period following completion of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the stock recognition and retention plan.

          Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the reorganization.

MALVERN FEDERAL CHARITABLE FOUNDATION

          General. To continue Malvern Federal Savings Bank’s commitment to the communities that we serve, the plan of stock issuance provides that we will establish the Malvern Federal Charitable Foundation, as a non-stock Delaware corporation. The foundation will be initially funded with shares of common stock of Malvern Federal Bancorp. By increasing Malvern Federal Savings Bank’s visibility and reputation in the communities that it serves, we believe that the foundation will enhance the long-term value of its community banking franchise and will be an extension of its existing community development and charitable activities that it conducts. The foundation will be dedicated to charitable purposes within the communities Malvern Federal Savings Bank serves.

          Our proposed establishment of, and contribution of shares of common stock to, the Malvern Federal Charitable Foundation is subject to approval by the members of Malvern Federal Savings Bank. Our proposed contribution to the foundation will be one of the proposals to be acted upon at the Special Meeting of Members of Malvern Federal Savings Bank. If the members approve the plan of reorganization but not the establishment of, and contribution to, the Malvern Federal Charitable Foundation, Malvern Federal Savings Bank intends to complete the reorganization without contributing shares to the foundation.

          Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities. Traditionally, Malvern Federal Savings Bank has emphasized community lending and community development activities within the communities that it serves. The foundation is being formed as a complement to Malvern Federal Savings Bank’s existing community activities. While Malvern Federal Savings Bank intends to continue to emphasize community lending and community development activities following the reorganization, such activities will not be its sole corporate purpose. The Malvern Federal Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to Malvern Federal Savings Bank. Malvern Federal Savings Bank believes that the foundation will enable it to assist the local community in areas beyond community development and lending.

          The board of directors believes the establishment of a charitable foundation is consistent with Malvern Federal Savings Bank’s commitment to community reinvestment activities. The board further believes that the funding of the foundation with shares of Malvern Federal Bancorp common stock is a means of enabling the communities served by Malvern Federal Savings Bank to share in Malvern Federal Bancorp’s growth and success long after completion of the reorganization. The foundation will accomplish that goal by providing for continued ties between the foundation and Malvern Federal Savings Bank, forming a partnership with its community. The establishment of the foundation also will enable Malvern Federal Savings Bank to develop a unified charitable donation strategy. However, Malvern Federal Savings Bank does not expect the initial contribution to the foundation to take the place of its traditional community lending activities. In this respect, Malvern Federal Savings Bank may continue to make contributions to other charitable organizations and/or may make additional contributions to the foundation.

          Structure of the Foundation. Malvern Federal Savings Bank has selected Mr. Anderson and Ms. Camp to serve on the initial board of directors of the foundation. Mr. Anderson and Ms. Camp are directors of Malvern Federal Savings Bank and will be directors of Malvern Federal Bancorp. Malvern Federal Savings Bank will also select one additional person with local grant making experience to serve on the initial board of directors of the foundation who will not be one of Malvern Federal Bancorp’s or any of its affiliate’s directors, officers or employees.

          The board of directors of the foundation will have the authority for the affairs of the foundation. Among the responsibility of the foundation directors is the establishment of the policies of the foundation with respect to its grants or donations, consistent with the purposes of the foundation. Although no formal policy governing foundation grants exists at this time, the foundation’s board of directors will adopt a policy upon establishment of the foundation. As directors of a nonprofit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect the assets of the foundation and to act in a manner consistent with its charitable purpose. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the shares of Malvern Federal Bancorp common stock held by the foundation. However, the foundation will be required to commit to the Office of Thrift Supervision that all shares of Malvern Federal Bancorp common stock held by the foundation will be voted in the same ratio as all other shares of Malvern Federal Bancorp common stock, on all proposals considered by Malvern Federal Bancorp’s shareholders.

          Initially the foundation’s place of business is expected to be located at Malvern Federal Savings Bank’s administrative offices. Initially, Malvern Federal Savings Bank does not expect that the foundation will have any employees. Eventually, the foundation may have a staff director and may also utilize some of Malvern Federal Savings Bank’s staff and may pay Malvern Federal Savings Bank for the value of these services. The board of directors of the foundation will appoint such officers as may be necessary to manage the operations of the foundation. In this regard, the foundation will be required to provide the Office of Thrift Supervision with a policy regarding conflicts of interest.

          Malvern Federal Bancorp intends to capitalize the foundation with shares of its common stock in an amount equal to 2.0% of the total amount of its common stock to be issued in the reorganization. At the minimum, midpoint and maximum of the offering range, the contribution to the foundation would equal 107,100, 126,000 and 144,900 shares, which would have a market value of $1.1 million, $1.3 million and $1.4 million, respectively, assuming the purchase price of $10.00 per share. The contribution of shares of Malvern Federal Bancorp common stock to the foundation will dilute your ownership interest by approximately 4.7%, which takes into account the shares of Malvern Federal Bancorp common stock to be issued to Malvern Federal Mutual Holding Company. According to RP Financial, if the foundation was not established and funded as part of Malvern Federal Savings Bank’s reorganization, Malvern Federal Bancorp’s pro forma market capitalization would be approximately $776,000 greater and the amount of its stock offered for sale would be approximately $2.2 million greater at the maximum of the offering range. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without The Foundation.”

          The foundation will receive working capital from any dividends paid on the common stock, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market permitted from time to time to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5.0% of the average fair market value of its net investment assets. Upon completion of the reorganization, the contribution of shares of common stock to the foundation and issuance of shares of Malvern Federal Mutual Holding Company, Malvern Federal Bancorp would have 5,355,000, 6,300,000, 7,245,000 and 8,331,750 shares issued and outstanding based on the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range.

          Tax Considerations. Malvern Federal Savings Bank has been advised that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 501 of the Code. The foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, the effective date of the foundation’s status as a Section 501(c)(3) organization will be the date of its organization.

          The Internal Revenue Code generally allows a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations, with certain modifications, for that year. Charitable contributions made by Malvern Federal Bancorp in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. Malvern Federal Savings Bank believes that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the reorganization. In making such a determination, Malvern Federal Savings Bank considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the offering. Based on such consideration, Malvern Federal Savings Bank believes that its proposed contribution to the foundation in excess of the 10% annual deduction limitation is justified given Malvern Federal Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the offering and the potential benefits of the foundation to the communities it serves. In this regard, assuming the sale of shares at the maximum of the estimated offering range, Malvern Federal Bancorp would have pro forma shareholders’ equity of $70.1 million or 12.2% of pro forma consolidated assets and Malvern Federal Savings Bank’s pro forma leverage, Tier 1 risk-based and total risk-based ratios would be approximately 10.4%, 13.8% and 14.7%, respectively. See “Regulatory Capital Requirements,” “Our Capitalization,” “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” and “Unaudited Pro Forma Financial Data.” Malvern Federal Savings Bank believes that the amount of the charitable contribution is reasonable given Malvern Federal Savings Bank’s and Malvern Federal Bancorp’s pro forma capital position.

          Malvern Federal Bancorp should, more likely than not be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to Malvern Federal Bancorp for such stock, subject to the annual deduction limitation described above. However, Malvern Federal Bancorp would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Malvern Federal Bancorp’s outside tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. Assuming the close of the stock offering at the maximum of the estimated price range, Malvern Federal Bancorp estimates that all of the contribution should be deductible over the six-year period. Malvern Federal Bancorp or Malvern Federal Savings Bank may make further contributions to the foundation following the initial contribution. In addition, Malvern Federal Savings Bank also may continue to make charitable contributions to other qualifying organizations. Any of these future contributions would be based on an assessment of, among other factors, Malvern Federal Bancorp’s and/or Malvern Federal Savings Bank’s financial condition at that time, the interests of Malvern Federal Bancorp’s shareholders and Malvern Federal Savings Bank’s depositors, and the financial condition and operations of the foundation.

          There can be no assurances that the Internal Revenue Service will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In either case, Malvern Federal Bancorp’s contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes the determination.

          As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the Internal Revenue Service within five and one-half months after the close of the foundation’s fiscal year. The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

          Regulatory Conditions Imposed on the Charitable Foundation. Regulations of Office of Thrift Supervision regulations will impose the following conditions on the establishment of Malvern Federal Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

          In addition, within six months of completing the reorganization, Malvern Federal Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON ACQUISITION OF MALVERN FEDERAL BANCORP AND
MALVERN FEDERAL SAVINGS BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Mutual Holding Company Structure

          The mutual holding company structure could restrict the ability of our shareholders to effect a change of control of management because Malvern Federal Mutual Holding Company will control at least a majority of the outstanding voting stock of Malvern Federal Bancorp. Consequently, Malvern Federal Mutual Holding Company will be able to elect all of the members of our board of directors and generally control the outcome of most matters presented to our shareholders for approval, except for matters that require a vote greater than a majority. Malvern Federal Mutual Holding Company, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Malvern Federal Bancorp by minority shareholders. Malvern Federal Mutual Holding Company will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of Malvern Federal Bancorp and Malvern Federal Savings Bank. See “Risk

Factors – Malvern Federal Mutual Holding Company Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders” and “The Reorganization and Offering.”

Restrictions in Malvern Federal Bancorp’s Charter and Bylaws

          The following discussion is a summary of certain provisions of Malvern Federal Bancorp’s charter and bylaws that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws. See “Where You Can Find Additional Information” for information as to how you can review a copy of our charter and bylaws.

          Classified Board of Directors. Malvern Federal Bancorp’s board of directors is required by our bylaws to be divided into three classes which are as equal in size as is possible, and one of such classes is required to be elected annually by our shareholders for a three-year term. A classified board of directors promotes continuity and stability of management but makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

          Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of preferred stock and common stock. See “Description of Malvern Federal Bancorp Capital Stock.” Our board of directors could use these shares to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. We anticipate, however, that it is unlikely that we will use the shares for this purpose because Malvern Federal Mutual Holding Company will own a majority of our common stock.

          Special Meetings of Shareholders. Malvern Federal Bancorp’s charter provides that for a period of five years following the effective date of the reorganization, special meetings of shareholders may be called only upon direction of our board of directors for matters relating to changes in control of Malvern Federal Bancorp or amendments to our charter.

          Absence of Cumulative Voting. Malvern Federal Bancorp’s charter and bylaws provide that there is no cumulative voting by our shareholders for the election of directors. The absence of cumulative voting rights effectively means that the holder of a majority of our shares (i.e., Malvern Federal Mutual Holding Company) may, if it so chooses, elect all of our directors, thus precluding minority shareholder representation on our board of directors.

          Restrictions on Acquisitions of Securities. Malvern Federal Bancorp’s charter provides that for a period of five years following the effective date of the reorganization, no person other than Malvern Federal Mutual Holding Company may directly or indirectly offer to acquire the beneficial ownership of more than 10% of the shares of Malvern Federal Bancorp’s common stock held by persons other than Malvern Federal Mutual Holding Company. This provision does not apply to any of our tax-qualified employee stock benefit plans or to underwriters involving the public sale or resale of our common stock. If a party acquires in excess of 10% of our common stock, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Regulatory Restrictions

          The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given at least 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

          The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

          For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the Office of Thrift Supervision, except for:

•	any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by our employee stock ownership plan or other tax-qualified plans; and

•

an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the reorganization.

          Such prohibition also is applicable to the acquisition of the common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

          The foregoing provisions of Malvern Federal Bancorp’s charter and bylaws and regulatory restrictions could have the effect of discouraging an acquisition of Malvern Federal Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

          In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Malvern Federal Bancorp or Malvern Federal Savings Bank, as applicable. See “Our Management - New Stock Benefit Plans.” The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Malvern Federal Bancorp.

          The board of directors of Malvern Federal Bancorp believes that the provisions of the charter and bylaws described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Malvern Federal Bancorp’s board of directors believes that these provisions are in the best interests of Malvern Federal Bancorp and our future shareholders. In the board of directors’ judgment, Malvern Federal Bancorp’s board of directors is in the best position to determine Malvern Federal Bancorp’s true value and to negotiate more effectively for what may be in the best interests of our shareholders. Accordingly, the board of directors believes that it is in Malvern Federal Bancorp’s best interests and the best interests of our future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Malvern Federal Bancorp’s true value and where the transaction is in the best interests of all shareholders.

DESCRIPTION OF MALVERN FEDERAL BANCORP CAPITAL STOCK

General

          Malvern Federal Bancorp is authorized to issue 50,000,000 shares of capital stock, of which 40,000,000 are shares of common stock, par value $.01 per share and 10,000,000 are shares of preferred stock. We currently expect to issue up to a maximum of 7,245,000 shares of common stock and no shares of preferred stock in the reorganization. Each share of our common stock issued in the reorganization will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the reorganization. Upon payment of the purchase price for the common stock in accordance with the plan of stock issuance, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the reorganization.

          Our common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

          Dividends. Malvern Federal Bancorp can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Our Policy Regarding Dividends.” The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. Upon completion of the reorganization, the holders of common stock will possess exclusive voting rights in Malvern Federal Bancorp. They will elect our board of directors and act on such other matters as are required to be presented to them under federal law or our charter or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank and Related Anti-Takeover Provisions,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

          Liquidation. In the event of any liquidation, dissolution or winding up of Malvern Federal Bancorp, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of Malvern Federal Bancorp’s common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.

Preferred Stock

          None of Malvern Federal Bancorp’s authorized shares of preferred stock will be issued in the reorganization. Preferred stock may be issued with such preferences and designations as our board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for the common stock of Malvern Federal Bancorp will be Registrar and Transfer Company.

EXPERTS

          The financial statements of Malvern Federal Savings Bank as of September 30, 2007 and 2006 and for each of the years in the three-year period ended September 30, 2007 have been audited by Beard Miller Company LLP, an independent registered public accounting firm, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          RP Financial has consented to the publication herein of the summary of its report to Malvern Federal Bancorp and Malvern Federal Savings Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the reorganization and its statement with respect to subscription rights.

LEGAL AND TAX OPINIONS

          The legality of the common stock and the federal income tax consequences of the reorganization will be passed upon for Malvern Federal Bancorp and Malvern Federal Savings Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Malvern Federal Bancorp and Malvern Federal Savings Bank. The Pennsylvania income tax consequences of the reorganization will be passed upon for Malvern Federal Bancorp, Inc. and Malvern Federal Savings Bank by Beard Miller Company LLP. Certain matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Muldoon Murphy & Aguggia LLP, Washington, D.C.

REGISTRATION REQUIREMENTS

          In connection with the reorganization and offering, Malvern Federal Bancorp will register its common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, Malvern Federal Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholder, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Malvern Federal Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          Malvern Federal Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.

          Malvern Federal Savings Bank, Malvern Federal Mutual Holding Company and Malvern Federal Bancorp, Inc. have filed a Notice of Mutual Holding Company Reorganization on Form MHC-1, an Application for Approval of a Minority Stock Issuance on Form MHC-2 and an Application H-(e)1-S with respect to the reorganization and offering with the Office of Thrift Supervision. This prospectus omits certain information contained in those applications. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Malvern Federal Savings Bank and Subsidiary

          All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

          The registrant, Malvern Federal Bancorp, Inc., is in organization and has not yet commenced operations to date; accordingly, the financial statements of Malvern Federal Bancorp, Inc. have been omitted because of their immateriality.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors Malvern Federal Savings Bank and Subsidiary Paoli, Pennsylvania

          We have audited the accompanying consolidated statements of financial condition of Malvern Federal Savings Bank and subsidiary (the Bank) as of September 30, 2007 and 2006, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three year period ended September 30, 2007. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Malvern Federal Savings Bank and subsidiary as of September 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

          As discussed in Note 2 to the consolidated financial statements, the consolidated statement of financial position as of September 30, 2006, and the consolidated statements of changes in equity, including comprehensive income, for the years ended September 30, 2006 and 2005 have been restated.

Beard Miller Company LLP Paoli, Pennsylvania December 11, 2007

F-2

Malvern Federal Savings Bank and Subsidiary

Consolidated Statements of Financial Condition

	September 30,

	2007	2006

		(Restated)
Assets

Cash and due from banks	$2,365,695	$1,484,187
Interest bearing deposits	16,601,055	5,547,453

Cash and Cash Equivalents	18,966,750	7,031,640

Investment securities available for sale	29,098,177	28,024,176
Investments securities held to maturity (fair value of $1,447,035 and $1,704,176, respectively)	1,479,085	1,733,456
Restricted stock, at cost	4,559,873	4,754,473
Loans held for sale	9,258,271	—
Loans receivable net of allowance for loan losses of $4,541,143 and $3,392,607, respectively	466,192,361	455,813,090
Accrued interest receivable	2,415,577	2,093,227
Property and equipment, net	9,623,326	9,980,000
Deferred income taxes, net	1,378,378	910,846
Bank-owned life insurance	7,787,098	5,715,905
Other assets	1,172,931	1,155,609

Total Assets	$551,931,827	$517,212,422

Liabilities and Equity

Liabilities
Deposits:
Noninterest-bearing	$18,646,470	$21,024,431
Interest-bearing	414,841,177	381,053,259

Total Deposits	433,487,647	402,077,690

FHLB line of credit	8,000,000	7,500,000
FHLB advances	63,386,902	63,370,236
Advances from borrowers for taxes and insurance	981,812	1,044,024
Accrued interest payable	1,098,779	592,184
Income taxes payable	69,462	463,845
Other liabilities	868,050	745,394

Total Liabilities	507,892,652	475,793,373

Commitments and Contingencies	—	—

Equity
Retained Earnings	44,321,829	41,910,239
Accumulated Other Comprehensive Loss	(282,654)	(491,190)

Total Equity	44,039,175	41,419,049

Total Liabilities and Equity	$551,931,827	$517,212,422

See notes to consolidated financial statements.

F-3

Malvern Federal Savings Bank and Subsidiary

Consolidated Statements of Income

	Years Ended September 30,

	2007	2006	2005

Interest and Dividend Income
Loans	$30,732,233	$28,455,686	$23,237,837
Investment securities, taxable	1,273,577	1,177,604	1,662,186
Investment securities, tax-exempt	117,003	192,241	333,163
Dividends, FHLB stock	322,301	197,172	96,989
Interest-bearing cash accounts	324,032	136,442	95,808

Total Interest and Dividend Income	32,769,146	30,159,145	25,425,983

Interest Expense
Deposits	15,386,888	12,298,688	10,169,667
Short-term borrowings	53,952	196,297	21,189
Long-term borrowings	3,794,031	4,007,659	3,518,728

Total Interest Expense	19,234,871	16,502,644	13,709,584

Net Interest Income	13,534,275	13,656,501	11,716,399

Provision for Loan Losses	1,298,071	451,000	290,000

Net Interest Income after Provision for Loan Losses	12,236,204	13,205,501	11,426,399

Other Income
Service charges and other fees	989,154	985,247	806,283
Rental income	243,290	224,839	170,093
Gain (loss) on sale of investment securities available for sale, net	(8,356)	24,656	(230,568)
Gain on sale of loans, net	—	101,707	239,678
Earnings on life insurance	226,330	201,029	206,834
Other	2,576	13,419	193,070

Total Other Income	1,452,994	1,550,897	1,385,390

Other Expenses
Salaries and employee benefits	5,173,177	4,937,664	4,493,660
Occupancy	1,805,780	1,645,782	1,585,905
Federal insurance premiums	48,571	50,005	52,169
Advertising	522,760	277,684	270,162
Data processing	903,824	803,822	736,216
Professional fees	363,800	322,808	475,438
Other operating expenses	1,336,526	1,386,663	1,583,912
Prepayment fee	—	339,000	—

Total Other Expenses	10,154,438	9,763,428	9,197,462

Income before Income Taxes	3,534,760	4,992,970	3,614,327

Income Taxes	1,123,170	1,788,437	1,109,142

Net Income	$2,411,590	$3,204,533	$2,505,185

See notes to consolidated financial statements.

F-4

Malvern Federal Savings Bank and Subsidiary

Consolidated Statements of Changes in Equity
Years Ended September 30, 2007, 2006, and 2005

	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity

Balance - October 1, 2004 (as Originally Reported)	$36,200,521	$(380,559)	$35,819,962

Restatement to reflect deferred federal income taxes on Accumulated Other Comprehensive Loss		129,378	129,378

Balance - October 1, 2004 (as Restated)	$36,200,521	$(251,181)	$35,949,340

Comprehensive income:
Net income	2,505,185	—	2,505,185
Net change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect (as restated)	—	(200,881)	(200,881)

Total Comprehensive Income (as Restated)			2,304,304

Balance - September 30, 2005 (as Restated)	38,705,706	(452,062)	38,253,644

Comprehensive income:
Net income	3,204,533	—	3,204,533
Net change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect	—	(39,128)	(39,128)

Total Comprehensive Income (as Restated)			3,165,405

Balance - September 30, 2006 (as Restated)	41,910,239	(491,190)	41,419,049

Comprehensive income:
Net income	2,411,590	—	2,411,590
Net change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect	—	208,536	208,536

Total Comprehensive Income			2,620,126

Balance - September 30, 2007	$44,321,829	$(282,654)	$44,039,175

See notes to consolidated financial statements.

F-5

Malvern Federal Savings Bank and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended September 30,

	2007	2006	2005

Cash Flows from Operating Activities
Net income	$2,411,590	$3,204,533	$2,505,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	903,110	810,273	771,470
Provision for loan losses	1,298,071	451,000	290,000
Deferred income taxes	(598,909)	56,860	89,092
Amortization of premiums and discounts on investments securities, net	220,940	279,424	157,510
Amortization of mortgage servicing rights	82,413	73,168	59,503
Net (gain) loss on sale of investment securities available for sale	8,356	(24,656)	230,568
Net gain on sale of loans	—	(101,707)	(239,678)
Increase in accrued interest receivable	(322,350)	(380,532)	(184,822)
Increase (decrease) in accrued interest payable	506,595	(52,765)	331,556
Increase (decrease) in other liabilities	122,656	(325,174)	570,394
Earnings on bank-owned life insurance	(226,330)	(201,029)	(206,834)
Increase (decrease) in other assets	87,166	(138,149)	(195,210)
Amortization of loan origination fees and costs	(449,083)	(353,219)	(494,399)
(Increase) decrease in income tax receivable (payable)	(394,383)	1,186,576	(300,219)

Net Cash Provided by Operating Activities	3,649,842	4,484,603	3,384,116

Cash Flows from Investing Activities
Proceeds from maturities and principal collections:
Investment securities held to maturity	233,202	344,871	623,448
Investment securities available for sale	12,653,917	7,430,953	16,303,396
Proceeds from sales, investment securities available for sale	484,631	5,405,000	13,638,595
Purchases of investment securities available for sale	(14,080,764)	(1,000,000)	(6,025,000)
Proceeds from sale of loans	—	20,517,847	10,669,401
Loan purchases	(26,835,680)	(33,980,470)	(46,239,919)
Loan originations and principal collections, net	6,162,250	(27,662,733)	(22,035,919)
Purchases of bank-owned life insurance, net of proceeds from redemptions	(1,844,863)	—	—
Net (increase) decrease in FHLB stock	194,600	(427,900)	100,200
Purchases of property and equipment	(546,436)	(320,265)	(1,827,408)

Net Cash Used in Investing Activities	(23,579,143)	(29,692,697)	(34,793,206)

Cash Flows from Financing Activities
Net increase in deposits	31,409,957	17,032,410	20,134,853
Net increase in short-term borrowings	500,000	3,000,000	4,109,893
Proceeds from long-term borrowings	5,000,000	11,370,236	2,000,000
Repayment of long-term borrowings	(4,983,334)	(5,000,000)	—
Increase (decrease) in advances from borrowers for taxes and insurance	(62,212)	350,095	(164,888)

Net Cash Provided by Financing Activities	31,864,411	26,752,741	26,079,858

Net Increase (Decrease) in Cash and Cash Equivalents	11,935,110	1,544,647	(5,329,232)

Cash and Cash Equivalents - Beginning	7,031,640	5,486,993	10,816,225

Cash and Cash Equivalents - Ending	$18,966,750	$7,031,640	$5,486,993

Supplementary Cash Flows Information
Interest paid	$18,728,276	$16,555,409	$13,378,028

Income taxes paid	$2,036,527	$549,686	$1,155,000

Loans transferred to loans held for sale	$9,258,271	$—	$—

Loans transferred to foreclosed real estate	$226,900	$—	$—

See notes to consolidated financial statements.

F-6

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 1 - Nature of Operations

Malvern Federal Savings Bank and its subsidiary, Strategic Asset Management Group, Inc. (SAMG) (collectively, the Bank) provides various banking services, primarily the accepting of deposits and the origination of residential and commercial mortgage loans through its seven full-service branches in Chester County, Pennsylvania. SAMG owns 50% of Malvern Insurance Associates, LLC. Malvern Insurance Associates, LLC offers a full line of business and personal lines of insurance products. As of September 30, 2007, SAMG’s total assets were $36,810 and net income was $1,581 for the year ended September 30, 2007. The Bank is subject to competition from various other financial institutions and financial services companies. The Bank is also subject to the regulations of certain federal and state agencies and, therefore, undergoes periodic examinations by those regulatory agencies.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Malvern Federal Savings Bank and its wholly-owned subsidiary, Strategic Asset Management Group, Inc. (SAM). All material intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the evaluation of other-than-temporary impairment of investment securities.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Chester County, Pennsylvania. Note 3 discusses the types of investment securities that the Bank invests in. Note 4 discusses the types of lending that the Bank engages in. The Bank does not have any significant concentrations to any one industry or customer. Although the Bank has a diversified loan portfolio, its’ debtors ability to honor their contracts is influenced by the region’s economy.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest bearing deposits.

The Bank maintains cash deposits in other depository institutions that occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions and believes that the risk of any possible credit loss is minimal.

The Bank is required to maintain average reserve balances in vault cash, with the Federal Reserve Bank based upon outstanding balances of deposit transaction accounts. Based upon the Bank’s outstanding transaction deposit balances, the Bank maintained a deposit account in the amount of $340,000 and $71,000 at September 30, 2007 and 2006, respectively.

F-7

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Investment Securities

Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums, or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments are classified as available for sale. These securities are carried at estimated fair value, which is determined using published quotes. Unrealized gains and losses are excluded from earnings and are reported net of taxes in other comprehensive income. Realized gains and losses are recorded on the trade date and are determined using the specific identification method.

Management determines the appropriate classification of debt investment securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Declines in the fair value of held to maturity and available for sale investment securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Receivable

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by residential and commercial mortgage loans throughout Chester County, Pennsylvania. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans using the interest method. The Bank is amortizing these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

F-8

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Loans Receivable (Continued)

In addition to originating loans, we occasionally purchase consumer and mortgage loans from brokers in our market area. Such purchases are reviewed for compliance with our underwriting criteria before they are purchased. Generally, we have purchased such loans without recourse to the seller.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for estimated probable loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for a qualitative estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and mortgage loans for impairment disclosures, unless they are subject to a restructuring agreement.

F-9

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Loans Held For Sale

The Bank does not originate any loans specifically for the purpose of being sold. Recently, based on market conditions and in effort to mitigate interest rate risk, the Bank has sold loans. Since loans are not originated for the purpose of being sold, the cash flows from the sale of such loans have been classified as an investing activity in the consolidated statements of cash flows.

Loans held for sale at September 30, 2007, consist of first mortgage loans, are carried at the lower of cost or estimated fair value as determined on an aggregate basis.

Loan Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Bank later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at their date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and increases in the valuation allowance are included in net expenses from foreclosed assets.

Restricted Stock

Federal law requires a member institution of the Federal Home Loan Bank system to hold restricted stock of its district Federal Home Loan Bank according to a predetermined formula. The restricted stock is carried at cost.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line and accelerated methods over estimated useful lives ranging from 5 to 30 years beginning when assets are placed in service. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

F-10

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank-Owned Life Insurance

The Bank invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Earnings from the increase in cash surrender value of the policies are included in non-interest income on the statements of income.

Employee Benefit Plans

The Bank’s 401(k) plan allows eligible participants to set aside a certain percentage of their salaries before taxes. The Bank may elect to match employee contributions up to a specified percentage of their respective salaries in an amount determined annually by the Board of Directors. The Bank’s matching contribution related to the plan resulted in expenses of $308,974, $314,359, and $306,761 for 2007, 2006, and 2005 respectively.

The Bank also maintains a Supplemental Executive and a Director Retirement Plan (the Plans). The accrued amount for the Plans included in other liabilities was $486,262 and $389,316 at September 30, 2007, and 2006, respectively. The expense associated with the Plans for the years ended September 30, 2007, 2006, and 2005 was $141,385, $162,750 and $155,524, respectively.

Advertising Costs

The Bank follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Malvern Federal Savings Bank and its subsidiary file a consolidated federal income tax return.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the statement of financial condition when they are funded.

F-11

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale investment securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows:

	Years Ended September 30,

	2007	2006	2005

Unrealized holding gains (losses) on available for sale securities	$331,557	$(39,123)	$(558,002)
Reclassification adjustment for (gains) losses included in net income	8,356	(24,656)	230,568

Net Unrealized Gains (Losses)	339,913	(63,779)	(327,434)

Income tax expense (benefit)	131,377	(24,651)	(126,553)

Net of Tax Amount	$208,536	$(39,128)	$(200,881)

Recent Accounting Pronouncements

In March 2007, the FASB ratified EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (EITF 06-10). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Bank is currently assessing the impact of EITF 06-10 on its consolidated financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Bank on October 1, 2008. The Bank is evaluating the impact that the adoption of SFAS No, 159 will have on our consolidated financial position and results of operations.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Bank is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

F-12

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

In May 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to October 1, 2006. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

On September 7, 2006, the EITF reached a conclusion on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of “key persons.” The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Bank is currently evaluating the impact the adoption of EITF 06-5 will have on the Bank’s consolidated financial statements.

In September 2006, FASB ratified the consensus reached by the EITF in Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 applies to life insurance arrangements that provide an employee with a specified benefit that is not limited to the employee’s active service period, including certain bank-owned life insurance (“BOLI”) policies. EITF 06-4 requires an employer to recognize a liability and related compensation costs for future benefits that extend to postretirement periods. EITF 06-4 is effective for fiscal years beginning after December 31, 2007, with earlier application permitted. The Bank is continuing to evaluate the impact of this consensus, which may require it to recognize an additional liability and compensation expense related to its BOLI policies.

Restatement

Certain restatements have been made to the previous year’s financial statements to correct the accounting for deferred income taxes related to accumulated other comprehensive loss. These restatements had no effect on net income.

F-13

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Restatement (Continued)

The following table identifies the restatements made to the consolidated statement of financial condition as of September 30, 2006, and the consolidated statements of changes in equity for the years ended September 30, 2006 and 2005 related to the Bank’s presentation of other comprehensive income (loss), accumulated other comprehensive loss and deferred income taxes:

	Year Ended September 30, 2005

	As previously reported	As restated

Net change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect	$(304,350)	$(200,881)

Total Comprehensive Income	2,200,835	2,304,304

Accumulated Other Comprehensive Loss	(684,909)	(452,062)

Total Equity	$38,020,797	$38,253,644

	At or for the Year Ended September 30, 2006

	As previously reported	As restated

Net change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect	$(59,282)	$(39,128)

Total Comprehensive Income	3,145,251	3,165,405

Accumulated Other Comprehensive Loss	(744,191)	(491,190)

Total Equity	41,166,048	41,419,049

Deferred tax assets, net	657,845	910,846

Total Assets	$516,959,421	$517,212,422

F-14

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 3 - Investment Securities

Investment securities available for sale at September 30, 2007 and 2006 consisted of the following:

	2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. government securities	$4,997,159	$8,561	$(5,208)	$5,000,512
Federal Farm Credit Banks	1,000,000	—	(1,250)	998,750
FHLB notes	6,995,806	14,507	(3,438)	7,006,875
Tax-exempt securities	2,975,899	1,779	(32,699)	2,944,979
Trust preferred securities	1,000,000	—	(87,105)	912,895

	16,968,864	24,847	(129,700)	16,864,011

Mortgage-backed securities:
FNMA:
Adjustable	$4,839,144	$3,820	$(77,401)	$4,765,563
Fixed	3,627,557	—	(182,177)	3,445,380
Balloon	893,624	—	(31,111)	862,513
FHLMC:
Adjustable	2,107,149	1,573	(45,246)	2,063,476
Fixed	723,904	—	(20,618)	703,286
GNMA, adjustable	398,658	271	(4,981)	393,948

	12,590,036	5,664	(361,534)	12,234,166

	$29,558,900	$30,511	$(491,234)	$29,098,177

	2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. government securities	$999,451	$2,112	$—	$1,001,563
Federal Farm Credit Banks	1,000,000	—	(25,625)	974,375
FHLB notes	6,000,000	—	(86,563)	5,913,437
Tax-exempt securities	3,402,083	4,575	(39,254)	3,367,404
Trust preferred securities	1,000,000	—	(31,372)	968,628
Shay Adjustable Rate MBS Fund	484,631	—	(8,356)	476,275

	12,886,165	6,687	(191,170)	12,701,682

F-15

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 3 - Investment Securities (Continued)

	2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Mortgage-backed securities:
FNMA:
Adjustable	6,090,927	—	(195,709)	5,895,218
Fixed	4,353,224	—	(243,041)	4,110,183
Balloon	1,041,320	—	(49,185)	992,135
FHLMC:
Adjustable	3,120,989	122	(104,192)	3,016,919
Fixed	736,816	—	(15,440)	721,376
GNMA, adjustable	595,371	301	(9,009)	586,663

	15,938,647	423	(616,576)	15,322,494

	$28,824,812	$7,110	$(807,746)	$28,024,176

Proceeds from sales of securities available for sale during 2007 were $484,631. Gross losses of $8,356 were realized on these sales. Proceeds from sales of securities available for sale during 2006 were $5,405,000. Gross gains of $27,688 and gross losses of $3,032 were realized on these sales. Proceeds from sales of securities available for sale during 2005 were $13,638,595. Gross losses of $230,568 were realized on these sales.

Investment securities held to maturity at September 30, 2007 and 2006 consisted of the following:

	2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Mortgage-backed securities:
GNMA, adjustable	$403,296	$1,842	$(1,737)	$403,401
GNMA, fixed	3,868	226	—	4,094
FNMA, fixed	1,071,921	—	(32,381)	1,039,540

	$1,479,085	$2,068	$(34,118)	$1,447,035

	2006

Mortgage-backed securities:
GNMA, adjustable	$512,354	$2,157	$(2,223)	$512,288
FNMA, fixed	1,221,102	—	(29,214)	1,191,888

	$1,733,456	$2,157	$(31,437)	$1,704,176

F-16

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 3 - Investment Securities (Continued)

The following tables summarize the aggregate investments at September 30, 2007 and 2006 that were in an unrealized loss position.

	September 30, 2007

	Less than 12 Months		More than 12 Months		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Investment Securities Available for Sale
Federal Farm Credit Banks	$—	$—	$998,750	$(1,250)	$998,750	$(1,250)
FHLB notes	—	—	996,563	(3,438)	996,563	(3,438)
Tax-exempt securities	—	—	1,443,630	(32,699)	1,443,630	(32,699)
Trust preferred securities	—	—	912,895	(87,105)	912,895	(87,105)
U.S. government securities	1,992,500	(5,208)	—	—	1,992,500	(5,208)
Mortgage-backed securities:
FNMA:
Adjustable	—	—	3,282,747	(77,401)	3,282,747	(77,401)
Fixed	—	—	3,445,380	(182,177)	3,445,380	(182,177)
Balloon	—	—	862,513	(31,111)	862,513	(31,111)
FHLMC:
Adjustable	146,313	(5,449)	2,370,473	(39,797)	2,516,786	(45,246)
Fixed	—	—	703,286	(20,618)	703,286	(20,618)
GNMA, adjustable	—	—	366,980	(4,981)	366,980	(4,981)

	$2,138,813	$(10,657)	$15,383,217	$(480,577)	$17,522,030	$(491,234)

Investment Securities Held to Maturity
Mortgage-backed securities:
FNMA, fixed	$—	$—	$1,039,540	$(32,381)	$1,039,540	$(32,381)
GNMA, adjustable	80,582	(58)	125,373	(1,679)	205,955	(1,737)

	$80,582	$(58)	$1,164,913	$(34,060)	$1,245,495	$(34,118)

At September 30, 2007, debt securities have unrealized losses with aggregate depreciation of approximately 3% from the Bank’s amortized cost basis. In management’s opinion, these unrealized losses relate principally to changes in market rates since the purchase of the securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

F-17

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 3 - Investment Securities (Continued)

As of September 30, 2007, there were 6 securities with a continuous unrealized loss for less than 12 months and 35 securities with a continuous unrealized loss for more than 12 months.

	September 30, 2006

	Less than 12 Months		More than 12 Months		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Investment Securities Available for Sale
Federal Farm Credit Banks	$—	$—	$974,375	$(25,625)	$974,375	$(25,625)
FHLB notes	—	—	5,913,437	(86,563)	5,913,437	(86,563)
Tax-exempt securities	—	—	2,064,750	(39,254)	2,064,750	(39,254)
Trust preferred securities	—	—	968,628	(31,372)	968,628	(31,372)
Shay Adjustable Rate MBS Fund	—	—	476,275	(8,356)	476,275	(8,356)
Mortgage-backed securities:
FNMA:
Adjustable	—	—	5,895,218	(195,709)	5,895,218	(195,709)
Fixed	—	—	4,110,183	(243,041)	4,110,183	(243,041)
Balloon	—	—	992,135	(49,185)	992,135	(49,185)
FHLMC:
Adjustable	429,147	(26,602)	2,294,724	(77,590)	2,723,871	(104,192)
Fixed	—	—	721,376	(15,440)	721,376	(15,440)
GNMA, adjustable	—	—	544,837	(9,009)	544,837	(9,009)

	$429,147	$(26,602)	$24,955,938	$(781,144)	$25,385,085	$(807,746)

Investment Securities Held to Maturity
Mortgage-backed securities:
FNMA, fixed	$—	$—	$1,191,888	$(29,214)	$1,191,888	$(29,214)
GNMA, adjustable	39,237	(16)	268,940	(2,207)	308,177	(2,223)

	$39,237	$(16)	$1,460,828	$(31,421)	$1,500,065	$(31,437)

At September 30, 2007 and 2006, securities with a carrying value of $1,866,965 and $1,379,600, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

F-18

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 3 - Investment Securities (Continued)

The amortized cost and fair value of debt securities by contractual maturity at September 30, 2007 follows:

	Available for Sale		Held to Maturity

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Within 1 year	$15,409,307	$15,397,601	$—	$—
Over 1 year through 5 years	519,557	513,515	—	—
After 5 years through 10 years	—	—	—	—
Over 10 years	1,040,000	952,895	—	—

	16,968,864	16,864,011	—	—
Mortgage-backed securities	12,590,036	12,234,166	1,479,085	1,447,035

	$29,558,900	$29,098,177	$1,479,085	$1,447,035

Note 4 - Loans Receivable

Loans receivable consisted of the following at September 30, 2007 and 2006:

	2007	2006

Mortgage Loans:
One-to-four-family	$184,202,070	$186,759,795
Multi-family	2,256,975	2,282,705
Construction or development	58,869,504	67,832,849
Land loans	6,665,093	7,674,841
Commercial real estate	108,500,258	94,131,842

Total Mortgage Loans	360,493,900	358,682,032

Commercial Loans	15,767,291	16,504,021

Consumer Loans:
Home equity line of credit	11,810,610	12,701,389
Second mortgages	78,732,931	67,742,261
Other	1,524,769	1,621,073

Total consumer loans	92,068,310	82,064,723

Total loans	468,329,501	457,250,776

Deferred loan costs, net	2,404,003	1,954,921
Allowance for loan losses	(4,541,143)	(3,392,607)

	$466,192,361	$455,813,090

F-19

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 4 – Loans Receivable (Continued)

The following is an analysis of the activity in the allowance for loan losses during 2007, 2006 and 2005:

	2007	2006	2005

Balance at beginning of year	$3,392,607	$3,221,718	$3,033,723

Provision for loan losses	1,298,071	451,000	290,000

Charge-offs	(159,930)	(385,952)	(116,112)
Recoveries	10,395	105,841	14,107

Net Charge-offs	(149,535)	(280,000)	(102,005)

Balance at end of year	$4,541,143	$3,392,607	$3,221,718

The Bank’s loan portfolio is comprised primarily of mortgage loans secured by real estate. A substantial portion of these loans, as well as most other loan types, are to borrowers who live in the vicinity of Chester County, Pennsylvania. While the Bank attempts to limit its exposure to downturns in the real estate market through various underwriting techniques, it remains heavily dependent on the condition of the local economy.

Included in loans receivable are nonaccrual loans past due 90 days or more in the amount of $2,267,148, $2,725,582, and $1,800,643 at September 30, 2007, 2006, and 2005, respectively. Interest income that would have been recognized on these nonaccrual loans had they been current in accordance with their original terms is $118,018, $103,107, and $117,258 in 2007, 2006, and 2005, respectively. There were no loans past due 90 days or more still accruing interest at September 30, 2007, 2006, or 2005.

As of September 30, 2007, 2006 and 2005 the Bank had impaired loans under SFAS No. 114 “Accounting by Creditors for Impairments of a Loan” with a total recorded investment of $3,500,282, $1,500,000, and $1,444,863, respectively. The allowance for loan losses related to these loans as of September 30, 2007, 2006, and 2005 were $875,071, $300,000, and $294,951, respectively. The average recorded investment in impaired loans for the years ended September 30, 2007, 2006, and 2005 was $4,791,557, $1,472,432, and $800,653, respectively. The Bank recognizes income on impaired loans on a cash basis when the loan is current and the collateral is sufficient to cover the outstanding obligation to the Bank. During the years ended September 30, 2007, 2006, and 2005 cash collected and recognized as interest income on impaired loans was $46,748, $66,632, and $86,209, respectively.

No additional funds are committed to be advanced in connection with impaired loans.

Certain officers and directors have loans with the Bank. The aggregate dollar amount of these loans outstanding to related parties along with an analysis of the activity is summarized as follows as of September 30:

2007

Balance at beginning of year	$882,167
New loans	274,000
Repayments	(250,305)

Balance at end of year	$905,862

F-20

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 4 - Loans Receivable (Continued)

At September 30, 2007, 2006 and 2005, the Bank was servicing loans for the benefit of others in the amounts of $41,208,271, $47,087,779, and $30,075,109, respectively. A summary of mortgage servicing rights included in other assets follows:

	Years Ended September 30,

	2007	2006	2005

Balance at beginning of year	$453,347	$294,507	$178,517
Amortization	(82,413)	(73,168)	(59,503)
Additions	—	232,008	225,493

Balance at end of year	$370,934	$370,934	$294,507

For 2007 and 2006, the fair value of servicing rights was determined using a base discount rate of 9.50% and prepayment speeds ranging from 5% to 10.50%, depending upon the stratification of the specific right, and a weighted average default rate of 1.75%.

No valuation allowance has been recorded at September 30, 2007 or 2006.

Note 5 - Property and Equipment

Property and equipment, net consisted of the following at September 30, 2007 and 2006:

	Estimated Useful Lives (Years)	2007	2006

Land	—	$711,249	$711,249
Building and improvements	10 - 39	11,722,185	11,489,307
Construction in process	—	4,278	44,472
Furniture, fixtures, and equipment	3 - 7	5,496,748	5,142,996

		17,934,460	17,388,024

Accumulated depreciation		(8,311,134)	(7,408,024)

		$9,623,326	$9,980,000

Depreciation expense was $903,110, $810,273, and $771,470 for the years ended September 30, 2007, 2006, and 2005, respectively.

F-21

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 6 - Deposits

Deposits classified by interest rates with percentages to total deposits at September 30, 2007 and 2006 consisted of the following:

	2007		2006

Balances by interest rate:
Tiered passbooks (0.75% to 1.19%)	$24,302,073	5.61%	$29,908,330	7.45%
Regular passbooks (1%)	13,617,371	3.14	14,120,775	3.51
Club accounts (0.85%)	242,062	0.06	254,615	0.06
Money market accounts (0.65% to 4.50%)	73,790,364	17.02	46,815,311	11.64
Checking and NOW accounts (0.50% to 3.00%)	34,649,404	7.99	31,262,853	7.77
Checking accounts (non-interest bearing)	18,646,470	4.30	21,024,431	5.23

	165,247,744	38.12	143,386,315	35.66

Certificate accounts:
1% to 3.99%	37,971,703	8.76	85,361,701	21.23
4% to 4.99%	52,043,304	12.01	85,051,096	21.15
5% to 5.99%	176,780,080	40.78	71,669,355	17.82
6% to 6.99%	1,048,312	0.24	16,209,776	4.04
7% to 7.99%	396,504	0.09	339,447	0.10

	268,239,903	61.88	258,691,375	64.34

Total	$433,487,647	100.00%	$402,077,690	100.00%

The total amount of certificates of deposit greater than $100,000 at September 30, 2007 and 2006 are $84,681,268 and $73,361,440, respectively. Amounts above $100,000 are generally not insured by the Federal Deposit Insurance Corporation (“FDIC”).

Interest expense on deposits consisted of the following for the years ended September 30, 2007, 2006, and 2005:

	2007	2006	2005

Savings accounts	$421,626	$500,036	$594,789
Checking and NOW accounts	246,004	192,468	208,838
Money market accounts	2,327,333	1,033,629	552,543
Certificates of deposit	12,391,925	10,572,555	8,813,497

	$15,386,888	$12,298,688	$10,169,667

F-22

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 6 - Deposits (Continued)

The following is a schedule of certificates of deposit maturities as of September 30, 2007:

2008	$204,249,161
2009	47,246,896
2010	7,332,174
2011	2,581,405
2012	3,875,390
Thereafter	2,954,877

$268,239,903

Deposits from related parties held by the Bank at September 30, 2007 and 2006 amounted to $2,638,483 and $1,853,632, respectively.

Note 7 - Borrowings

Under terms of its collateral agreement with the Federal Home Loan Bank (“FHLB”), the Bank maintains otherwise unencumbered qualifying assets in an amount at least as much as its borrowings.

Under an agreement with the FHLB, the Bank has a line of credit available in the amount of $50,000,000 of which $8,000,000 was outstanding at September 30, 2007. The interest rate on the line of credit was 5.11% at September 30, 2007. At September 30, 2006, the amount outstanding on the line of credit was $7,500,000. The interest rate on the line of credit was 5.30% at September 30, 2006.

The summary of long-term borrowings as of September 30, 2007 and 2006 are as follows:

	Weighted Average Rate	2007	2006

Due by September 30:
2007	—	$—	$4,000,000
2008	5.30%	3,000,000	3,000,000
2009	4.97	9,000,000	6,370,236
2010	6.39	46,386,902	45,000,000
2011	5.45	5,000,000	5,000,000

Total FHLB Advances	6.07%	$63,386,902	$63,370,236

At September 30, 2007, the Bank had a maximum borrowing capacity of approximately $315,547,000 available from the FHLB, of which $71,386,902 was outstanding, which is based on the amount of FHLB stock held or levels of other assets, including U.S. government securities, which are available for collateral.

During 2006, the Bank incurred a prepayment fee of approximately $339,000 in connection with the prepayment of $5,000,000 of FHLB advances.

F-23

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 8 - Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methods. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank would realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2007 and 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since September 30, 2007 and 2006 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following assumptions were used to estimate the fair value of the Bank’s financial instruments:

Cash and Cash Equivalents

For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities

The fair value of investment securities is based on quoted market prices.

Loans Receivable and Loans Held for Sale

The fair value of loans is estimated based on present values of cash flows using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Restricted Stock

The carrying amount of restricted stock approximates fair value based on the stock’s redemption provisions which are at par value.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Mortgage Servicing Rights

The carrying amount of mortgage servicing rights approximates fair value.

F-24

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 8- Fair Value of Financial Instruments (Continued)

Deposits

The fair value of non-interest bearing demand, passbook, checking, club and money market demand accounts is the amount reported in the financial statements. The fair value of certificates of deposit is based on a present value of cash flows estimate using rates currently offered for deposits with similar remaining maturities.

Borrowings

The fair value of advances from the Federal Home Loan Bank is estimated using discounted cash flow analyses, based on rates currently available to the Bank for advances from the Federal Home Loan Bank with similar terms and remaining maturities. For the FHLB line of credit, the carrying amount is a reasonable estimate of fair value.

Off-Balance Sheet Financial Instruments

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The carrying amount and estimated fair value of the Bank’s financial instruments as of September 30, 2007 and 2006 are as follows:

	2007		2006

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$18,966,750	$18,966,750	$7,031,640	$7,031,640
Investment securities available for sale	29,098,177	29,098,177	28,024,176	28,024,176
Investment securities held to maturity	1,479,085	1,447,035	1,733,456	1,704,176
Loans receivable, net	466,192,361	461,757,295	455,813,090	443,762,427
Loans held for sale	9,258,271	9,258,271	—	—
Accrued interest receivable:
Loans receivable	2,076,186	2,076,186	1,868,575	1,868,575
Investment securities	296,880	296,880	148,378	148,378
Mortgage-backed securities	42,511	42,511	76,274	76,274
Restricted stock	4,559,873	4,559,873	4,754,473	4,754,473
Mortgage servicing rights	370,934	370,934	453,347	453,347

Financial liabilities:
Deposits	433,487,647	429,752,500	402,077,690	400,041,119
FHLB line of credit	8,000,000	8,000,000	7,500,000	7,500,000
FHLB advances	63,386,902	64,829,150	63,370,236	64,708,807
Accrued interest payable	1,098,779	1,098,779	592,184	592,184

F-25

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 8- Fair Value of Financial Instruments (Continued)

	2007			2006

	Contract Amount	Carrying Amount	Estimated Fair Value	Contract Amount	Carrying Amount	Estimated Fair Value

Off-balance-sheet financial instruments:
Commitments to extend credit	$4,977,100	$—	$—	$1,199,000	$—	$—
Unused lines of credit	73,951,421	—	—	68,745,762	—	—

Note 9 - Income Taxes

Deferred income taxes at September 30, 2007 and 2006 are as follows:

	2007	2006

		(as restated)

Deferred tax assets:
Unrealized loss on investments available for sale	$178,069	$309,446
Allowance for loan losses	1,543,989	1,153,487
Deferred compensation	164,164	130,375
Nonaccrual interest	40,126	39,350
Other	1,308	—

Total Deferred Tax Assets	1,927,656	1,632,658

Deferred tax liabilities:
Depreciation	(214,871)	(295,324)
Mark-to-market adjustment on securities	(204,162)	(272,216)
Mortgage servicing rights	(126,118)	(154,138)
Other	(4,127)	(134)

Total Deferred Tax Liabilities	(549,278)	(721,812)

Deferred Tax Assets, Net	$1,378,378	$910,846

In tax years prior to fiscal year ended September 30, 2007, the Bank recognized the change in unrealized gains (losses) on investment securities available for sale through current taxable income for federal income tax purposes in accordance with Internal Revenue Code Section 475. For the fiscal tax year ended September 30, 2007, the Bank has requested a change in accounting method from the Internal Revenue Service to no longer recognize the change in unrealized gains (losses) on investment securities available for sale through current federal taxable income. The mark-to-market adjustment recorded at September 30, 2006 will be recognized over four years in accordance with Internal Revenue Code Section 481(a).

F-26

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 9 - Income Taxes (Continued)

Income tax expense for the years ended September 30, 2007, 2006, and 2005 was comprised of the following:

	2007	2006	2005

Federal:
Current	$1,572,089	$1,370,439	$786,110
Deferred	(598,909)	56,860	89,092

	973,180	1,427,299	875,202

State, current	149,990	361,138	233,940

	$1,123,170	$1,788,437	$1,109,142

The following is reconciliation between the statutory federal income tax rate of 34% and the effective income tax rate on income before income taxes for the years ended September 30, 2007, 2006 and 2005:

	2007	2006	2005

At federal statutory rate	$1,201,818	$1,697,610	$1,228,871
Adjustments resulting from:
State tax, net of federal benefit	98,993	238,351	154,400
Tax-exempt interest	(53,126)	(80,783)	(117,114)
Low-income housing credit	(40,902)	(40,901)	(93,001)
Earnings on bank-owned life insurance	(76,952)	(68,350)	(70,323)
Other	(6,661)	42,510	6,309

	$1,123,170	$1,788,437	$1,109,142

The Bank’s effective tax rate was 31.7%, 35.8%, and 30.7% in 2007, 2006 and 2005, respectively.

The Small Business Job Protection Act of 1996 provided for the repeal of the tax bad debt deduction computed under the percentage-of-taxable-income method. Upon repeal, the Bank was required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceeds its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank’s total tax bad debt reserves at September 30, 2007 and 2006 were approximately $1.6 million, of which $1.6 million represented the base year amount, and $-0- was subject to recapture. The Bank has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture did not impact the statements of income.

F-27

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 10 - Leases

Pursuant to the terms of a non-cancelable operating lease agreement expiring in February 2014, pertaining to bank property, future minimum rent commitments are as follows:

2008	$84,000
2009	84,000
2010	84,000
2011	84,000
2012	84,000
Thereafter	119,000

$539,000

Rental expense was $83,950, $85,838, and $56,000 for the years ended September 30, 2007, 2006, and 2005, respectively.

The Bank receives rents from the lease of office space owned by the Bank. Future minimum rental commitments under these leases are:

Years ended September 30:
2008	$256,586
2009	247,088
2010	61,393
2011	18,330
2012	18,690
Thereafter	46,685

$648,772

Note 11 - Off-Balance Sheet Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit. Such commitments involve, to varying degrees, elements of credit, and interest rate risk in excess of the amount recognized in the statements of financial condition.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

F-28

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 11 – Off-Balance Sheet Financial Instruments (Continued)

At September 30, 2007 and 2006, the following financial instruments were outstanding whose contract amounts represent credit risk:

	September 30,

	2007	2006

	(Dollars in Thousands)

Commitments to extend credit:
Future loan commitments	$4,977,100	$1,199,000
Undisbursed construction loans	43,346,232	36,445,220
Undisbursed home equity lines of credit	18,862,136	20,000,723
Undisbursed commercial lines of credit	8,566,029	9,411,091
Overdraft protection lines	900,237	964,247
Standby letters of credit	2,276,787	1,924,481

Total Commitments	$78,928,521	$69,944,762

Commitments to grant loans at fixed rates at September 30, 2007 totaled $4,560,100 and had interest rates that ranged from 5.75% to 7.25%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ranging from 45 days to 120 days or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but generally includes personal or commercial real estate.

Unfunded commitments are collateralized except for the overdraft protection lines of credit and unsecured lines of credit. The amount of collateral obtained is based on management’s credit evaluation, and generally includes personal or commercial real estate.

Note 12 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined) and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

F-29

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 12 - Regulatory Matters (Continued)

As of September 30, 2007, the most recent notification from the regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core, and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

As of September 30, 2007:
Tangible Capital (to tangible assets)	$44,321,829	8.03%	$	≥ 8,282,178	≥ 1.50%		N/A
Core Capital (to adjusted tangible assets)	44,321,829	8.03		≥ 22,085,807	≥ 4.00	$	≥ 27,607,259	≥ 5.00%
Tier 1 Capital (to risk-weighted assets)	44,321,829	10.36		≥ 17,107,318	≥ 4.00		≥ 25,660,977	≥ 6.00
Total risk-based Capital (to risk-weighted assets)	47,987,901	11.24		≥ 34,214,636	≥ 8.00		≥ 42,768,295	≥ 10.00

As of September 30, 2006:
Tangible Capital (to tangible assets)	$41,910,239	8.10%	$	≥ 7,765,554	≥ 1.50%		N/A	N/A
Core Capital (to adjusted tangible assets)	41,910,239	8.10		≥ 20,708,144	≥ 4.00	$	≥ 25,885,181	≥ 5.00%
Tier 1 Capital (to risk-weighted assets)	41,910,239	10.34		≥ 16,207,520	≥ 4.00		≥ 24,311,280	≥ 6.00
Total risk-based Capital (to risk-weighted assets)	45,002,846	11.11		≥ 32,415,040	≥ 8.00		≥ 40,518,800	≥ 10.00

The following table presents a reconciliation of the Bank’s equity determined using accounting principles generally accepted in the United States of America (US GAAP) and its regulatory capital amounts as of September 30, 2007 and 2006:

	2007	2006

Bank GAAP equity	$44,039,175	$41,419,049
Net unrealized loss on securities available-for-sale, net of income taxes	282,654	491,190

Tangible Capital, Core Capital, and Tier I Capital	44,321,829	41,910,239

Allowance for loan losses (excluding specific reserves of $875,071 and $300,000)	3,666,072	3,092,607

Total Risk-Based Capital	$47,987,901	$45,002,846

F-30

Malvern Federal Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 13 - Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s consolidated financial statements.

Note 14 – Conversion to Mutual Holding Company

On November 20, 2007, the Board of Directors approved a plan of reorganization by which the Bank will reorganize from its current status as a mutual savings bank to a mutual holding company structure. The Board of Directors also adopted a plan of stock issuance. Pursuant to the plan of reorganization and plan of stock issuance, the Bank will become a wholly owned stock-form subsidiary of Malvern Federal Bancorp, Inc., a to-be-formed Federal corporation. Upon completion of the reorganization, at least a majority of the to-be outstanding shares of common stock of Malvern Federal Bancorp, Inc. will be issued to Malvern Federal Mutual Holding Company. Consummation of the reorganization is subject to regulatory approval and approval by the Bank’s members. Pursuant to the plan of stock issuance, a minority interest in the to-be outstanding shares of Malvern Federal Bancorp, Inc. common stock will be offered for sale for cash in a subscription offering to the Bank’s members and, if necessary, a community offering or syndicated community offering and an amount equal to 2% of the to-be issued shares will be contributed to the Malvern Federal Charitable Foundation.

Upon completion of the reorganization and offering, the mutual holding company is expected to own 55.0% of the outstanding shares of common stock of Malvern Federal Bancorp, Inc., the charitable foundation will own 2.0% and the minority public stockholders will own the remaining 43.0%. The reorganization and stock issuance will be subject to the receipt of all necessary regulatory approvals including the Office of Thrift Supervision and the U.S. Securities and Exchange Commission. In the future, any payment of dividends by Malvern Federal Bancorp, Inc. will be subject to certain regulatory restrictions.

The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale of the stock. Approximately $135,000 of costs have been incurred at September 30, 2007. If the stock offering is unsuccessful these costs will be expensed.

F-31

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          You should rely only on the information contained in this prospectus. Neither Malvern Federal Bancorp, Malvern Federal Savings Bank nor Malvern Federal Mutual Holding Company has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered by this prospectus to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Malvern Federal Bancorp, Malvern Federal Savings Bank and Malvern Federal Mutual Holding Company may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

(Proposed holding company for Malvern Federal Savings Bank)

Up to 3,115,350 Shares of Common Stock

Common Stock

PROSPECTUS

Stifel Nicolaus

February 11, 2008

Dealer Prospectus Delivery Obligation

          Until the later of March 18, 2008 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.